As filed with the Securities and Exchange Commission on June 30, 2003
                                                   Registration No. 333-________
================================================================================

                             Washington, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------

                             Cheviot Financial Corp.
             (Exact Name of Registrant as Specified in its Charter)

       Federal                      6712               (To be applied for)
   (State or Other           (Primary Standard           (I.R.S. Employer
   Jurisdiction of               Industrial           Identification Number)
   Incorporation or         Classification Code
   Organization)                  Number)

         ---------------------------------------------------------------

                              3723 Glenmore Avenue
                            Cheviot, Ohio 45211-4744
                                 (513) 661-0457
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

         ---------------------------------------------------------------

            Thomas J. Linneman, President and Chief Executive Officer
                             Cheviot Financial Corp.
                              3723 Glenmore Avenue
                            Cheviot, Ohio 45211-4744
                                 (513) 661-0457

       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

         ---------------------------------------------------------------

                                   Copies to:

          Neil Ganulin, Esq.                       Alan Schick, Esq.
         Frost Brown Todd LLC             Luse Gorman Pomerenk & Schick, P.C.
            2200 PNC Center                   5335 Wisconsin Avenue, N.W.
         201 East Fifth Street                         Suite 400
      Cincinnati, Ohio 45202-4182              Washington, DC 20015-2077

         ---------------------------------------------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

         ---------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
                                                 Proposed Maximum     Proposed Maximum
   Title of Each Class of                           Aggregate         Aggregate            Amount of
         Securities            Amount to be     Offering Price Per    Offering Price     Registration
      to be Registered          Registered            Share           (1)                     Fee
-------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value  2,797,088 shares        $10.00           $27,970,880 (2)      $2,266
-------------------------------------------------------------------------------------------------------

(1)   Estimated solely for purposes of calculating the registration fee.
(2) Includes 75,000 shares to be contributed to a charitable foundation as part of the offering transaction.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

      You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Cheviot Savings Bank or Cheviot Financial Corp. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                             Cheviot Financial Corp.
               (Proposed Holding Company for Cheviot Savings Bank)

                        2,357,250 Shares of Common Stock
                 (Subject to Increase to up to 2,722,088 Shares)

                                 ---------------

                                   PROSPECTUS

                                 ---------------

                          Keefe, Bruyette & Woods, Inc.

                             ________________, 2003

Until the later of _______________, 2003 or 25 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             Cheviot Financial Corp.

                Proposed Holding Company for Cheviot Savings Bank
                        2,357,250 Shares of Common Stock

--------------------------------------------------------------------------------

      Cheviot Financial Corp. is a federally chartered corporation being organized by Cheviot Savings Bank in connection with its reorganization into the mutual holding company structure. The shares offered will represent 43.4% of the shares of common stock of Cheviot Financial Corp. to be outstanding at the midpoint of the offering. Depositors of Cheviot Savings Bank will have a priority right to purchase these shares. In addition, 75,000 of the shares to be outstanding will be contributed to Cheviot Savings Bank Charitable Foundation. At the midpoint of the offering range, our contribution to the charitable foundation will constitute 1.6% of our common stock outstanding. Cheviot Mutual Holding Company is being organized as a federally chartered mutual holding company and will own 55.0% of the outstanding common stock of Cheviot Financial Corp. upon completion of the reorganization. Cheviot Financial Corp. has applied to have its common stock quoted on the Nasdaq SmallCap Market under the symbol "__________."

--------------------------------------------------------------------------------

                              TERMS OF THE OFFERING
                             Price: $10.00 per share

                                                         Minimum       Maximum
                                                       -----------   -----------
Number of shares ...................................     1,722,750     2,357,250
Underwriting commissions and other expenses ........   $   972,000   $ 1,051,000
Net proceeds to Cheviot Financial Corp. ............   $16,255,500   $22,521,500
Net proceeds per share to Cheviot Financial Corp. ..   $      9.44   $      9.55

                  We may sell up to 2,722,088 shares because of
      regulatory considerations or changes in market or economic conditions without the resolicitation of subscribers.

                            -------------------------

   This investment involves a degree of risk, including the possible loss of principal.

              Please read the "Risk Factors" beginning on page 20.

      These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

      Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      We are offering the common stock on a best efforts basis, subject to certain conditions. Keefe, Bruyette & Woods, Inc. will assist us in our selling efforts. Keefe, Bruyette & Woods, Inc. is not obliged to purchase any shares in the offering. Purchasers will not pay commissions in connection with the sale of common stock in the offering. If we do not receive orders for the minimum number of shares offered, the offering will be terminated. This offering is expected to terminate at 12:00 Noon, Cincinnati time, on _______________, 2003. We may extend this expiration date without notice to you, until _______________, 2003, unless the Office of Thrift Supervision approves a later date. The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond _______________, 2003. If the offering is extended beyond _______________, 2003, subscriptions will be refunded with interest at our passbook savings rate, and we will be required to resolicit subscriptions received in the offering. Funds received prior to the completion of the offering will be held in an account at Cheviot Savings Bank and will bear interest at our passbook savings rate. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

          -------------------------------------------------------------

                          KEEFE, BRUYETTE & WOODS, INC.

          -------------------------------------------------------------

          The date of this prospectus is _______________________, 2003

                                      [MAP]

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING...............................1

SUMMARY......................................................................6

SELECTED FINANCIAL AND OTHER DATA...........................................18

RISK FACTORS................................................................20

FORWARD LOOKING STATEMENTS..................................................26

CHEVIOT SAVINGS BANK........................................................27

CHEVIOT FINANCIAL CORP......................................................27

CHEVIOT MUTUAL HOLDING COMPANY..............................................27

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING.........................28

OUR POLICY REGARDING DIVIDENDS..............................................29

MARKET FOR THE COMMON STOCK.................................................30

REGULATORY CAPITAL COMPLIANCE...............................................32

CAPITALIZATION..............................................................33

PRO FORMA DATA..............................................................35

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE
      FOUNDATION ...........................................................40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
      OPERATIONS............................................................41

BUSINESS OF CHEVIOT FINANCIAL CORP..........................................55

BUSINESS OF CHEVIOT SAVINGS BANK............................................55

FEDERAL AND STATE TAXATION..................................................78

REGULATION..................................................................80

MANAGEMENT..................................................................92

THE REORGANIZATION AND OFFERING............................................104

RESTRICTIONS ON ACQUISITION OF CHEVIOT FINANCIAL CORP......................125

CHEVIOT SAVINGS BANK CHARITABLE FOUNDATION.................................128

DESCRIPTION OF CAPITAL STOCK...............................................132

TRANSFER AGENT AND REGISTRAR...............................................133

LEGAL AND TAX MATTERS......................................................134

EXPERTS....................................................................134

REGISTRATION REQUIREMENTS..................................................134

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION................................134

INDEX TO FINANCIAL STATEMENTS..............................................F-1

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

      The following are answers to frequently asked questions. You should read this entire prospectus, including "Risk Factors" beginning on page 20, for more information.

Q.    What is the purpose of the reorganization?

A. The reorganization will provide Cheviot Savings Bank with an additional source of capital to better serve the needs of the local community through: increasing lending to support continued growth; opening or acquiring additional branch offices; and expanding the financial products and services it currently offers.

      Proceeds may also be used to allow Cheviot Financial Corp. to finance the acquisition of other financial institutions and related businesses, although no mergers or acquisitions are planned at the present time; pay dividends to stockholders; repurchase shares of our common stock and use the net proceeds for other general corporate purposes.

Q.    Will the reorganization affect any of my deposit or loan accounts?

A. No. The reorganization will not affect the balance or terms of any deposit or loan account. Your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. Your deposit account is not being converted to stock.

Q.    Do depositors have to buy stock?

A. No. However, the reorganization will allow Cheviot Savings Bank's depositors an opportunity to buy stock and become charter stockholders of Cheviot Financial Corp.

Q.    How many shares of stock are being offered and at what price?

A. We are offering for sale up to 2,357,250 shares of common stock at a subscription price of $10.00 per share. We must sell at least 1,722,750 shares. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser retained by us to determine our market value concludes that the market value has increased, we may sell up to 2,722,088 shares without notice to you.

Q.    What happens if we do not sell the minimum amount of shares being offered?

A. If we do not sell at least the minimum amount, or 1,722,750 shares, in the offering, then we will not sell any shares and the offering will be terminated. Purchase orders will be cancelled and any funds received by us from investors will be refunded promptly with interest at our passbook rate.

Q.    Who may purchase shares of common stock in the offering?

A. Rights to subscribe for common stock have been granted under our plan of reorganization to the following persons in the following descending order of priority:

      1. Cheviot Savings Bank depositors with $50.00 or more on deposit as of April 30, 2002;

      2. Our tax-qualified employee stock benefit plans, including our employee stock ownership plan;

      3. Cheviot Savings Bank depositors with $50.00 or more on deposit as of _________________, 2003; and

      4. Other Cheviot Savings Bank depositors on _______________, 2003, the voting record date for the special meeting of depositors, who do not already have subscription rights in the above priorities.

      If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to people who reside in Hamilton County, Ohio.

Q. What factors should I consider when deciding whether to purchase shares of stock offered in this offering?

A. There are many important factors for you to consider before making an investment decision, such as our profitability, lending activities and the competition we face for our products and services, as well as the suitability of the investment for your purposes. Factors you should consider are included in this prospectus. Therefore, you should read this entire prospectus before making your investment decision.

Q.    Will I be charged a commission?

A. No. You will not be charged a commission or fee to purchase shares in the conversion.

Q.    How much stock may I buy?

A. The minimum order is 25 shares. Generally, no person or group of persons on a single account may purchase more than $125,000 of common stock (which equals 12,500 shares) in the subscription offering, and no person, either alone or together with associates and persons acting in concert with such person, may purchase more than $250,000 of common stock (which equals 25,000 shares).

Q.    Does Cheviot Financial Corp. plan to pay dividends on the common stock?

A. Yes. After the offering, we intend to pay an annual cash dividend on our common stock at an initial rate of $0.20 per share to be payable quarterly at the rate of $0.05 per share. Continued payment depends upon a number of factors and no assurances can be given that any dividends will be paid, or that, if paid, such dividends will be at the same level in future periods.

Q.    How do I sell my stock after I purchase it?

A. After shares of common stock begin trading, you may contact a stockbroker to buy or sell shares. We have applied to have our stock traded on the Nasdaq SmallCap Market under the trading symbol "________". There can be no assurance that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid. There may also be a wide spread between the bid and asked price for our common stock.

Q. Will my stock be covered by deposit insurance or guaranteed by any governmental agency?

A. No. Unlike insured deposit accounts at Cheviot Savings Bank, our common stock, like other common stock, will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q.    When is the deadline for subscribing for stock?

A. We must receive a properly signed and completed order form with the required payment no later than 12:00 Noon, Cincinnati time, on _________________, 2003.

Q.    Can the deadline for subscribing for stock be extended?

A. If we do not receive sufficient orders, we can extend the offering beyond ____________, 2003. We must complete any offering to the general public within 45 days after the close of the subscription offering, unless we receive regulatory approval to further extend the offering. No single extension can exceed 90 days, and the extensions may not go beyond __________________, 2005.

Q.    How do I subscribe for stock?

A. First, you should read this entire prospectus carefully. Then, complete, sign and return the enclosed stock order form, together with your payment. Subscription orders may be delivered in person to our Stock Information Center during regular banking hours, or by mail in the enclosed business reply envelope. If the stock offering is not completed by _______________, 2003 and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be cancelled.

Q.    Can I change my mind after I place an order to subscribe for stock?

A. No. Once we receive your order, you cannot cancel or change it without our consent. If we intend to sell fewer than 1,722,750 shares or more than 2,722,088 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook rate. If we extend the offering beyond ________________, 2003, we will return all subscription funds with interest at our passbook rate and we will be required to resolicit subscriptions received in the offering.

Q.    How can I pay for the stock?

A. You have two options: (1) you can pay by check or money order, or (2) you can authorize a withdrawal from your deposit account at Cheviot Savings Bank (without any penalty for early withdrawal).

Q.    May I obtain a loan from Cheviot Savings Bank to pay for my stock?

A. No. Federal law prohibits Cheviot Savings Bank from knowingly loaning funds to purchase stock in the offering. However, other financial institutions may make such a loan.

Q. As an eligible depositor placing an order in the subscription offering, may I register the shares in someone else's name?

A. No. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

Q.    Can I purchase stock on behalf of someone else?

A. No. You may not transfer the subscription rights that you have as a depositor at Cheviot Savings Bank. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not honor orders for shares of the common stock by anyone believed by us to be a party to such an agreement, and we will pursue all legal remedies against any person who is a party to such an agreement.

Q.    Will I receive interest on my subscription payment?

A. Yes. You will receive interest on your subscription funds at our passbook rate from the time we receive your funds until completion or termination of the conversion. If you authorize payment by withdrawal from an account at Cheviot Savings Bank, your funds will continue to earn interest at the account rate until completion of the reorganization.

Q. Can I subscribe for stock using funds in my individual retirement account at Cheviot Savings Bank?

A. No. You cannot purchase stock with your existing IRA at Cheviot Savings Bank. You must establish a self-directed IRA with an outside trustee to subscribe for stock using your IRA funds. Please call our Stock Information Center at (513) ________ to get more information. The transfer of IRA funds takes time, so please make arrangements as soon as possible.

Q.    What happens if there are not enough shares of stock to fill all orders?

A. If there is an oversubscription, then you might not receive any or all of the shares you want to purchase. We will allocate shares in the order of priority established in our plan of reorganization.

Q. Can my Cheviot Savings Bank local branch assist me with purchasing shares or completing the stock order form?

A. No. Our branch personnel may not, by law, assist with investment-related questions about the stock offering. We have established a Stock Information Center staffed by registered representatives who can assist you. You may call the Stock Information Center at the number below.

Q. Who can help answer any other questions I might have about the stock offering?

A. For answers to other questions, we encourage your to read this prospectus. You may direct your questions to our Stock Information Center at (513) __________. You may also visit our Stock Information Center, which is located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744. The Stock Information Center is open Monday through Friday from 9:00 a.m. to 4:00 p.m., Cincinnati time.

      To ensure that each person receives a prospectus at least 48 hours prior to the expiration date of the offering in accordance with federal law, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date.

                                     SUMMARY

      The following summary explains the significant aspects of the reorganization and the offering of Cheviot Financial Corp. common stock. It may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the financial statements and the notes to the financial statements.

      When used in this summary and elsewhere in this prospectus, terms such as "we," "our" and similar terms refer to Cheviot Financial Corp., an Ohio corporation, or, as indicated by the context, Cheviot Financial Corp., Cheviot Savings Bank or Cheviot Mutual Holding Company.

The Reorganization and Stock Offering.

      Cheviot Savings Bank is a state chartered mutual savings and loan association headquartered in Cheviot, Ohio. We are reorganizing into the mutual holding company structure. As part of the reorganization, Cheviot Financial Corp. is offering for sale between 1,722,750 and 2,357,250 shares to the public, or 43.4% of the shares to be outstanding at the midpoint of the offering. In addition, 75,000 shares will be contributed to the Cheviot Savings Bank Charitable Foundation to be established by us. At the midpoint of the offering range, this contribution will equal 1.6% of the common stock outstanding. Cheviot Mutual Holding Company, a federally chartered mutual holding company, will own 55.0% of the outstanding common stock of Cheviot Financial Corp. After the reorganization, Cheviot Financial Corp. will own 100% of the stock of Cheviot Savings Bank.

      This chart shows our new structure after the reorganization:

                         [ORGANIZATIONAL CHART OMITTED]

      The reorganization has been structured as a tax-free reorganization under federal and state tax law. For further information regarding the tax-free nature of the reorganization, see "The Reorganization and Offering - Federal and State Tax Consequences of the Reorganization."

The Mutual Holding Company Structure.

      The mutual holding company structure differs in significant respects from the holding company structure used in a standard mutual to stock conversion. A savings and loan converting to the stock form using the mutual holding company structure sells only a minority of its to be outstanding shares to the public. Following our reorganization, Cheviot Mutual Holding Company will hold a majority of the shares of Cheviot Financial Corp.'s outstanding common stock. The same directors and officers who manage Cheviot Savings Bank will manage Cheviot Financial Corp. and Cheviot Mutual Holding Company. We are utilizing the mutual holding company structure to achieve the benefits of a stock company without the risk of loss of control that we believe is associated with a complete conversion from mutual to stock form.

The Companies.

Cheviot Savings Bank

      Formerly known as the Cheviot Building and Loan Association, we are a state chartered mutual savings and loan association, headquartered in Cheviot, Ohio. Established in 1911 as an Ohio chartered mutual savings and loan association, we are converting to a state stock savings and loan association as part of our mutual holding company reorganization and related stock offering.

      At March 31, 2003, we had total assets of $243.8 million, total deposits of $195.3 million, and retained earnings of $35.9 million. We are a community and customer oriented savings and loan operating four full-service offices in Hamilton County, Ohio, which we consider our primary market area. We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

      Cheviot Savings Bank's executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number is (513) 661-0457.

      The following are highlights of Cheviot Savings Bank's operations:

      o a 92 year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

      o     a commitment to single family residential mortgage lending;

      o maintaining capital strength and exceeding regulatory "well capitalized" capital requirements; and

      o a business strategy designed to expand our banking relationships with existing and future customers.

      See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy."

Cheviot Financial Corp.

      Cheviot Financial Corp. has not engaged in any business to date. Cheviot Financial Corp. will be formed effective upon completion of the reorganization and will own all of the common stock of Cheviot Savings Bank. Purchasers in the offering will own 43.4% of Cheviot Financial Corp.'s common stock at the midpoint of the offering, Cheviot Savings Bank Charitable Foundation will own 1.6% of the shares of Cheviot Financial Corp. common stock at the midpoint of the offering, and Cheviot Mutual Holding Company will own 55.0% of the shares of Cheviot Financial Corp. common stock at the midpoint of the offering. See "Business of Cheviot Financial Corp." In addition to our contribution of 75,000 shares of common stock, Cheviot Savings Bank will contribute $750,000 in cash to the Cheviot Savings Bank Charitable Foundation.

      Cheviot Financial Corp.'s executive offices will be located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number will be
(513) 661-0457.

Cheviot Mutual Holding Company

      Cheviot Mutual Holding Company has not engaged in any business to date. Cheviot Mutual Holding Company will be formed effective upon completion of the reorganization. As long as we operate in the mutual holding company structure, Cheviot Mutual Holding Company must own at least a majority of the outstanding common stock of Cheviot Financial Corp. We do not expect that Cheviot Mutual Holding Company will engage in any business activity other than owning a majority of the common stock of Cheviot Financial Corp.

      Cheviot Mutual Holding Company's executive offices will be located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number will be
(513) 661-0457.

Reasons for the Reorganization.

      The primary purpose of the reorganization is to establish a structure that
(1) will enable us to compete and expand more effectively in the financial services marketplace, and (2) will enable our depositors, employees, management and directors to obtain an equity ownership interest in, and thereby participate in the future success of, Cheviot Savings Bank.

      Our new structure will permit Cheviot Financial Corp. to issue capital stock, which is a source of capital not available to a mutual savings and loan association. Since only a minority of the common stock will be sold in the reorganization, our current mutual form of ownership and our ability to remain an independent and community oriented savings and loan will be preserved.

      The reorganization into a mutual holding company is intended to provide the following benefits:

      o to permit us to expand our operations through the acquisition of financial institutions or their assets or through diversification into related financial services businesses, such as insurance, financial planning and investment management companies, although no transactions are specifically being considered at this time;

      o     greater flexibility to diversify into other financial services;

      o broader investment opportunities through the holding company structure; and

      o better capital management tools, including the ability to pay cash dividends and repurchase shares of our common stock.

      In addition, the reorganization will allow Cheviot Financial Corp. to establish stock benefit plans for management, directors and employees, including stock option plans, stock recognition and retention plans and an employee stock ownership plan, in order to allow us to retain and attract qualified personnel.

      The board of directors of Cheviot Savings Bank unanimously approved the reorganization as being in the best interests of Cheviot Savings Bank, our depositors and the communities we serve.

Terms of the Offering.

      We are offering between 1,722,750 and 2,357,250 shares of common stock of Cheviot Financial Corp. to qualifying depositors, our tax-qualified employee plans and possibly to the public. The maximum number of shares that we sell in the offering may increase by up to 15%, to 2,722,088 shares, as a result of regulatory considerations, strong demand for the shares in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. The increase in the offering range may also occur to fill the purchase order of our employee stock ownership plan. Unless the number of shares to be sold is increased to more than 2,722,088, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Keefe, Bruyette & Woods, Inc., our marketing advisor in connection with the reorganization, will use its best efforts to assist us in selling our stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering.

      We are offering the shares of common stock of Cheviot Financial Corp. in a "subscription offering" in the order of priority listed below:

      (1) Depositors with accounts at Cheviot Savings Bank with aggregate balances of at least $50.00 on April 30, 2002;

      (2) The tax-qualified employee benefit plans of Cheviot Savings Bank (including the employee stock ownership plan), which will provide retirement benefits to our employees;

      (3) Depositors with accounts at Cheviot Savings Bank with aggregate balances of at least $50.00 on ____________________, 2003; and

      (4) Other depositors of Cheviot Savings Bank on __________________, 2003, the voting record date for the special meeting of depositors, who do not already have subscription rights in the above priorities.

      The shares of common stock not purchased in the subscription offering will be offered in a "direct community offering," with preference to natural persons residing in Hamilton County, Ohio. Shares may also be offered to the general public. The direct community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering through a syndicate of brokers in a "syndicated community offering" managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject orders received in the direct community offering and the syndicated community offering at our sole discretion.

How We Determined the Offering Range and the $10.00 Price Per Share.

      The offering range is based on an independent valuation prepared by RP Financial LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive a fee of $35,000 for preparing the independent appraisal.

      The appraisal incorporated an analysis of a peer group of publicly-traded mutual holding company institutions that RP Financial considered to be comparable to Cheviot Financial Corp. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies, with such ratios adjusted to their fully converted equivalent basis. RP Financial applied the peer group's fully-converted pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between Cheviot Financial Corp. and the peer group, to Cheviot Financial Corp.'s pro forma earnings and book value to derive the estimated pro forma market value of Cheviot Financial Corp.

      RP Financial has estimated that as of June 13, 2003 the pro forma market value of Cheviot Financial Corp. ranged from a minimum of $39,950,000 to a maximum of $54,050,000 with a midpoint of $47,000,000. Based on this valuation and the $10.00 per share price, the number of shares of common stock being issued by Cheviot Financial Corp. will range from 3,995,000 shares to 5,405,000 shares. The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganizations of mutual savings and loan associations. Cheviot Financial Corp. is offering between 1,722,750 shares and 2,357,250 shares to depositors and the public, or 43.4% of the shares to be outstanding at the midpoint of the offering. In addition, we will issue 75,000 shares, or 1.6% of the shares to be outstanding at the midpoint of the offering (together with $750,000 in cash), to Cheviot Savings Bank Charitable Foundation. The establishment of the charitable foundation has the effect of reducing the valuation of Cheviot Financial Corp. See "Comparison of Valuation and Pro Forma Information With and Without The Foundation."

      The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for Cheviot Financial Corp. on a fully-converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, Cheviot Financial Corp.'s pro forma fully converted pricing ratios at the maximum of the offering range indicated a discount of 14.7% on a price-to-earnings basis and a discount of 29.7% on a price-to-book basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the reorganization.

                                         Fully Converted      Fully Converted
                                          Equivalent Pro       Equivalent Pro
                                          Forma Price to       Forma Price to
                                        Earnings Multiple     Book Value Ratio
                                        -----------------     ----------------
Cheviot Financial Corp.
      Maximum.......................            21.62 x              66.87%
      Minimum.......................            16.23                58.24

Valuation of peer group companies
as of June 13, 2003
      Averages......................            25.34 x              95.10%
      Medians.......................            26.05                92.87

The independent appraisal does not indicate market value. Do not assume or expect that the valuation of Cheviot Financial Corp. as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization.

      The independent appraisal will be updated before we complete the offering and reorganization. Any changes in the appraisal would be subject to Office of Thrift Supervision approval. The estimated pro forma market value of Cheviot Financial Corp. may be increased by up to 15%, to up to $62,157,000. If this occurs, the maximum number of shares sold to depositors and the public will increase proportionately. See "Pro Forma Data."

Limits on Your Purchase of the Common Stock.

      The minimum purchase is $250 (25 shares). No individual, or individuals through a single account, may purchase more than $125,000 (12,500 shares). If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed $250,000:

      o     relatives of you or your spouse living in your house;

      o companies, trusts or other entities in which you have an interest or hold a position;

      o     other persons who may be acting together with you.

      We may increase or decrease the purchase limitations at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares on an equal number of shares per order basis, until we fill all orders. The employee stock ownership plan is authorized to purchase up to 8% of the shares sold in the offering without regard to these purchase limitations. For example, the employee stock ownership plan may purchase up to 143,820 and 194,580 shares of common stock, respectively, at the minimum and maximum of the offering range. For additional information on these purchase limitations see "The Reorganization and Offering-- Limitations on Purchases of Common Stock."

How You May Pay for Your Shares.

      In the subscription offering and the direct community offering you may pay for your shares only by:

      (1)   personal check, bank check or money order; or

      (2) authorizing us to withdraw money from your deposit accounts maintained with Cheviot Savings Bank.

      Cheviot Savings Bank cannot lend funds to anyone for the purpose of purchasing shares.

You May Not Sell or Transfer Your Subscription Rights.

      If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualifying account is so registered.

Deadline for Orders of Common Stock.

      If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received by Cheviot Savings Bank no later than 12:00 Noon, Cincinnati time, on _______________, 2003, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing your order form to one of our full-service branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond _______________, 2003. The Office of Thrift Supervision and the Ohio Department of Financial Institutions have approved the reorganization; however, because the completion of the reorganization and stock offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization.

Termination of the Offering.

      The subscription offering will terminate at 12:00 Noon, Cincinnati time, on _______________, 2003. We expect that the direct community offering would terminate at the same time. We may extend this expiration date without notice to you until _______________, 2003, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond _______________, 2003, subscriptions will be refunded with interest at our passbook savings rates and we will be required to resolicit subscriptions before proceeding with the offering. All further extensions, in the aggregate, may not last beyond _______________, 2003.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares.

      If we do not receive orders for at least 1,722,750 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the purchase limitations and we may seek regulatory approval to extend the offering beyond the _______________, 2003 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering. See "The Reorganization and Offering-- Limitations on Purchases of Common Stock."

Our Contribution of Stock and Cash to Cheviot Savings Bank Charitable
Foundation.

      To further our commitment to our local community, we intend to establish the Cheviot Savings Bank Charitable Foundation as part of the reorganization. We will make a contribution to Cheviot Savings Bank Charitable Foundation in the form of shares of common stock and cash. The number of shares of common stock to be contributed to Cheviot Savings Bank Charitable Foundation will be 75,000 shares, or 1.6% of the shares to be outstanding at the midpoint of the offering, having an initial market value of $750,000. The balance of the contribution will consist of $750,000 in cash paid by Cheviot Savings Bank. As a result of the contribution of cash and stock at the midpoint of the offering to Cheviot Savings Bank Charitable Foundation, Cheviot Financial Corp. will record a pre-tax expense of $1.5 million in fiscal 2004. Cheviot Savings Bank Charitable Foundation will be dedicated exclusively to supporting charitable causes and community development activities.

      The issuance of these additional shares of common stock to Cheviot Savings Bank Charitable Foundation will:

      o dilute the voting interests of purchasers of Cheviot Financial Corp. common stock in this offering, and

      o result in an expense, and a reduction in earnings, equal to the full amount of the contribution to the charitable foundation, offset in part by the available tax benefit, during the quarter in which the contribution is made.

      See "Risk Factors - The Contribution of Shares and Cash to Cheviot Savings Bank Charitable Foundation Will Dilute Your Ownership Interests and Adversely Impact Net Earnings in 2004," "Comparison of Valuation and Pro Forma Information With and Without the

Foundation" and "The Reorganization and Offering - Establishment of Cheviot Savings Bank Charitable Foundation."

Market for the Common Stock.

      We expect to receive conditional approval for the common stock of Cheviot Financial Corp. to be quoted on the Nasdaq SmallCap Market under the symbol "_____". Keefe, Bruyette & Woods, Inc. currently intends to make a market in the common stock but it is under no obligation to do so. See "Market For The Common Stock."

How We Intend to Use the Proceeds We Raise from the Offering.

      Assuming we sell 2,040,000 shares (the midpoint) in the offering and we have net proceeds of $19,387,580, we intend to distribute the net proceeds as follows:

      o $9.7 million (approximately 50% of the net proceeds) will be contributed to Cheviot Savings Bank for general corporate purposes;

      o $1.7 million (approximately 8.0% of the net proceeds) will be loaned to the employee stock ownership plan to fund its purchase of common stock; and

      o $7.3 million (approximately 38.1% of the net proceeds) will be retained by Cheviot Financial Corp.; and

      o $750,000 (approximately 3.9% of the net proceeds) will be contributed to the charitable foundation.

      Cheviot Financial Corp. may use the net proceeds retained from the offering to invest in securities, to finance the possible acquisition of other financial institutions and other financial service businesses, to pay dividends and for other general corporate purposes, including possibly the repurchase of shares of common stock in accordance with regulatory requirements. Cheviot Savings Bank may use the proceeds it receives to make loans, to purchase securities, to expand its retail banking franchise internally or through acquisitions, and for general corporate purposes. See "How We Intend To Use The Proceeds From The Offering." Neither Cheviot Savings Bank nor Cheviot Financial Corp. is considering any specific acquisition or expansion transaction at this time.

Our Policy Regarding Dividends.

      Cheviot Financial Corp. intends to pay an annual cash dividend per share of $0.20 payable quarterly at the rate of $0.05 per share. The payment of dividends is expected to commence in the first full quarter after the reorganization. For a discussion of Cheviot Financial Corp.'s anticipated dividend policy, including restrictions on its ability to pay dividends, see "Our Policy Regarding Dividends."

Benefits to Management and Potential Dilution to Stockholders Resulting from the Reorganization.

      Our employee stock ownership plan expects to purchase up to 8.0% of the shares we sell in the offering, or 194,580 shares, assuming we sell the maximum number of shares proposed to be sold. If we sell more than 2,357,250 shares in the offering, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8.0% of the shares sold. This plan is a tax-qualified retirement plan for all eligible employees. Assuming the employee stock ownership plan purchases 194,580 shares in the offering, Cheviot Financial Corp. will recognize additional compensation expense of $1,945,800 over a period of 10 years from the consummation of the reorganization, or approximately $194,580 per year, assuming the shares have a fair market value of $10.00 per share for the full 10-year period. If, in the future, the shares have a fair market value greater or less than $10.00, compensation expense will increase or decrease accordingly.

      The plan of reorganization authorizes us to grant and issue common stock to non-tax qualified employees plans and tax qualified employee plans, other than the employee stock ownership plan, in an aggregate amount of up to 25% of the shares of common stock outstanding held by persons other than Cheviot Mutual Holding Company at the close of the stock offering. Notwithstanding the foregoing, we intend to implement two additional stock-based incentive plans, which implementation requires stockholder approval. The stock recognition and retention plan is a restricted stock plan that would reserve an amount equal to 4% of the shares sold in the offering (assuming Cheviot Savings Bank has a tangible capital-to-assets ratio in excess of 10%), or 97,290 shares at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. More than 4% of the shares sold in the offering may be reserved under the stock recognition and retention plan if the plan is implemented more than one year after the reorganization. If the shares awarded under the stock recognition plan come from authorized but unissued shares, stockholders would experience dilution of approximately 4% in their ownership interest in Cheviot Financial Corp. The second plan would be a stock option plan and would reserve an amount equal to 10% of the shares sold in the offering, or up to 243,225 shares at the maximum of the offering range, for key employees and directors upon their exercise. If the shares issued upon the exercise of options come from authorized but unissued shares, stockholders' ownership interest in Cheviot Financial Corp. would be diluted by approximately 10%. Awards made under these plans would be subject to vesting over a period of years. Moreover, the Financial Accounting Standards Board has indicated that companies may be required to expense the cost of stock options granted to officers, directors and employees. Based upon the Financial Accounting Standards Board's final rules, we may have to expense the cost of stock options, which will increase our compensation costs.

      The following table summarizes the number of shares and aggregate dollar value of grants that are expected under the new stock recognition and retention plan, the new stock option plan and the employee stock ownership plan as a result of the reorganization. A portion of the stock grants shown in the table below would be made to non-management employees. The value of shares shown in the table assumes a value of $10.00 per share, the price at which shares in the offering will be sold.

                                      Number of Shares to be Granted                          Value of Grants (1)
                                 ------------------------------------------                ---------------------------
                                                                              Dilution
                                                                  As a        Resulting
                                                               Percentage       from
                                      At             At        of Common     Issuance of
                                    Minimum       Maximum     Stock to be    Shares for     At Minimum    At Maximum
                                  Of Offering   Of Offering   Sold in the       Stock      of Offering   of Offering
                                     Range         Range        Offering    Benefit Plans     Range         Range
                                 -------------- ------------- ------------- -------------- ------------- -------------
Employee stock ownership plan       143,820       194,580          8.0%          N/A       $1,438,200    $1,945,800
Recognition and retention plan       71,910        97,290          4.0%          4.0%         719,100       972,900
Stock option plan                   179,775       243,225         10.0%         10.0%              --            --
                                    -------       -------         ----          ----       ----------    ----------
         Total                      395,505       535,095         22.0%         14.0%      $2,157,300    $2,918,700
                                    =======       =======         ====          ====       ==========    ==========

----------
(1) The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 pre share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. As a result, value can be received under an option only if the market price of the common stock increases after the option grant.

      The plan of reorganization does provide limitations on the amount of shares that our officers, directors, employees and benefit plans may acquire in the offering. See - "The Reorganization and Offering - Limitations on Purchases of Common Stock."

Employment Agreement and Change in Control Severance Agreements.

      We intend to enter into a three-year employment agreement with Thomas J. Linneman, our President and Chief Executive Officer, and change in control severance agreements with Jeffrey J. Lenzer, our Vice President/Lending, and Kevin M. Kappa, our Vice President/Compliance Officer. The employment agreement provides that Mr. Linneman would receive certain severance payments in the event of the termination of his employment under certain circumstances including a change in control of Cheviot Savings Bank or Cheviot Financial Corp. The change in control severance agreements provide that the executive would receive severance payments upon the termination of their employment in the event of a change in control of Cheviot Savings Bank or Cheviot Financial Corp. For details concerning the amount of the payments and the events which trigger such payment, see "Management - Benefit Plans."

Possible Conversion of Cheviot Mutual Holding Company to Stock Form.

      In the future, Cheviot Mutual Holding Company may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, depositors of Cheviot Savings Bank would have subscription rights to purchase shares of Cheviot Financial Corp. and the stockholders of Cheviot Financial Corp. would exchange their shares of common stock for shares of the converted Cheviot Mutual Holding Company in a manner that is fair and reasonable to the stockholders. The exchange ratio for the public stockholders would be based on the pro forma market valuation of Cheviot Financial Corp. at the closing of the second-step conversion. The exchange ratio would be determined based upon numerous factors, including the financial condition and results of operations of Cheviot Financial Corp. at the time of the second step transaction, market conditions then prevailing in general and with respect to financial institutions in particular, and regulatory review. A higher pro forma market valuation in a second-step conversion increases the exchange ratio that would be received by the public stockholders. Cheviot Financial Corp.'s public stockholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. See "Regulation--Holding Company Regulation--Conversion of Cheviot Mutual Holding Company to Stock Form." The board of directors has no current plan to undertake a "second-step conversion" transaction.

We Believe That Subscription Rights Have No Value, But The Internal Revenue Service May Disagree.

      Our tax counsel, Frost Brown Todd LLC, has provided us an opinion that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. Whether or not the subscription rights in fact have value for tax purposes is dependent upon all of the facts and circumstances that occur. If the Internal Revenue Service determines that subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and Cheviot Financial Corp. could recognize gain on such distribution. See "The Reorganization and Offering--Federal and State Tax Consequences of the Reorganization."

How You May Obtain Additional Information Regarding the Reorganization.

      If you have any questions regarding the reorganization, please call our Stock Information Center at (513) __________, Monday through Friday between 9:00 a.m. and 4:00 p.m., Cincinnati time.

                        SELECTED FINANCIAL AND OTHER DATA

      The following tables set forth selected financial and other data of Cheviot Savings Bank at the dates and for the periods presented. The financial information for the years ended March 31, 2003, 2002 and 2001 is derived in part from, and should be read together with, the audited Financial Statements and Notes thereto beginning at page F-1 of this prospectus. The information as of March 31, 2000 and 1999 and for the years ended March 31, 2000 and 1999 have been derived from the audited financial statements that are not included in this prospectus.

                                                                            At March 31,
                                                        ----------------------------------------------------
                                                          2003       2002       2001       2000       1999
                                                        --------   --------   --------   --------   --------
                                                                           (In thousands)
Selected Financial Condition Data:
Total assets ........................................   $243,784   $229,001   $227,032   $216,841   $226,785
Cash and cash equivalents ...........................     24,408     21,195     37,747      8,138     37,101
Investment securities held to maturity - at cost ....      6,146     11,244      8,078     21,034     11,169
Mortgage-backed securities held to maturity - at cost     23,593     22,961     28,848     38,850     44,739
Loans receivable,  net (1) ..........................    182,444    166,550    143,547    139,076    126,099
Deposits ............................................    195,312    190,172    193,612    185,462    195,450
Advances from the Federal Home Loan Bank ............     10,765      3,948         --         --      1,284
Retained earnings - substantially restricted ........     35,932     33,543     31,962     30,394     28,826

Allowance for loan losses ...........................        735        483        239      1,103      2,421
Nonperforming loans .................................        215        596        528      2,002      6,307

                                                                       For the Year Ended March 31,
                                                        ----------------------------------------------------
                                                          2003       2002       2001       2000       1999
                                                        --------   --------   --------   --------   --------
                                                                           (In thousands)
Selected Operating Data:
Total interest income ...............................   $ 14,068   $ 14,494   $ 15,421   $ 14,818   $ 15,853
Total interest expense ..............................      5,926      8,355      9,546      8,774      9,894
                                                        --------   --------   --------   --------   --------
Net interest income .................................      8,142      6,139      5,875      6,044      5,959
Provision for losses on loans .......................        250        312         --         --      1,000
                                                        --------   --------   --------   --------   --------
Net interest income after provision for losses on ...      7,892      5,827      5,875      6,044      4,959
loans
Total other income ..................................        263        506        502        170        273
Total general, administrative, and other expense ....      4,530      3,936      4,000      3,838      3,622
                                                        --------   --------   --------   --------   --------
Earnings before income taxes ........................      3,625      2,397      2,377      2,376      1,610
Federal income taxes ................................      1,236        816        809        808        548
                                                        --------   --------   --------   --------   --------
Net earnings ........................................   $  2,389   $  1,581   $  1,568   $  1,568   $  1,062
                                                        ========   ========   ========   ========   ========

----------
(1)   Includes $235,000 of loans held for sale at March 31, 2003.

                                                                         At or For the Year Ended March 31,
                                                                 ----------------------------------------------------
                                                                   2003       2002       2001       2000       1999
                                                                 --------   --------   --------   --------   --------
Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets ...................................       0.99%       0.70%       0.71%      0.71%     0.47%
Return on average equity ...................................       6.83        4.84        5.01       5.29      3.73
Average equity to average assets ...........................      14.56       14.55       14.16      13.48     12.49
Equity to total assets at end of period ....................      14.74       14.65       14.08      14.02     12.71
Interest rate spread (2) ...................................       3.09        2.33        2.23       2.39      2.27
Net interest margin (2) ....................................       3.50        2.85        2.78       2.86      2.73
Average interest-earning assets to average interest-bearing
liabilities ................................................     115.76      113.49      112.22     111.55    110.13
Total general, administrative and other expenses to average
total assets ...............................................       1.89        1.75        1.81       1.74      1.59
Efficiency ratio (3) .......................................      53.90       59.23       62.73      61.76     58.12
Asset Quality Ratios:
Non-performing loans as a percent of total loans (4) .......       0.12        0.36        0.37       1.44      5.00
Non-performing assets as a percent of total assets .........       0.15        0.33        1.00       2.39      3.24
Allowance for loan losses as a percent of total loans ......       0.40        0.29        0.17       0.79      1.92
Allowance for loan losses as a percent of non-performing
assets .....................................................     206.46       64.40       10.55      21.27     32.97
Regulatory Capital Ratios:
Tangible capital ...........................................      14.74       14.65       14.08      14.02     12.71
Core capital ...............................................      14.74       14.65       14.08      14.02     12.71
Risk-based capital .........................................      32.52       30.58       32.60      31.80     31.19
Number of:
Banking offices ............................................          4           4           4          4         4

----------
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(2) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.

(4) Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

                                  RISK FACTORS

--------------------------------------------------------------------------------
   You should consider carefully the following risk factors in evaluating an investment in the common stock.
--------------------------------------------------------------------------------

Changing Interest Rates May Cause Net Earnings to Decline.

      At March 31, 2003, $151.9 million or 83.3% of our loan portfolio and 62.3% of our total assets consisted of loans with fixed rates of interest. The yield of our fixed rate portfolio was 6.62% at March 31, 2003. In the event that interest rates rise, our net interest margin and interest rate spread will be adversely affected by the high level of assets with fixed rates of interest which we retain in our portfolio. As market interest rates rise, we will have competitive pressures to increase the rates we pay on deposits, which will result in a decrease of our net interest income. Furthermore, the value of our loans will be less should we choose to sell such loans in the secondary market. Since as a general matter our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income. For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Market Risk."

The Future Price Of The Common Stock May Be Less Than The Purchase Price In The Offering And You May Suffer A Financial Loss Upon Sale.

      We cannot assure you that, if you purchase common stock in the offering, you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the reorganization will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. For additional information see "Market for Common Stock."

There Is No Guarantee That An Active Trading Market For Your Stock Will Develop, Which May Hinder Your Ability To Sell Your Common Stock.

      Since Cheviot Financial Corp. has never issued stock, there is no current trading market for the common stock. We expect our stock to be quoted on the Nasdaq SmallCap Market. Consequently, Cheviot Financial Corp. cannot assure or guarantee that an active trading market for the common stock will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence, and individual decisions, of willing buyers and sellers at any given time. Neither Cheviot Financial Corp. nor any market maker will have any control over these factors. If an active trading market does not develop or is sporadic, this may hurt the market value of the common stock and make it difficult to buy or sell shares on short notice. You should consider the potentially long-term nature of an investment in our common stock. For additional information see "Market for Common Stock."

If Our Allowance For Loan Losses Is Not Sufficient To Cover Actual Loan Losses, Our Earnings Could Decrease.

      Our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.

      In determining the amount of the allowance for loan losses, we review individual delinquent multi-family and commercial real estate loans for potential impairments in their carrying value. Additionally we apply a factor to the loan portfolio principally based on historical loss experience applied to the composition of the loan portfolio and integrated with our perception of risk in the economy. Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loans losses, and increases in the allowance may be necessary. Consequently, we may need to significantly increase our provision for losses on loans, particularly if one or more of our larger loans or credit relationships becomes delinquent or if we expand our non-residential, multi-family or commercial business lending. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs. Our allowance, calculated as described above, represents 206.46% of our non-performing assets at March 31, 2003. At March 31, 2003, we believe that all known losses in the portfolio had been recorded; however, material additions to our allowance would materially decrease our net income.

If Economic Conditions Deteriorate, Our Earnings Could Be Adversely Impacted As Borrowers' Ability To Repay Loans Declines And The Value Of The Collateral Securing Our Loans Decreases.

      Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Since we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

      In addition, substantially all of our loans are to individuals and businesses in Hamilton County, Ohio. Consequently, any decline in the economy of this market area could have an adverse impact on our earnings.

Our Return On Equity Will Be Low Compared To Other Companies. This Could Hurt The Trading Price Of Our Common Stock.

      Net earnings divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on average equity amounted to 6.83% and 4.84%, respectively, for fiscal 2003 and 2002. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage our increased equity from the offering. Our return on equity will be reduced by increased equity from the offering and increased expenses due to the costs of being a public company, added expenses associated with our employee stock ownership plan, and, later on, our recognition and retention plan. Until we can increase our net interest income and other income, we expect our return on equity to be below the industry average, which may negatively impact the value of our common stock.

Investors Who Purchase Stock In The Offering Will Not Exercise Voting Control Of Cheviot Financial Corp.

      A majority of the voting stock of Cheviot Financial Corp. will be owned by Cheviot Mutual Holding Company. Cheviot Mutual Holding Company will be controlled by its board of directors, who initially will consist of those persons who are members of the board of directors of Cheviot Financial Corp. and Cheviot Savings Bank. Cheviot Mutual Holding Company will elect all members of the board of directors of Cheviot Financial Corp., and, as a general matter, will control the outcome of all matters presented to the stockholders of Cheviot Financial Corp. for resolution by vote, except for matters that require a vote greater than a majority vote. Consequently, Cheviot Mutual Holding Company, acting through its board of directors, will be able to control the business and operations of Cheviot Financial Corp. and will be able to prevent any challenge to the ownership or control of Cheviot Financial Corp. by stockholders other than Cheviot Mutual Holding Company. There is no assurance that Cheviot Mutual Holding Company will not take actions that the public stockholders believe are against their interests.

Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Net Earnings And Potentially Dilute Book Value Per Share.

      We anticipate that our employee stock ownership plan will purchase 8% of the common stock sold in the offering, with funds borrowed from Cheviot Financial Corp. The cost of acquiring the employee stock ownership plan shares will be between $1,438,200 at the minimum of the offering range and $2,237,670 at the maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will also increase.

      The plan of reorganization authorizes us to grant and issue common stock to non-tax qualified employee plans and tax qualified employee plans, other than the employee stock ownership plan, in an aggregate amount of up to 25% of the shares of common stock outstanding held by persons other than Cheviot Mutual Holding Company at the close of the stock offering. Notwithstanding the foregoing, we also intend to authorize the grant and issuance of common shares by (i) awards of common stock after the offering pursuant to one or more stock recognition and retention plans in an amount equal to up to 4% of the shares issued in the offering (if the recognition plans are adopted within one year after the completion of the offering), and (ii) options to purchase a number of shares of common stock in an amount equal to up to 10% of the shares issued in the offering. Shares awarded pursuant to the recognition plans and shares issued upon exercise of options may be authorized but unissued shares of common stock or shares of common stock purchased by us or such plans on the open market. Assuming the shares of common stock to be awarded under the plan are issued from authorized but unissued shares, the dilution per common share would be between $1.13 per share at the minimum of the offering range and $.84 per share at the adjusted maximum of the offering range. In the event that a portion of the shares used to (i) fund the recognition and retention plans or (ii) satisfy the exercise of options from our stock option plan is obtained from authorized but unissued shares, the issuance of additional shares will dilute our earnings per share and stockholders' equity per share. For additional information see "Pro Forma Data."

The Implementation Of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

      We intend to adopt a stock option plan and recognition and retention plan following the reorganization. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders will experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the recognition and retention plans. For additional information see "Pro Forma Data."

The Contribution of Shares and Cash to Cheviot Savings Bank Charitable Foundation Will Dilute Your Ownership Interests and Adversely Impact Net Earnings in Fiscal 2004.

      We intend to establish a charitable foundation in connection with the reorganization. We will make a contribution to the charitable foundation in the form of shares of common stock and cash. The number of shares of common stock to be contributed to the charitable foundation will equal 75,000 shares, or 1.6% of the shares to be outstanding by Cheviot Financial Corp. at the midpoint of the offering. The balance of the contribution will consist of $750,000 in cash paid by Cheviot Savings Bank. Persons purchasing shares in the offering will have their ownership and voting interests in Cheviot Financial Corp. diluted by 3.7% due to the issuance of additional shares of common stock to the foundation.

      The aggregate contribution will also have an adverse impact on Cheviot Financial Corp.'s reported net earnings for the quarter and year in which the contribution to the foundation is made. The after-tax expense of the contribution will reduce net earnings to be reported by Cheviot Financial Corp. in fiscal 2004 by approximately $1,245,000. For additional information see "Comparison of Valuation and Pro Forma Information With And Without The Foundation."

Strong Competition Within Our Market Area May Limit Our Growth and
Profitability.

      Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area. For additional information see "Business of Cheviot Savings Bank - Competition."

We Have Broad Discretion In Allocating The Proceeds of The Offering. Our Failure To Effectively Utilize Such Proceeds Could Reduce Future Earnings.

      We intend to contribute approximately 50% of the net proceeds of the offering to Cheviot Savings Bank. Cheviot Financial Corp. will use a portion of the net proceeds to fund the ESOP and may use the remaining net proceeds as a possible source of funds to finance the acquisition of other financial institutions or financial services companies, pay dividends to stockholders, purchase investment securities, or for other general corporate purposes. Cheviot Savings Bank may use the proceeds it receives to fund new loans, purchase investment securities, expand its retail banking franchise internally or through acquisitions, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining the amounts of net proceeds we apply to different uses and the timing of such applications. Our failure to effectively deploy net offering proceeds could reduce our future earnings.

We Operate In A Highly Regulated Environment And May Be Adversely Affected By Changes In Laws And Regulations

      We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. As federally chartered holding companies, Cheviot Financial Corp. and Cheviot Mutual Holding Company also will be subject to regulation and oversight by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding companies may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing mutual holding companies, could have a material impact on Cheviot Savings Bank, Cheviot Financial Corp., and our operations.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Stock Offering Is Terminated or Extended Beyond ______________________, 2003.

      Funds submitted in connection with a purchase of common stock in the offering will be held by Cheviot Financial Corp. until the termination or completion of the reorganization, including any extension of the expiration date. Since completion of the reorganization will be subject to an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in the completion of the reorganization. Orders submitted in the offering are irrevocable, and subscribers will have no access to subscription funds unless the stock offering is terminated or extended beyond ____________________, 2003.

Our Stock Value May Suffer From Anti-Takeover Provisions And Our Mutual Holding Company Structure That May Impede Potential Takeovers.

      Anti-Takeover Provisions in our Charter and Bylaws. Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

      o Restrictions on acquiring more than 10% of our common stock by any person other than Cheviot Mutual Holding Company for five years and limitations on voting rights;

      o The election of members of the board of directors to staggered three-year terms;

      o The absence of cumulative voting by stockholders in the election of directors;

      o Provisions restricting the calling of special meetings of stockholders; and

      o Our ability to issue preferred stock and additional shares of common stock without stockholder approval.

See "Restrictions On Acquisition Of Cheviot Financial Corp." for a description of anti-takeover provisions in our corporate documents and federal regulations.

      Federal Regulations Restricting Takeovers. For three years following the reorganization, Office of Thrift Supervision Regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See "Restrictions On Acquisitions Of Cheviot Financial Corp. for a discussion of applicable Office of Thrift Supervision Regulations regarding acquisitions.

      Mutual Holding Company Structure May Impede Takeovers. Cheviot Mutual Holding Company, as the majority stockholder of Cheviot Financial Corp., will be able to control the outcome of virtually all matters presented to stockholders for their approval.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

      o     statements of our goals, intentions and expectations;

      o statements regarding our business plans and prospects and growth and operating strategies;

      o statements regarding the asset quality of our loan and investment portfolios; and

      o     estimates of our risks and future costs and benefits.

      These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

      o significantly increased competition among depository and other financial institutions;

      o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

      o general economic conditions, either nationally or in our market areas, that are worse than expected;

      o     adverse changes in the securities markets;

      o legislative or regulatory changes that adversely affect our business;

      o our ability to enter new markets successfully and capitalize on growth opportunities;

      o     changes in consumer spending, borrowing and savings habits;

      o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; and

      o     changes in our organization, compensation and benefit plans.

      Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these uncertainties and others in "Risk Factors" beginning on page 20.

                              CHEVIOT SAVINGS BANK

      Cheviot Savings Bank is headquartered in Cheviot, Ohio. Our deposits are insured by the FDIC, through the Savings Association Insurance Fund. We are examined and regulated by the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the FDIC.

      We are a community-oriented bank, providing residential and non-residential real estate financing and financial services products to our customers in the market areas we serve, funded primarily with local retail deposits and, to a lesser extent, borrowed funds and equity. We operate through our main office location in Cheviot, Ohio and three branch offices in the western portion of Hamilton County, Ohio. All of the branch offices operate as full-service offices, providing a full range of financial institution products offered by the Cheviot Savings Bank. Based on the latest FDIC-published data, as of June 30, 2002, we had the thirteenth (out of 47 competitors) largest market share of deposits in Hamilton County, Ohio. At March 31, 2003, we had total assets of $243.8 million, loans receivable of $182.4 million, deposits of $195.3 million and retained earnings of $35.9 million.

      Our executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number is (513) 661-0457. For further information on our operations and financial condition, see "Business of Cheviot Savings Bank."

                             CHEVIOT FINANCIAL CORP.

      Cheviot Financial Corp. is a federal corporation being organized for the purpose of serving as the holding company of Cheviot Savings Bank following the reorganization. Cheviot Financial Corp. has not engaged in any business to date. Cheviot Financial Corp. will be a savings and loan holding company registered with the Office of Thrift Supervision. Upon completion of the reorganization, Cheviot Financial Corp. will have no significant assets other than shares of common stock of Cheviot Savings Bank and an amount equal to 50% of the net proceeds of the offering, of which a portion of such proceeds will be used to fund a loan to the ESOP. Upon completion of the reorganization, Cheviot Mutual Holding Company will own approximately 55% of Cheviot Financial Corp.'s outstanding common stock. Cheviot Financial Corp.'s executive offices will be located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number will be (513) 661-0457.

                         CHEVIOT MUTUAL HOLDING COMPANY

      As part of our reorganization, we will organize Cheviot Mutual Holding Company as a federally chartered mutual holding company registered with the Office of Thrift Supervision. Persons who had membership rights with respect to Cheviot Savings Bank as of the date of the reorganization will continue to have membership rights solely with respect to Cheviot Mutual Holding Company. See "The Reorganization And Offering--Effects Of The Reorganization." Cheviot Mutual Holding Company's executive offices will be located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number will be (513) 661-0457.

      Cheviot Mutual Holding Company's principal assets will be the common stock of Cheviot Financial Corp. that it receives in the reorganization and $100,000 in cash it receives as its initial capitalization. At the present time, we expect that Cheviot Mutual Holding Company will not engage in any business activity other than its investment in a majority of the common stock of Cheviot Financial Corp. Federal law and regulations require that, as long as Cheviot Mutual Holding Company is in existence, it must own a majority of Cheviot Financial's common stock. Federal law, regulations, and the plan of reorganization permit Cheviot Mutual Holding Company to convert to the stock form of organization. For additional information regarding a stock conversion of Cheviot Mutual Holding Company, see "Regulation--Holding Company Regulation--Conversion of Cheviot Mutual Holding Company to Stock Form."

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

      The net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial's appraisal as well as regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $16.3 million and $22.5 million, or $26.1 million if the offering is increased by 15%.

      Cheviot Financial Corp. intends to distribute the net proceeds from the offering as follows:

                                                  Minimum               Midpoint                 Maximum           Adjusted Maximum
                                                  -------               --------                 -------           ----------------
                                                        Percent              Percent                 Percent               Percent
                                                         of Net               of Net                  of Net                of Net
                                             Amount     Proceeds    Amount   Proceeds     Amount     Proceeds   Amount     Proceeds
                                             ------     --------    ------   --------     ------     --------   ------     --------
                                                                            (Dollars in thousands)
Offering proceeds(1)......................  $17,228                $20,400                $23,573               $27,221
Less offering expenses....................     (972)                (1,012)                (1,051)               (1,096)
                                            -------                -------                -------               -------
Net offering proceeds.....................   16,256       100.0%    19,388      100.0%     22,522      100.0%    26,125      100.0%
Less:
   Proceeds contributed to Cheviot
    Savings Bank..........................   (8,128)       50.0%    (9,694)      50.0%    (11,261)      50.0%   (13,063)      50.0%
   Proceeds used for loan to ESOP.........   (1,438)        8.8%    (1,692)       8.7%     (1,946)       8.6%    (2,238)       8.6%
   Proceeds contributed to Cheviot
    Savings Bank Charitable Foundation         (750)        4.6%      (750)       3.9%       (750)       3.3%      (750)       2.9%
                                            -------        ----    -------       ----     -------       ----    -------       ----
Proceeds retained by Cheviot Financial
  Corp....................................  $ 5,940        36.6%   $ 7,252       37.4%    $ 8,565       38.1%   $10,074       38.5%
                                            =======        ====    =======       ====     =======       ====    =======       ====

----------
(1) Offering proceeds represents shares issued in the offering less $750,000 (75,000 shares at $10.00 offering price) contributed to the charitable foundation.

      The net proceeds may vary because total expenses relating to the reorganization may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering is adjusted to reflect a change in the estimated pro forma market value of Cheviot Financial Corp. and Cheviot Savings Bank. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Cheviot Savings Bank's deposits.

      For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy." The offering proceeds will increase our capital and the amount of funds available to us for lending and investment. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer.

Cheviot Financial Corp. may use the proceeds it retains from the offering:

      o to finance the expansion of its operations through the acquisition of financial institutions or their assets or through diversification into related financial services businesses, such as insurance, financial planning and investment management companies, although no transactions are specifically being considered at this time;

      o     to pay dividends to stockholders;

      o     to invest in securities; and

      o     for general corporate purposes.

      Following the reorganization, we may also implement stock repurchase programs. However, under current Office of Thrift Supervision regulations, we may not repurchase shares of common stock during the first year following the reorganization, except when extraordinary circumstances exist and with prior regulatory approval.

Cheviot Savings Bank may use the proceeds it receives from the offering:

      o to fund new loans, including one-to-four family residential, construction, multi-family and commercial mortgage loans;

      o to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, although no transactions are specifically being considered at this time;

      o     to invest in securities; and

      o     for general corporate purposes.

      The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations and overall market conditions.

                         OUR POLICY REGARDING DIVIDENDS

      Upon completion of the reorganization, the board of directors of Cheviot Financial Corp. will have the authority to declare dividends on the common stock. Cheviot Financial Corp. intends to pay an annual cash dividend of $0.20 per share, payable quarterly at the rate of $0.05 per share. It is our belief that such dividends will initially be non-taxable until Cheviot Financial

Corp. accumulates earnings and profits. The payment of dividends is expected to commence in the first full quarter after the reorganization. The actual payment of dividends will be subject to the determination by the board of directors, which will take into account, among other factors, our financial condition and results of operations, tax considerations, economic conditions and regulatory restrictions that affect the payment of dividends by Cheviot Savings Bank to Cheviot Financial Corp.

      If Cheviot Financial Corp. pays dividends to its stockholders, it will be required to pay dividends to Cheviot Mutual Holding Company, unless Cheviot Mutual Holding Company elects to waive dividends. We currently anticipate that Cheviot Mutual Holding Company will waive dividends paid by Cheviot Financial Corp. Any decision to waive dividends will be subject to prior notification to the Office of Thrift Supervision. Under Office of Thrift Supervision regulations, in any second step conversion of Cheviot Mutual Holding Company waived dividends will not be considered in determining an appropriate exchange ratio and, therefore, current public stockholders will not be diluted because of dividends previously waived by Cheviot Mutual Holding Company. See "Regulation--Holding Company Regulation--Waivers of Dividends by Cheviot Mutual Holding Company."

      Cheviot Financial Corp. will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. The source of payment of any dividends paid will initially come from Cheviot Financial Corp.'s proceeds retained in the offering. Our ability to pay dividends will also depend on the amount of funds available from Cheviot Savings Bank, provided that we notify the Office of Thrift Supervision at least 30 days in advance of our intention to make a capital distribution to Cheviot Financial Corp. Office of Thrift Supervision regulations impose limitations on the amount of dividends that can be paid by Cheviot Savings Bank. See "Regulation--Federal Banking Regulation--Capital Distributions."

      Additionally, we have committed to the Office of Thrift Supervision that, during the one-year period following the completion of the reorganization, we will not take any action to declare an extraordinary dividend to our stockholders that could be treated by such stockholders as a tax-free return of capital for federal income tax purposes, without prior approval of the Office of Thrift Supervision.

                           MARKET FOR THE COMMON STOCK

      Cheviot Financial Corp. is being formed coincident with the reorganization and has never issued capital stock. Cheviot Savings Bank, as a mutual institution, has never issued capital stock. Cheviot Financial Corp. expects to receive conditional approval to have its common stock quoted on the Nasdaq SmallCap Market under the symbol "____" subject to the completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. We will seek to encourage at least three market makers to make a market in our stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in the common stock following the reorganization, but it is under no obligation to do so. While we anticipate that before completion of the offering we will obtain a commitment from at least two other broker-dealers to make a market in our common stock, there can be no assurance that this will occur.

      The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

                          REGULATORY CAPITAL COMPLIANCE

      At March 31, 2003, Cheviot Savings Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical regulatory capital of Cheviot Savings Bank at March 31, 2003, and the pro forma regulatory capital after giving effect to the conversion, based upon the sale at $10.00 per share of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by Cheviot Savings Bank of 50% of the net offering proceeds and the retention of approximately 50% of the net proceeds by Cheviot Financial Corp. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Cheviot Savings Bank in assets that have a risk-weight of 20% under applicable regulations, as if the net proceeds had been received and so applied at March 31, 2003. See "Pro Forma Data" for the assumption used to determine the net proceeds of the offering. For purposes of the table below, the entire amount expected to be borrowed by the employee stock ownership plan and the entire cost of the shares expected to be acquired by the recognition and retention plan are deducted from pro forma regulatory capital.

                                    Cheviot Savings                          Pro Forma at March 31, 2003
                                  Bank Historical at  ------------------------------------------------------------------------------
                                    March 31, 2003        Minimum           Midpoint            Maximum       Maximum as Adjusted(1)
                                  ------------------  ----------------  -----------------   ----------------  ----------------------
                                           Percent            Percent            Percent            Percent             Percent
                                              of                 of                 of                 of                  of
                                   Amount  Assets(2)  Amount  Assets(2)  Amount  Assets(2)  Amount  Assets(2)  Amount   Assets(2)
                                  -------  --------- -------  ---------  ------  ---------  ------  ---------  ------   ---------
                                                                        (Dollars in thousands)
GAAP capital ...................  $35,932    14.74%  $42,027    16.72%  $43,339    17.14%  $44,652    17.55%  $46,162    18.01%
                                  =======    ======  =======    ======  =======    ======  =======    ======  =======    ======

Tangible capital:
   Tangible Capital ............  $35,932    31.89%  $42,027    16.72%  $43,339    17.14%  $44,652    17.55%  $46,162    18.01%
   Tangible Requirement ........    3,657     1.50%    3,770     1.50%    3,793     1.50%    3,817     1.50%    3,844     1.50%
                                  -------    ------  -------    ------  -------    ------  -------    ------  -------    ------
   Excess ......................  $32,275    30.39%  $38,257    15.22%  $39,546    15.64%  $40,835    16.05%  $42,318    16.51%
                                  =======    ======  =======    ======  =======    ======  =======    ======  =======    ======

Core capital:
   Core capital (3) ............  $35,932    14.74%  $42,027    16.72%  $43,339    17.14%  $44,652    17.55%  $46,162    18.01%
   Core Requirement ............    9,751     4.00%   10,052     4.00%   10,115     4.00%   10,178     4.00%   10,250     4.00%
                                  -------    ------  -------    ------  -------    ------  -------    ------  -------    ------
   Excess ......................  $26,181    10.74%  $31,975    12.72%  $33,224    13.14%  $34,474    13.55%  $35,912    14.01%
                                  =======    ======  =======    ======  =======    ======  =======    ======  =======    ======

Risk-based capital:
   Risk-based capital level(4) .  $36,639    32.52%  $42,734    37.46%  $44,046    38.47%  $45,359    39.51%  $46,869    40.70%
   Risk-based Requirement ......    9,013     8.00%    9,134     8.00%    9,159     8.00%    9,184     8.00%    9,213     8.00%
                                  -------  -------   -------  -------   -------  -------   -------  -------   -------  -------
   Excess ......................  $27,626    24.52%  $33,600    29.46%  $34,887    30.47%  $36,175    31.51%  $37,656    32.70%
                                  =======    ======  =======    ======  =======    ======  =======    ======  =======    ======

----------
(1) As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect changes in market or general financial condition following the commencement of the offering.

(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3) The current Office of Thrift Supervision core capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory rating for safety and soundness, and 4% to 5% of total adjusted assets for all other savings banks.

(4) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

(5) The following reflects the reconcilation from US GAAP capital to regulatory capital

                                                                                                              Maximum as
                                                                Minimum         Midpoint       Maximum          Adjusted
US GAAP capital                                                 $35,932         $35,932        $35,932          $35,932
Offering proceeds contributed from Cheviot Financial Corp.        8,128           9,694         11,261           13,063
Contribution to Charitable Foundation                              (750)           (750)          (750)            (750)
Tax benefit of contribution                                         255             255            255              255
Shares to be acquired by ESOP                                    (1,438)         (1,692)        (1,946)          (2,238)
Capitalization of Cheviot Mutual Holding Company                   (100)           (100)          (100)            (100)
                                                                -------         -------        -------          -------
Tangible and core capital                                        42,027          43,339         44,652           46,162
Allowance for loan losses                                           707             707            707              707
                                                                -------         -------        -------          -------
Risk-based capital                                              $42,734         $44,046        $45,359          $46,869
                                                                =======         =======        =======          =======

                                 CAPITALIZATION

      The following table presents our historical capitalization at March 31, 2003, and the pro forma consolidated capitalization of Cheviot Financial Corp. after giving effect to the reorganization, including the issuance of shares to the charitable foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                       Pro Forma Based Upon the Sale at $10.00 per Share
                                                                  -----------------------------------------------------------
                                                                                                                  2,722,088
                                                                   1,722,750      2,040,000        2,357,250        Shares
                                                Cheviot Savings     Shares          Shares          Shares         (Adjusted
                                                Bank Historical    (Minimum)      (Midpoint)       (Maximum)      Maximum)(1)
                                                ---------------    ---------      ----------       ---------      -----------
                                                                                    (In thousands)
Deposits(2) ...................................    $   195,312    $   195,312     $   195,312     $   195,312     $   195,312
Advances from the Federal Home Loan Bank ......         10,765         10,765          10,765          10,765          10,765
                                                   -----------    -----------     -----------     -----------     -----------
Total deposits and borrowings .................    $   206,077    $   206,077     $   206,077     $   206,077     $   206,077
                                                   ===========    ===========     ===========     ===========     ===========
Stockholders' equity
   Preferred stock, $0.10 par value, 5,000,000
     shares authorized; none to be issued .....    $        --    $        --     $        --     $        --     $        --
   Common stock, $0.10 par value, 30,000,000
     shares authorized, shares to be issued as
     reflected(3) .............................             --            400             470             541             622
   Additional paid-in capital(3) ..............             --         16,606          19,668          22,731          26,253
   Retained earnings(4) .......................         35,932         35,832          35,832          35,832          35,832
   Accumulated other comprehensive income .....             --             --              --              --              --
Less:
Expense of contribution to charitable
     foundation ...............................             --         (1,500)         (1,500)         (1,500)         (1,500)
Plus:
   Tax benefit of contribution to charitable
     foundation(5) ............................             --            255             255             255             255
Less:
   Common stock acquired by the ESOP(6) .......             --         (1,438)         (1,692)         (1,946)         (2,238)
   Common stock acquired by the recognition and
     retention plan(7) ........................             --           (719)           (846)           (973)         (1,119)
                                                   -----------    -----------     -----------     -----------     -----------
Total stockholders' equity ....................    $    35,932    $    49,436     $    52,187     $    54,940     $    58,105
                                                   ===========    ===========     ===========     ===========     ===========

----------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock, which would reduce pro forma deposits by the amount of such withdrawals.

(3) Includes shares to be issued to depositors and the public in the offering, as well as shares to be issued to Cheviot Mutual Holding Company and the charitable foundation. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan to be adopted by Cheviot Financial Corp. and presented for approval of stockholders following the offering. The stock option plan would provide for the grant of stock options to purchase a number of shares of common stock equal to 10% of the shares of common stock sold in the offering.

(4) The retained earnings of Cheviot Savings Bank will be substantially restricted after the offering. Assumes that Cheviot Mutual Holding Company will be capitalized by Cheviot Savings Bank with $100,000.

(5) Represents the available tax benefits related to the charitable contribution based on a 34.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of Cheviot Financial Corp.'s annual taxable income, subject to the ability of Cheviot Financial Corp. and Cheviot Savings Bank to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(6) Assumes that the ESOP will purchase 8% of the shares sold in the offering and that the funds used to acquire the ESOP shares will be borrowed from Cheviot Financial Corp. The common stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Pro Forma Data" for further information regarding the ESOP purchase.

(7) Although the plan of reorganization authorizes the grant and issuance of common stock to non-tax qualified employee plans and tax qualified employee plans, other than the ESOP, in an amount up to 25% of the outstanding common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering, the above table assumes that, subsequent to the offering, an amount equal to 4% of the shares of common stock sold in the offering are purchased by the recognition and retention plan in the open market (if the plan is adopted within one year after the completion of the offering). The actual purchase price per share may be more or less than $10.00. The common stock to be purchased by the recognition and retention plan is reflected as a reduction to stockholders' equity. See "Pro Forma Data" for further information regarding the purchase of shares by the recognition and retention plan.

                                 PRO FORMA DATA

      We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $16.3 million and $22.5 million, or $26.1 million if the offering range is increased by 15%, based upon the following assumptions:

      o we will sell all shares of common stock in the subscription offering;

      o 130,500 shares of common stock will be purchased by our executive officers and directors, and their immediate families;

      o our ESOP will purchase 8% of the shares of common stock sold in the offering with a loan from Cheviot Financial Corp. The loan will be repaid in substantially equal principal payments over a period of ten years;

      o we will make a contribution to the charitable foundation consisting of 75,000 shares or 1.6% of the shares to be outstanding at the midpoint of the offering and $750,000 in cash;

      o we will pay Keefe, Bruyette & Woods, Inc. fees and expenses of approximately $320,450 at the maximum of the offering range. No fee will be paid with respect to shares of common stock issued to the charitable foundation and shares purchased by the ESOP and by our officers, directors and employees and their immediate families; and

      o     we will capitalize Cheviot Mutual Holding Company with $100,000.

      Total fees and expenses, including fees and expenses paid to Keefe, Bruyette & Woods, Inc. at the midpoint of the offering, will be approximately $1,012,000.

      We calculated the pro forma consolidated net earnings and stockholders' equity of Cheviot Financial Corp. for the fiscal year ended March 31, 2003, as if the common stock had been sold at the beginning of the year and the net proceeds had been invested at 2.31% for the fiscal year ended March 31, 2003. We chose this yield because it represents the average yield on one-year through seven-year U.S. Government securities. We believe this rate more accurately reflects pro forma reinvestment rates than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for the year. We assumed a tax rate of 34.0% for the period. This results in an annualized after-tax yield of 1.52% for the year ended March 31, 2003.

      We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net earnings and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the ESOP. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the year, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

      The pro forma table gives effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approval, the recognition and retention plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 4% of the shares sold in the offering at the same price for which they were sold in the stock offering. We assume that shares of stock are granted under the plan in awards that vest over five years.

      As discussed under "How We Intend to Use the Proceeds from the Offering," Cheviot Financial Corp. intends to contribute 50% of the net proceeds from the offering to Cheviot Savings Bank. We will use the net proceeds we retain to make a loan to the ESOP, to contribute $750,000 in cash to the charitable foundation and retain the rest of the proceeds for future use.

      The pro forma table does not give effect to:

      o     shares to be reserved for issuance under the stock option plan;

      o withdrawals from deposit accounts for the purpose of purchasing common stock in the offering;

      o Cheviot Financial Corp.'s results of operations after the reorganization; or

      o changes in the market price of the common stock after the reorganization.

      The following pro forma information may not represent the financial effects of the reorganization at the date on which the reorganization actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Cheviot Savings Bank computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.

                                                                     At or For the Year Ended March 31, 2003
                                             -------------------------------------------------------------------------------------
                                                                                                                     2,722,088
                                                   1,722,750              2,040,000             2,357,250          Shares Sold at
                                             Shares Sold at $10.00      Shares Sold at        Shares Sold at      $10.00 per share
                                                   per share           $10.00 per share      $10.00 per share         (Adjusted
                                                   (Minimum)              (Midpoint)            (Maximum)            Maximum)(8)
                                             ---------------------      --------------        --------------      ----------------
                                                                   (Dollars in thousands, except per share amounts)
Gross offering proceeds .......................   $    17,228           $    20,400           $    23,573            $    27,221
Plus: shares issued to charitable foundation ..           750                   750                   750                    750
                                                  -----------           -----------           -----------            -----------
Pro forma market capitalization ...............   $    17,978           $    21,150           $    24,323            $    27,971
                                                  ===========           ===========           ===========            ===========

Gross proceeds ................................   $    17,228           $    20,400           $    23,573            $    27,221
Less: expenses ................................          (972)               (1,012)               (1,051)                (1,096)
                                                  -----------           -----------           -----------            -----------

Estimated net proceeds ........................        16,256                19,388                22,522                 26,125

Less:cash contribution to charitable foundation          (750)                 (750)                 (750)                  (750)
   Less: common stock purchased by ESOP .......        (1,438)               (1,692)               (1,946)                (2,238)
   Less: common stock purchased by
     recognition and retention plan ...........          (719)                 (846)                 (973)                (1,119)
                                                  -----------           -----------           -----------            -----------

Estimated net proceeds, as adjusted ...........   $    13,349           $    16,100           $    18,853            $    22,018
                                                  ===========           ===========           ===========            ===========

Consolidated net earnings(1):
   Historical .................................   $     2,389           $     2,389           $     2,389            $     2,389
   Pro forma income on net proceeds, as
      adjusted ................................           202                   244                   286                    334
   Pro forma ESOP adjustment(2) ...............           (95)                 (112)                 (128)                  (148)
   Pro forma recognition and retention plan
      adjustment(3) ...........................           (95)                 (112)                 (128)                  (148)
                                                  -----------           -----------           -----------            -----------

Pro forma net earnings(1) .....................   $     2,401           $     2,409           $     2,419            $     2,427
                                                  ===========           ===========           ===========            ===========

Per share net earnings(1):
   Historical .................................   $      0.62           $      0.53           $      0.46            $      0.40
   Pro forma income on net proceeds, as
      adjusted ................................          0.05                  0.05                  0.05                   0.06
   Pro forma ESOP adjustment(2) ...............         (0.02)                (0.02)                (0.02)                 (0.02)
   Pro forma recognition and retention plan
      adjustment(3) ...........................         (0.02)                (0.02)                (0.02)                 (0.02)
                                                  -----------           -----------           -----------            -----------

Pro forma net earnings per share(1)(4) ........   $      0.63           $      0.54           $      0.47            $      0.42
                                                  ===========           ===========           ===========            ===========

Stockholders' equity:
Historical ....................................   $    35,932           $    35,932           $    35,932            $    35,932
Estimated net proceeds ........................        16,256                19,388                22,522                 26,125
   Less: capitalization of Cheviot Mutual
   Holding Company ............................          (100)                 (100)                 (100)                  (100)
   Plus:shares issued to charitable
     foundation ...............................           750                   750                   750                    750
   Less:shares contributed to charitable
      foundation ..............................          (750)                 (750)                 (750)                  (750)
   Less: cash contributed to charitable
      foundation ..............................          (750)                 (750)                 (750)                  (750)
   Plus:tax benefit of contribution to
        charitable foundation .................           255                   255                   255                    255
   Less:common stock acquired by ESOP(2) ......        (1,438)               (1,692)               (1,946)                (2,238)
   Less: common stock acquired by  recognition
        and retention plan(3) .................          (719)                 (846)                 (973)                (1,119)
                                                  -----------           -----------           -----------            -----------

Pro forma stockholders' equity (4)(5) .........   $    49,436           $    52,187           $    54,940            $    58,105
                                                  ===========           ===========           ===========            ===========

                                                                     At or For the Year Ended March 31, 2003
                                             -------------------------------------------------------------------------------------
                                                                                                                     2,722,088
                                                   1,722,750              2,040,000             2,357,250          Shares Sold at
                                             Shares Sold at $10.00      Shares Sold at        Shares Sold at      $10.00 per share
                                                   per share           $10.00 per share      $10.00 per share         (Adjusted
                                                   (Minimum)              (Midpoint)            (Maximum)            Maximum)(8)
                                             ---------------------      --------------        --------------      ----------------
                                                                   (Dollars in thousands, except per share amounts)
Stockholders' equity per share:
Historical ....................................   $      8.99           $      7.65           $      6.65            $      5.78
Estimated net proceeds ........................          4.07                  4.13                  4.17                   4.20
   Less Capitalization of Cheviot Mutual
   Holding Company ............................         (0.03)                (0.02)                (0.02)                 (0.02)
   Plus: shares issued to charitable foundation          0.19                  0.16                  0.14                   0.12
   Less: shares contributed to charitable
   foundation .................................         (0.19)                (0.16)                (0.14)                 (0.12)
   Less: cash contributed to charitable
   foundation .................................         (0.19)                (0.16)                (0.14)                 (0.12)
   Plus: tax benefit of contribution to
   foundation .................................          0.06                  0.05                  0.05                   0.04
   Less: common stock acquired by ESOP ........         (0.36)                (0.36)                (0.36)                 (0.36)
   Less common stock acquired by recognition
   and retention plan(3) ......................         (0.18)                (0.18)                (0.18)                 (0.18)
                                                  -----------           -----------           -----------            -----------

Pro form stockholders' equity per share(4)(5) .   $     12.36           $     11.11           $     10.17            $      9.34
                                                  ===========           ===========           ===========            ===========

Offering price as a multiple of pro forma net
   earnings per share(7) ......................         15.87x                18.52x                21.28x                 23.81x
                                                  ===========           ===========           ===========            ===========

Offering price as a percentage of pro forma
   stockholders' equity per share(6) ..........         80.91%                90.01%                98.33%                107.07%
                                                  ===========           ===========           ===========            ===========

Total shares outstanding ......................     3,995,000             4,700,000             5,405,000              6,215,750
                                                  ===========           ===========           ===========            ===========

----------
(1) Does not give effect to $1.2 million after-tax expense that will be recognized in fiscal 2004 as a result of the establishment of the charitable foundation. Cheviot Financial Corp. will recognize an after-tax expense for the amount of the aggregate contribution to the foundation which is expected to be $1.2 million at each of the minimum, midpoint, maximum and adjusted maximum of the estimated valuation ranges. Per share net earnings data is based on 3,865,580, 4,547,200, 5,229,860 and
      6,014,330 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, which represents shares issued in the reorganization, shares contributed to the foundation and shares to be allocated or distributed under the ESOP and recognition and retention plan for the period presented.

(2) It is assumed that 8% of the shares sold in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Cheviot Financial Corp. The amount to be borrowed is reflected as a reduction to stockholders' equity. Cheviot Savings Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Our total annual payment of the ESOP debt is based upon ten equal annual installments of principal, with an assumed interest rate at 5.0%. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended March 31, 2003, and was made at the end of the period; (ii) that 14,380,16,920, 19,460 and 22,380 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, were committed to be released during the fiscal year ended March 31, 2003, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the pro forma net earnings per share calculations.

(3) Although the plan of reorganization authorizes the grant and issuance of common stock to non-tax qualified employee plans and tax qualified employee plans, other than the ESOP, in an amount up to 25% of the outstanding common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering, the above table gives effect to the recognition and retention plan expected to be adopted by Cheviot Financial Corp. following the offering. This plan intends to acquire a number of shares of common stock equal to 4% of the shares of common stock sold in the offering (if the plan is adopted within more than one year after the completion of the offering,) or 71,910, 84,600, 97,290 and 111,884 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of Cheviot Financial Corp., if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by Cheviot Savings Bank. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the recognition and retention plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.8%.

(4) Although the plan of reorganization authorizes the grant and issuance of common stock to non-tax qualified employee plans and tax qualified employee plans, other than the ESOP, in an amount up to 25% of the outstanding common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering, the above table, no effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Cheviot Financial Corp. following the reorganization. Under the stock option plan, an amount equal to 10% of the shares of common stock issued in the offering and shares of common stock issuable upon exercise of such options, or 179,775, 211,500, 243,225 and 279,709 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests by approximately 4.3%.

(5) The retained earnings of Cheviot Savings Bank will continue to be substantially restricted after the reorganization.

(6) Stockholders' equity per share data is based upon 3,995,000, 4,700,000, 5,405,000 and 6,215,750 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, representing shares issued in the reorganization, shares purchased by the ESOP and the recognition and retention plan, and shares contributed to the foundation.

(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                         WITH AND WITHOUT THE FOUNDATION

      As reflected in the table below, if the charitable foundation was not established and funded as part of the reorganization, RP Financial estimates that the pro forma valuation of Cheviot Financial Corp. would be greater, and as a result a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of Cheviot Financial Corp. is $18.0 million, $21.2 million and $24.3 million with the foundation, as compared with $18.6 million, $21.9 million and $25.2 million, respectively, without the foundation. There is no assurance that in the event the foundation were not formed that the appraisal prepared at that time would conclude that the pro forma market value of Cheviot Financial Corp. would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

      For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, assuming the reorganization was completed at March 31, 2003, with and without the foundation. The valuation amounts referred to in the table below relate to the value of the shares sold to the depositors and the public, excluding shares issued to Cheviot Mutual Holding Company.

                                             Minimum                Midpoint                 Maximum             Adjusted Maximum
                                     -----------------------  ----------------------  ----------------------  ----------------------
                                        With       Without      With        Without      With      Without       With      Without
                                     Foundation   Foundation  Foundation  Foundation  Foundation  Foundation  Foundation  Foundation
                                     ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                             (Dollars in thousands, except per share amounts)
Estimated offering amount ..........  $  17,228   $  18,647   $  20,400   $  21,938   $  23,573   $  25,228   $  27,221   $  29,012
Pro forma market capitalization ....     17,978      18,647      21,150      21,938      24,323      25,228      27,971      29,012
Estimated full value ...............     39,950      41,438      47,000      48,750      54,050      56,063      62,158      64,472
Total assets .......................    257,288     259,102     260,039     261,957     262,792     264,813     265,957     268,096
Total liabilities ..................    207,852     207,852     207,852     207,852     207,852     207,852     207,852     207,852
Pro forma stockholders' equity .....     49,436      51,250      52,187      54,105      54,940      56,961      58,105      60,244
Pro forma net earnings .............      2,401       2,427       2,409       2,434       2,419       2,444       2,427       2,454
Pro forma stockholders' equity per
  share ............................      12.36       12.37       11.11       11.10       10.17       10.16        9.34        9.34
Pro forma net earnings per share ...       0.63        0.62        0.54        0.53        0.47        0.46        0.42        0.40
Pro forma pricing ratios:
Offering price as a percentage of
  pro forma stockholders' equity
  per share ........................      80.91%      80.84%      90.01%      90.09%      98.33%      98.43%     107.07%     107.07%
Offering price to pro forma net
  earnings per share ...............      15.87x      16.13x      18.52x      18.87x      21.28x      21.74x      23.81x      25.00x
Pro forma financial ratios:
Return on assets ...................       0.93%       0.94%       0.93%       0.93%       0.92%       0.92%       0.91%       0.92%
Return on equity ...................       4.86%       4.74%       4.62%       4.50%       4.40%       4.29%       4.18%       4.07%
Equity to assets ...................      19.21%      19.78%      20.07%      20.65%      20.91%      21.51%      21.85%      22.47%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                               FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      This discussion and analysis reflects Cheviot Savings Bank's financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Cheviot Savings Bank's financial statements and their notes beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus. The preparation of financial statements involves the application of accounting policies relevant to the business of our corporation. Application of certain accounting policies requires management to make estimates and assumptions about the effect of matters that are inherently uncertain. These estimates and assumptions affect the reported amounts of certain assets, liabilities, revenues and expenses. Different amounts could be reported under different conditions or if different assumptions were used in the application of certain accounting policies. In this respect, the accounting policy considered by us to be critical relates to the determination of the allowance for loan losses. This accounting policy is discussed in the "Comparison of Financial Condition at March 31, 2003 and 2002" section of this prospectus and in the Notes to Financial Statements appearing elsewhere in this prospectus.

General

      Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for losses on loans, loan sale and servicing activities, and service charges and fees collected on our deposit accounts. Our general, administrative and other expense primarily consists of salaries and employee compensation and benefits, advertising expense, data processing expense, other operating expenses and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

      General, administrative and other expense can be expected to increase following completion of the reorganization, as a result of the increased costs associated with operating as a public company, the increased compensation expense associated with adopting and funding our employee stock ownership plan and the recognition and retention plan, if approved by stockholders, and due to the costs of funding the charitable foundation.

      Assuming that the adjusted maximum number of shares are sold in the offering, and further assuming a price of $10 per share: (i) the contribution to the charitable foundation will be approximately $1.5 million, all of which will be expensed in the quarter during which the reorganization is completed; (ii) the ESOP will acquire 223,767 shares with a $2.2 million loan that is expected to be repaid over 10 years, resulting in an annual expense (pre-tax) of approximately $223,767 (assuming that the common stock maintains a value of $10 per share); and (iii) the recognition and retention plan would award 4% of shares sold, or 111,884 shares to be offered to eligible participants, which would be expensed as the awards vest.

Assuming all shares are awarded under the recognition and retention plan at a price of $10 per share, and that the awards are subject to a five-year vesting period, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $223,768.

      The actual expense that will be recorded for the ESOP will be determined by the market value of the shares released to employees over the term of the loan. Accordingly, increases in the stock price above $10 per share will increase the expense. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10 per share.

Management Strategy

      Our objective is to achieve and maintain superior financial performance by providing high quality financial products and services to individuals and small businesses in Hamilton County and the surrounding market areas. To achieve this objective, we have designed and begun to implement a business strategy that is intended to capitalize on our strength as a 92-year old community bank and to enhance our profitability. While maintaining our tradition of personal service and customer convenience, we seek to accomplish our objective by: (i) managing our interest rate risk, (ii) monitoring our asset quality, (iii) emphasizing our residential mortgage lending, (iv) continuing our community orientation; and (v) expanding our banking franchise through selective acquisitions and internal growth. The highlights of our strategy include the following:

      o Managing Interest Rate Risk. We manage our exposure to interest rate risk by maintaining a lending portfolio, which includes an increased level of construction loans, and borrowing money at longer terms to extend the duration of our liabilities. Based on our analysis as of March 31, 2003, a 200 basis point instantaneous and sustained rise in interest rates would result in a 24% decline in net portfolio value, compared to a 28% decline at March 31, 2002.

      o Monitoring our Asset Quality. Through conservative investment and lending, adherence to strict underwriting guidelines and sound loan administration, we have been effective in limiting credit risk exposure. In addition, we have sought to build valuation allowance levels to reflect perceived credit risk. At March 31, 2003, non-performing assets totaled 0.15% of assets, consisting of $58,000 of accruing loans that are more than 90 days past due, $157,000 of non-accruing loans and $141,000 of repossessed assets. At March 31, 2003, valuation allowances totaled $735,000, or 0.40% of net loans receivable and 206.46% of non-performing assets.

      o Continuing Emphasis on Residential Mortgage Lending. Historically, we have emphasized residential mortgage lending within our market area. As of March 31, 2003, $163.2 million, or 85.9%, of our total loan portfolio consisted of residential mortgage loans. During the year ended March 31, 2003, we originated $54.1 million of one-to four-family residential mortgage loans. We intend to continue to originate one-to four-family loans because of our expertise with this type of lending.

      o Continuing to Serve as a Community-Oriented Financial Institution. We have a long tradition of focusing on the needs of our customers in our community and being an active corporate citizen. We deliver personalized and quality service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from the large regional banks that operate in our market area, and we intend to maintain this focus as we grow.

      o Expansion of the Banking Franchise. The reorganization and the proceeds of the stock offering will better enable us to expand the geographic reach of our banking franchise, both internally and through selective acquisitions of banks and other financial service providers. Over the next three years, we intend on opening one or two de-novo branches. Neither Cheviot Savings Bank nor Cheviot Financial Corp. is considering any specific acquisition or expansion transaction at this time.

Management of Market Risk

      Qualitative Analysis. Our most significant form of market risk is interest rate risk. The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates. Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and modifies lending, investing, deposit and borrowing strategies accordingly. The board of directors reviews management's activities and strategies, the effect of those strategies on the net interest margin, and the effect that changes in market interest rates would have on net interest income.

      We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities. We emphasize the origination of residential and multi-family fixed-rate mortgage loans, including 15, 20 and 30 year first mortgage loans, residential, multi-family and commercial real estate adjustable-rate loans, construction loans and consumer loans. Depending on market interest rates and our capital and liquidity position, we may sell our newly originated fixed-rate mortgage loans on a servicing-retained basis. We also invest in short-term securities, which generally have lower yields compared to longer-term investments. Shortening the maturities of our interest-earning assets by increasing investments in shorter-term loans and securities helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer term, fixed-rate loans and investments.

      Quantitative Analysis. As part of its monitoring procedures, the Asset and Liability Management Committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of directors of Cheviot Savings Bank.

      The Office of Thrift Supervision provides Cheviot Savings Bank with the information presented in the following tables. They present the change in Cheviot Savings Bank's net portfolio value at March 31, 2003 and 2002, that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change.

                                         March 31, 2003
-------------------------------------------------------------------------------------------------
     Change in
 Interest Rates in                                                      Net Portfolio Value
Basis Points ("bp")              Net Portfolio Value                   as % of PV of Assets
    (Rate Shock      ------------------------------------------- ------------------------------
   in Rates)(1)        $ Amount        $ Change       % Change       NPV Ratio       % Change
-------------------------------------------------------------------------------------------------
                                     (Dollars in thousands)
     + 300 bp        $  27,312      $   (16,568)         (37.8)%       11.55%           (32.4)%
     + 200 bp           33,387          (10,493)         (23.9)        13.70            (19.8)
     + 100 bp           39,246           (4,634)         (10.6)        15.65             (8.4)
         0 bp           43,880               --             --         17.09               --
     - 100 bp           45,802            1,922            4.2         17.62              3.1
     - 200 bp(2)            --               --             --            --               --

                                         March 31, 2002
-------------------------------------------------------------------------------------------------
     Change in
 Interest Rates in                                                      Net Portfolio Value
Basis Points ("bp")              Net Portfolio Value                   as % of PV of Assets
    (Rate Shock      ------------------------------------------- ------------------------------
   in Rates)(1)        $ Amount        $ Change       % Change       NPV Ratio       % Change
-------------------------------------------------------------------------------------------------
                                     (Dollars in thousands)
     + 300 bp        $  24,155      $   (17,135)         (41.5)%       11.00%           (36.2)%
     + 200 bp           29,920          (11,370)         (27.5)        13.22            (23.3)
     + 100 bp           35,735           (5,555)         (13.5)        15.33            (11.1)
         0 bp           41,290               --             --         17.24               --
     - 100 bp           44,804            3,514            8.5         18.36              6.5
     - 200 bp(2)            --               --             --            --               --

----------
(1) Assumes an instantaneous uniform change in interests rates at all maturities.

(2) Not meaningful because some market rates would compute at a rate less than zero.

      The above table indicates that as of March 31, 2003, in the event of a 100 basis point increase in interest rates, we would experience an 10.6%, or $4.6 million, decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 4%, or $1.9 million, increase in net portfolio value. However, given the current low level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 100 basis points.

      Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in net portfolio value requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the net interest income table presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the net interest income table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net portfolio value and will differ from actual results.

Average Balances, Net Interest Income and Yields Earned and Rates Paid

      Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

      The following table sets forth certain information for the years ended March 31, 2003, 2002 and 2001. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were deemed necessary based on materiality. Average balances are monthly averages.

                                                                       For the Fiscal Year Ended March 31,
                                       ------------------------------  ---------------------------------  --------------------------
                                                    2003                              2002                           2001
                                       ------------------------------  -------------------------------- ----------------------------
                                                            Average                          Average                         Average
                                        Average              Yield/     Average               Yield/      Average             Yield/
                                        Balance   Interest   Rate       Balance    Interest    Rate       Balance  Interest   Rate
                                       ------------------------------  -------------------------------- ----------------------------
                                                                                (Dollars in thousands)
Assets:
Interest-earning assets:
     Loans receivable, net (1)          $ 176,728  $ 11,995     6.79%    $ 155,973    $11,539     7.40%  $ 141,067  $10,982    7.78%
     Investment securities                 12,354       588     4.76        12,908        670     5.19      17,214    1,261    7.33
     Mortgage-backed securities            25,644     1,139     4.44        23,013      1,487     6.46      33,904    2,208    6.51
     Interest-bearing deposits and
     other (2)                             18,121       346     1.91        23,609        798     3.38      19,091      970    5.08
                                        -------------------              --------------------             -----------------
     Total interest-earning assets        232,847    14,068     6.04       215,503     14,494     6.73     211,276   15,421    7.30
                                                    -------                           -------                       -------
     Total non-interest-earning assets      7,365                            9,179                           9,908
                                        ---------                        ---------                        --------
     Total assets                       $ 240,212                        $ 224,682                        $221,184
                                        =========                        =========                        ========
Liabilities and Equity:
Interest-bearing liabilities:
     Deposits                           $ 190,838     5,473     2.87    $  188,887      8,319     4.40    $188,274    9,546    5.07
     FHLB advances                         10,305       453     4.40           992         36     3.63          --       --      --
                                        -------------------              --------------------             -----------------
     Total interest-bearing liabilities   201,143     5,926     2.95       189,879      8,355     4.40     188,274    9,546    5.07
                                                    -------   ------                  -------     ----              -------    ----
     Total non-interest-bearing
         liabilities                        4,105                            2,116                           1,597
                                        ---------                        ---------                       ---------
     Total liabilities                    205,248                          191,995                         189,871
     Total equity                          34,964                           32,687                          31,313
                                        ---------                        ---------                       ---------
     Total liabilities and equity       $ 240,212                        $ 224,682                       $ 221,184
                                        =========                        =========                       =========
     Net interest income                            $ 8,142                           $ 6,139                       $ 5,875
                                                    =======                           =======                       =======
     Interest rate spread (3)                                   3.09%                             2.33%                        2.23%
                                                              ======                            ======                       ======
     Net interest margin (4)                                    3.50%                             2.85%                        2.78%
                                                              ======                            ======                       ======
     Average interest-earning assets
         to average interest-bearing
         liabilities                                          115.76%                           113.49%                      112.22%
                                                              ======                            ======                       ======

----------
(1) Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.

(2) Includes interest-bearing demand deposits, other interest-bearing deposits and FHLB stock.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(4) Net interest margin is net interest income divided by average interest-earning assets.

      Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                               Year Ended March 31, 2003                 Year Ended March 31, 2002
                                                 Compared to Year Ended                    Compared to Year Ended
                                                     March 31, 2002                            March 31, 2001
                                                  Increase/(Decrease)                       Increase/(Decrease)
                                          -------------------------------------      -----------------------------------
                                                  Due to                                      Due to
                                          ------------------------                   --------------------------
                                            Volume       Rate         Net               Volume        Rate       Net
                                          -------------------------------------      -----------------------------------
                                                                         (In thousands)
Interest-earning assets:
Loans receivable, net                     $   1,456  $   (1,000)  $      456           $   1,114  $     (557)   $   557
Investment securities                           (28)        (54)         (82)               (272)       (319)      (591)
Mortgage-backed securities                      155        (503)        (348)               (707)        (14)      (721)
Interest-earning assets and other              (157)       (295)        (452)                198        (370)      (172)
                                          -------------------------------------      -----------------------------------
Total interest-earning assets                 1,426      (1,852)        (426)                333      (1,260)      (927)

Interest-bearing liabilities:
Deposits                                         88      (2,934)      (2,846)                 32      (1,259)    (1,227)
FHLB advances                                   407          10          417                  36          --         36
                                          -------------------------------------      -----------------------------------
Total interest-bearing liabilities              495      (2,924)      (2,429)                 68      (1,259)    (1,191)
                                          -------------------------------------      -----------------------------------

Increase (decrease) in net interest
income                                    $     931  $    1,072   $    2,003          $     265    $     (1)      $264
                                          =====================================      ===================================

Comparison of Financial Condition at March 31, 2003 and March 31, 2002

      At March 31, 2003, Cheviot Savings Bank's assets totaled $243.8 million, an increase of $14.8 million, or 6.5%, from $229.0 million at March 31, 2002. The increase in total assets was comprised primarily of increases in net loans receivable, cash and cash equivalents and an increase in mortgage-backed securities, partially offset by a reduction in investment securities. The increase in assets was funded by a $5.1 million increase in deposits, a $6.8 million increase in advances from the Federal Home Loan Bank and net earnings of $2.4 million. During fiscal 2003, Cheviot Savings Bank continued to experience a high rate of loan refinancing activity as the interest rate environment remained at unprecedented lows.

      Loans receivable and loans held for sale totaled $182.4 million at March 31, 2003, an increase of $15.9 million, or 9.5%, from March 31, 2002. The increase resulted primarily from loan disbursements of $71.5 million and loan purchases of $1.4 million, which were partially offset by loan repayments of $57.3 million and loan sales of $481,000. Loan origination volume, including purchases of loans, during 2003 exceeded 2002 volume by $15.6 million, or 27.3%, which was primarily attributable to an increase in refinancing activity reflecting declines in the overall level of long-term interest rates over the two year period ended March 31, 2003. Growth in the loan portfolio consisted primarily of a $16.5 million increase in loans secured by one-to-four family residential real estate. During fiscal 2003, Cheviot Savings Bank initiated a program of selling certain loans to the Federal Home Loan Bank. Loans sold totaled $481,000 during the year, while loans held for sale totaled $235,000 at March 31, 2003.

      At March 31, 2003, the allowance for loan losses totaled $735,000, or ..40%, of net loans, compared to $483,000, or .29%, of total loans at March 31, 2002. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value. This analysis resulted in no allocation to the allowance for impaired loans at March 31, 2003.

      The second step in determining the allowance for loan losses entails utilizing our historic loss experience by applying such loss percentage to the individual loan types in the portfolio. This segment of the loss analysis resulted in assigning $735,000 to the allowance at March 31, 2003. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. To the best of management's knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at March 31, 2003.

      Non-performing loans totaled $215,000 at March 31, 2003, compared to $596,000 at March 31, 2002. At March 31, 2003, all of these loans consisted of one-to-four family loans. The allowance for loan losses totaled 341.9% and 81.0% of non-performing loans at March 31, 2003 and March 31, 2002, respectively. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

      Cash, federal funds sold and interest-bearing deposits in other financial institutions totaled $24.4 million at March 31, 2003, an increase of $3.2 million, or 15.2%, from $21.2 million at March 31, 2002. Investment securities totaled $6.1 million at March 31, 2003, a decrease of $5.1 million, or 45.3%, from $11.2 million at March 31, 2002. Investment securities purchases consisted of $6.1 million of U.S. Government agency obligations, which were offset by $11.0 million of maturities during the year. All of our investment securities are classified as held to maturity.

      Mortgage-backed securities totaled $23.6 million at March 31, 2003, an increase of $632,000, or 2.8%, from $23.0 million at March 31, 2002. Mortgage-backed securities purchases totaled $8.1 million, while principal repayments totaled $7.4 million during the fiscal year ended March 31, 2003. All mortgage-backed securities are classified as held to maturity.

      Deposits totaled $195.3 million at March 31, 2003, an increase of $5.1 million, or 2.7%, from $190.2 million at March 31, 2002. The increase was comprised primarily of an increase in money market demand deposits and passbook deposits, as consumers sought a safer investment alternative to the capital markets. Management has generally pursued a strategy of moderate growth in deposits and has not historically offered the highest deposit interest rates in its market area. Advances from the Federal Home Loan Bank increased by $6.8 million, or 172.7%, to a total of $10.8 million at March 31, 2003. Proceeds from growth in deposits and Federal Home Loan Bank advances were generally used to fund loan originations.

      Retained earnings totaled $35.9 million at March 31, 2003, a $2.4 million, or 7.1%, increase from $33.5 million at March 31, 2002. The increase resulted from net earnings of $2.4 million for the fiscal year ended March 31, 2003.

      Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations. In May 2003, management was notified by its primary regulator that Cheviot Savings Bank was categorized as well-capitalized under regulatory guidelines. At March 31, 2003, Cheviot Savings Bank's regulatory capital substantially exceeded all minimum regulatory capital requirements.

Comparison of Results of Operations for the Fiscal Years Ended March 31, 2003 and March 31, 2002

      General. Cheviot Savings Bank's net earnings for the fiscal year ended March 31, 2003, totaled $2.4 million, an increase of $808,000, or 51.1%, over the $1.6 million of net earnings recorded in fiscal 2002. The increase in earnings was primarily attributable to an increase of $2.0 million in net interest income and a decrease of $62,000 in the provision for losses on loans, which were partially offset by a decrease of $243,000 in other income, an increase of $594,000 in general, administrative and other expense and an increase of $420,000 in the provision for federal income taxes.

      Interest Income. Total interest income for the fiscal year ended March 31, 2003, totaled $14.1 million, a decrease of $426,000, or 2.9%, compared to 2002. The decrease in interest income reflects the impact of a decrease of 69 basis points in the average yield, from 6.73% in 2002 to 6.04% in 2003, which was partially offset by an increase of $17.3 million, or 8.1%, in the average balance of interest-earning assets during fiscal 2003 as compared to fiscal 2002.

      Interest income on loans totaled $12.0 million for the fiscal year ended March 31, 2003, an increase of $456,000, or 4.0%, over the comparable 2002 total. The increase resulted primarily from a $20.8 million, or 13.3%, increase in the average balance outstanding, which was partially offset by a 61 basis point decrease in the average yield, to 6.79% in 2003. Interest income on mortgage-backed securities totaled $1.1 million for the year ended March 31, 2003, a $348,000, or 23.4%, decrease from the 2002 period. The decrease was due primarily to a 202 basis point decrease in the average yield to 4.44%, which was partially offset by a $2.6 million, or 11.4%, increase in the average balance outstanding in 2003. Interest income on investment securities decreased by $82,000, or 12.2%, due primarily to a $554,000 decrease in the average balance and a 43 basis point decline in the average yield, to 4.76% in the 2003 period. Interest income on other interest-earning assets decreased by $452,000, or 56.6%, due primarily to a decrease in the average yield of 147 basis points, from 3.38% in 2002 to 1.91% in 2003, and a $5.5 million, or 23.2%, decrease in the average balance outstanding year to year.

      Interest Expense. Interest expense on deposits totaled $5.5 million for the fiscal year ended March 31, 2003, a decrease of $2.8 million, or 34.2%, compared to the fiscal year ended March 31, 2002, due primarily to a 153 basis point decrease in the average cost of deposits, to 2.87% for 2003, which was partially offset by a $2.0 million, or 1.0%, increase in the average balance of interest-bearing deposits outstanding year to year. During fiscal 2003, the composition of our deposits changed so that lower cost core deposits increased, while higher rate certificates of deposit accounts decreased. Interest expense on borrowings totaled $453,000 for the fiscal year ended March 31, 2003, an increase of $417,000 over the 2002 period. The increase resulted primarily from a $9.3 million increase in the average balance outstanding and a 77 basis point increase in the average cost of borrowings, to 4.40% in 2003. Decreases in the level of average yields on interest-earning assets and average cost of interest-bearing liabilities were due primarily to the overall decline in interest rates in the economy to the lowest levels in 40 years.

      Net Interest Income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by $2.0 million, or 32.6%, to a total of $8.1 million for the year ended March 31, 2003. The interest rate spread increased to approximately 3.09% at March 31, 2003, from 2.33% at March 31, 2002, and the net interest margin increased to approximately 3.50% for the fiscal year ended March 31, 2003, compared to 2.85% for the 2002 period.

      Provision for Losses on Loans. A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, the status of past due principal and interest payments, and other factors related to the collectibility of Cheviot Savings Bank's loan portfolio. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $250,000 for the fiscal year ended March 31, 2003, a decrease of $62,000 or 19.9%, compared to fiscal 2002. The 2003 provision generally reflects the overall growth in the loan portfolio during fiscal 2003 as well as management's perception of the risk prevalent in the economy. Management believes all non-performing loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known non-performing assets or that the allowance will be adequate to cover losses on non-performing assets in the future.

      Other Income. Other income totaled $263,000 for the fiscal year ended March 31, 2003, a decrease of $243,000, or 48.0%, compared to 2002. The decrease in other income was primarily attributable to a $254,000, or 99.2%, decrease in rental income on real estate acquired through foreclosure and a $36,000 loss in fiscal 2003, compared to a $90,000 gain in fiscal 2002, recorded on sale of real estate acquired through foreclosure, which were partially offset by a $123,000, or 100.8%, increase in other operating income and a $14,000 gain on sale of loans in the secondary market. The decrease in rental income on real estate acquired through foreclosure was due primarily to the sale of the real estate during the fiscal year ended March 31, 2002. The increase in other operating income was due primarily to a $110,000 settlement received from a lawsuit related to a real estate owned loan parcel. The gain on sale of loans is the result of Cheviot Savings Bank selling $481,000 in loans to the Federal Home Loan Bank of Cincinnati for the first time in fiscal 2003.

      General, Administrative and Other Expense. General, administrative and other expense totaled $4.5 million for the fiscal year ended March 31, 2003, an increase of $594,000, or 15.1%, compared to fiscal 2002. The increase in general, administrative and other expense was due primarily to an increase of $631,000, or 32.0%, in employee compensation and benefits, a $45,000 or 13.2%, increase in occupancy and equipment, a $36,000, or 18.2%, increase in data processing and an increase of $27,000, or 7.3%, in other operating expense, which were partially offset by an absence of $182,000 in expenses of real estate acquired through foreclosure recognized in fiscal 2002. The increase in employee compensation and benefits was due primarily to the establishment of a deferred directors' compensation plan in fiscal 2003, resulting in a charge of $229,000, an increase in management staffing levels, an increase in incentive compensation and other benefit plan costs and normal merit compensation increases, which were partially offset by an increase in deferred loan origination costs related to the increase in lending volume year to year. The increase in occupancy and equipment and data processing expense were a result of costs incurred in connection with a conversion of the data processing system in June 2002. Management elected to change to the Intrieve data processing system in order to enhance their product offerings and to provide for future growth. The increase in other operating expense was due primarily to costs incurred for office supplies year to year. The decrease in expenses of real estate acquired through foreclosure was due to the sale of the real estate during the fiscal year ended March 31, 2002.

      Federal Income Taxes. The provision for federal income taxes totaled $1.2 million for the fiscal year ended March 31, 2003, an increase of $420,000 or 51.5%, compared to the provision recorded in fiscal 2002. This increase was primarily attributable to a $1.2 million, or 51.2%, increase in pre-tax earnings year to year. The effective tax rate amounted to 34.1% and 34.0% for the fiscal years ended March 31, 2003 and 2002, respectively.

Comparison of Results of Operations for the Fiscal Years Ended March 31, 2002 and March 31, 2001

      General. Cheviot Savings Bank's net earnings for the fiscal year ended March 31, 2002, totaled $1.6 million, an increase of $13,000, or .8%, over the $1.6 million of net earnings reported in fiscal 2001. The increase in earnings was primarily attributable to a $264,000 increase in net interest income, a $4,000 increase in other income and a decrease of $64,000 in general, administrative and other expense, which were partially offset by a $312,000 increase in the provision for losses on loans and a $7,000 increase in the provision for federal income taxes.

      Interest Income. Total interest income for the fiscal year ended March 31, 2002, amounted to $14.5 million, a decrease of $927,000, or 6.0%, compared to fiscal 2001, due primarily to a decrease of 57 basis points in the average yield, from 7.30% in 2001 to 6.73% in 2002, partially offset by an increase of $4.2 million, or 2.0%, in the average balance of interest-earning assets.

      Interest income on loans totaled $11.5 million for the fiscal year ended March 31, 2002, an increase of $557,000, or 5.1%, over the comparable 2001 total. The increase resulted primarily from a $14.9 million, or 10.6%, increase in the average balance of loans, which was partially offset by a 38 basis point decrease in the average yield, to 7.40% in 2003. Interest income on mortgage-backed securities totaled $1.5 million for the fiscal year ended March 31, 2002, a $721,000, or 32.7%, decrease from the 2001 period. The decrease was due primarily to a $10.9 million decrease in the average balance outstanding, coupled with a 5 basis point decrease in the average yield, to 6.46% in 2002. Interest income on investment securities decreased by $591,000, or 46.9%, due primarily to a $4.3 million decrease in the average balance outstanding year to year and a 214 basis point decline in the average yield, to 5.19% in the 2002 period. Interest income on other interest-earning assets decreased by $172,000, or 17.7%, due primarily to a decrease in the average yield of 170 basis points to 3.38% in 2002, which was partially offset by a $4.5 million, or 23.7%, increase in the average balance outstanding year to year.

      Interest Expense. Interest expense on deposits totaled $8.3 million for the fiscal year ended March 31, 2002, a decrease of $1.2 million, or 12.9%, compared to the 2001 total. The decrease was due to a 67 basis point decrease in the average cost of deposits to 4.40% in 2002 from 5.07% in 2001, which was partially offset by an increase in the average balance of deposits outstanding of $613,000, or .3% year to year. Interest expense on borrowings totaled $36,000 for the year ended March 31, 2002. The expense resulted primarily from a $992,000 increase in the weighted-average balance of borrowings outstanding during the year. Cheviot Savings Bank had no borrowings outstanding in fiscal 2001.

      Net Interest Income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by $264,000, or 4.5%, to a total of $6.1 million for the fiscal year ended March 31, 2002, compared to $5.9 million in 2001. The interest rate spread increased to approximately 2.33% for the fiscal year ended March 31, 2002, from 2.23% for 2001, while the net interest margin increased to approximately 2.85% in 2002, compared to 2.78% in 2001.

      Provision for Losses on Loans. As stated previously, a provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, as well as other factors. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $312,000 for the fiscal year ended March 31, 2002. The fiscal 2002 provision was based upon an increase in the level of non-performing loans, the loss charge-offs during fiscal 2002, and the overall growth in the loan portfolio. There was no provision recorded for the fiscal year ended March 31, 2001.

      Other Income. Other income totaled $506,000 for the fiscal year ended March 31, 2002, an increase of $4,000, or .8%, compared to fiscal 2001. The increase in other income was primarily attributable to a $25,000, or 38.5%, increase in gains on sale of real estate acquired through foreclosure, which was partially offset by a decrease of $20,000, or 7.2%, in rental income on real estate acquired through foreclosure. These related changes in other income resulted from the sale of the real estate acquired through foreclosure during the fiscal year ended March 31, 2002.

      General, Administrative and Other Expense. General, administrative and other expense totaled $3.9 million for the fiscal year ended March 31, 2002, a decrease of $64,000, or 1.6%, compared to fiscal 2001. The decrease year to year was due primarily to a decrease in expenses of real estate acquired through foreclosure of $24,000, or 11.7%, and a decrease in legal and professional fees of $168,000, or 44.6%. These decreases were partially offset by an increase in employee compensation and benefits of $116,000, or 6.3%, and an increase in other operating expense of $22,000, or 6.3%. The decrease in expenses of real estate acquired through foreclosure and legal and professional fees is due to the sale of real estate owned during the fiscal year ended March 31, 2002. The increase in employee compensation and benefits is due to an increase in management staffing levels, an increase in incentive compensation and other benefit plan costs and normal merit increases, which were partially offset by an increase in deferred loan origination costs related to the increase in lending volume year to year.

      Federal Income Taxes. The provision for federal income taxes totaled $816,000 for the fiscal year ended March 31, 2002, an increase of $7,000 or .9%, compared to the provision recorded in fiscal 2001. This increase was primarily attributable to a $20,000 or .8%, increase in pre-tax earnings year to year. The effective tax rate amounted to 34.0% for each of the fiscal years ended March 31, 2002 and 2001, respectively.

Liquidity and Capital Resources

      Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. In addition, we may borrow from the Federal Home Loan Bank of Cincinnati. At March 31, 2003, we had $10.8 million in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at that date by approximately $30.0 million.

      Loan repayments and maturing securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

      Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and, to a lesser extent, the purchase of securities. For the year ended March 31, 2003, loan originations and purchases totaled $72.9 million. For the year ended March 31, 2002, loan originations totaled $57.3 million. During 2001, loan originations totaled $28.5 million. Purchases of investment securities and mortgage-backed securities were $14.3 million for the year ended March 31, 2003. Purchases of investment securities and mortgage-backed securities were $20.4 million in fiscal 2002 and $7.9 million for fiscal 2001.

      Total deposits increased $5.1 million during the year ended March 31, 2003. Total deposits decreased $3.4 million during fiscal 2002 and increased by $8.2 million during 2001. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Certificates of deposit accounts scheduled to mature within one year totaled $96.2 million at March 31, 2003. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will be retained.

      At March 31, 2003, we had loan commitments to borrowers of approximately $4.1 million and available letters and lines of credit of approximately $7.1 million. We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments.

      At March 31, 2003, we exceeded all of the applicable regulatory capital requirements. Our core (Tier 1) capital was $35.9 million, or 14.7% of average assets, at March 31, 2003. In order to be classified as "well-capitalized" under federal banking regulations, we were required to have core capital of at least $12.2 million, or 5.0% of assets. To be classified as a well-capitalized bank, we must also have a ratio of total risk-based capital to risk-based assets of at least 10.0%. At March 31, 2003, we had a total risk-based capital ratio of 32.5%. See "Regulation - Federal Banking Regulation - Capital Requirements" for discussion of applicable regulatory capital requirements and see "Historical and Pro Forma Capital Compliance" for information regarding the impact of the offering on our capital position.

      We do not anticipate any material capital expenditures, nor do we have any balloon or other payments due on any long-term obligations.

Recent Accounting Pronouncements

      In June 2002, the Financial Account Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management adopted SFAS No. 146 effective January 1, 2003, without material effect on the Cheviot Savings Bank's financial condition or results of operations.

      In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. Cheviot Savings Bank does not have financial letters of credit as of March 31, 2003.

      In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain other disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. Cheviot Savings Bank has not established any variable interest entities subsequent to January 31, 2003. Management is continuing to evaluate the impact of FIN 46 and expects no material effect on its financial statements.

                       BUSINESS OF CHEVIOT FINANCIAL CORP.

      We have not engaged in any business to date. Upon completion of the reorganization, we will be a federal corporation and will own all of the issued and outstanding stock of Cheviot Savings Bank. We will retain up to 50% of the net proceeds from the offering and contribute 50% of the remaining net proceeds to Cheviot Savings Bank as additional capital. We will use a portion of the net proceeds we retain to fund the purchase of common stock by the ESOP. We will also use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Offering."

      In the future, Cheviot Financial Corp., as the holding company of Cheviot Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan companies, which may include the acquisition of banking and financial services companies. See "Regulation-Holding Company Regulation-Permitted Activities" for a discussion of the activities that are permitted to savings and loan and mutual holding companies. We may also borrow funds for reinvestment in Cheviot Savings Bank. There are no plans for any borrowings or mergers or acquisitions or other diversification of the activities of Cheviot Financial Corp. at the present time.

      Our cash flow will depend on earnings from the investment of the net proceeds we retain and any dividends received from Cheviot Savings Bank. Initially, Cheviot Financial Corp. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Cheviot Savings Bank. At the present time, we intend to employ only persons who are officers of Cheviot Savings Bank to serve as officers of Cheviot Financial Corp. We will, however, use the support staff of Cheviot Savings Bank from time to time. We will be entering into an expense allocation agreement with Cheviot Savings Bank. These persons will not be separately compensated by Cheviot Financial Corp. Cheviot Financial Corp. may hire additional employees, as appropriate, to the extent it expands its business in the future.

                        BUSINESS OF CHEVIOT SAVINGS BANK

General

      Our principal business consists of attracting retail deposits from the general public in the areas surrounding our branches and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, multi-family residential loans and construction loans. We also invest in commercial real estate loans and consumer loans. Our revenues are derived principally from the interest on mortgage, construction, commercial real estate and consumer loans, securities, loan origination and servicing fees, and service charges and fees collected on deposit accounts. Our primary sources of funds are local retail deposits and borrowed funds.

Market Area

      We conduct our operations from our executive office in Cheviot, Ohio and three full-service branches located in the western section of Hamilton County, Ohio. Cheviot, Ohio is located in Hamilton County and is 10 miles west of downtown Cincinnati. Pursuant to the latest practicable market data provided by the FDIC, we had a .72% market share of FDIC-insured deposits in Hamilton County, ranking us thirteenth in the county.

      Hamilton County, Ohio represents our primary geographic market area for loans and deposits, with our remaining business operations conducted in the larger Cincinnati metropolitan area which includes Warren, Butler and Clermont Counties. We also conduct a moderate level of business in the southeastern Indiana region, primarily in Dearborn, Ripley, Franklin and Union Counties. The local economy is diversified into most economic sectors, with services, trade and manufacturing employment remaining the most prominent employment sectors in Hamilton County. Hamilton County is a primarily developed and urban county. Employees in the private sector constitute 90.5% of the area workforce, while 9.5% of the workforce is employed in the government sector. The employment base is well diversified and there is no dependence on one area of the economy for continued employment.

      Our future growth opportunities will be influenced by the growth and stability of the regional, state and national economies, other demographic trends and the competitive environment.

      Hamilton County has experienced a declining population since the 1990 census. This population trend represents a limiting trend for Cheviot Savings Bank as it is indicative of a relatively slow growth market area and a lack of an influx of new residents that may require banking services. Median in-household and per capita income measures for Hamilton County were above the comparable measures for the United States and Ohio, which we believe is indicative of the relatively stable and diversified economy, with employment in most large economic sectors, in the regional market served by Cheviot Savings Bank. Recent employment trends indicate lower levels of unemployment in Hamilton County compared to national and state-wide unemployment rates.

      We believe that we have developed products and services that will meet the financial needs of our current and future customer base; however, we plan and believe it is necessary to expand the range of products and services that we offer to be more competitive in our market area. Marketing strategies will focus on the strength of our knowledge of local consumer and small business markets, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.

Competition

      We face intense competition within our market both in making loans and attracting deposits. Hamilton County has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our position as a community bank.

Lending Activities

      General. Historically, our principal lending activity has been the origination, for retention in our portfolio, of fixed-rate and adjustable-rate mortgage loans collateralized by one- to four-family residential real estate located within our primary market area. Recently we have been approved for and have begun sales of certain fixed-rate loans into the secondary market. We also originate commercial real estate loans, including multi-family residential real estate loans, construction loans and consumer loans.

      Loan Portfolio Composition. Set forth below is selected information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated.

                                                                                  At March 31,
                                         ------------------------------------------------------------------------------------------
                                                   2003                             2002                             2001
                                         ------------------------------------------------------------------------------------------
                                         Amount          Percent          Amount           Percent          Amount          Percent
                                         ------          -------          ------           -------          ------          -------
                                                                           (Dollars in thousands)
Real estate loans:
   One-to-four family residential(1)  $    163,232        85.91%      $     146,747         85.51%      $    122,019         83.43%
   Multi-family residential                  7,787         4.10               7,281          4.24              9,264          6.33
   Construction                             12,368         6.51              10,773          6.28              5,454          3.73
   Commercial (2)                            6,305         3.32               6,569          3.83              9,309          6.37
Consumer (3)                                   303         0.16                 240          0.14                200          0.14
                                           -------      -------             -------       -------            -------       -------

Total loans                                189,995       100.00%            171,610        100.00%           146,246        100.00%
                                                        =======                           =======                          =======

Less:
   Undisbursed portion of loan in
    process                                  6,584                            4,452                            2,365
   Net deferred loan origination
    fees                                       232                              125                               95
   Allowance for loan losses                   735                              483                              239
                                      ------------                    -------------                     ------------
Total loans, net                      $    182,444                    $     166,550                     $    143,547
                                      ============                    =============                     ============

----------
(1) Includes home equity lines of credit, loans purchased and loans held for sale.

(2)   Includes land loans.

(3)   Loans secured by deposit accounts.

           Loan Maturity and Repricing Schedule. The following table sets forth certain information as of March 31, 2003, regarding the amount of loans maturing or repricing in our portfolio. Adjustable-rate and home equity lines of credit are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans are included in the period in which the final contractual repayment is due.

                                                    One       Three      Five       Ten
                                        Within    Through    Through    Through    Through    Beyond
                                          One      Three      Five        Ten      Twenty     Twenty
                                        Year(2)    Years      Years      Years      Years      Years       Total
                                       --------   -------    -------    -------    -------    -------      -----
                                                                               (In thousands)
Real estate loans:
   One-to-four family residential (1)    $4,093    $9,016    $10,248    $32,171    $105,342    $14,730    $175,600
   Multi-family residential .........       286       309      1,083      2,471       3,638         --       7,787
   Commercial (2) ...................       180       195        690      1,595       3,645         --       6,305
   Consumer (3) .....................       148       155         --         --          --         --         303
                                         ------    ------    -------    -------    --------    -------    --------

   Total loans ......................    $4,707    $9,675    $12,021    $36,237    $112,625    $14,730    $189,995
                                         ======    ======    =======    =======    ========    =======    ========

----------
(1) Includes home equity lines of credit, loans purchased, loans held for sale and construction loans.

(2)   Includes land loans.

(3)   Loans secured by deposit accounts.

      Fixed and Adjustable-Rate Loan Schedule. The following table sets forth at March 31, 2003, the dollar amount of all fixed-rate and adjustable-rate first mortgage loans and home equity lines of credit due after March 31, 2004. Adjustable- and floating-rate loans are included based on contractual maturities.

                                   Due After March 31, 2004
                                 -----------------------------
                                          Floating or
                                 Fixed     Adjustable   Total
                                 -----    -----------   -----
                                        (In thousands)

Real estate loans.............
  One-to-four family
   residential (1)............  $143,369   $  28,138   $171,507
  Multi-family residential....     7,501          --      7,501
  Commercial (2)..............     3,732       2,393      6,125
  Consumer (3)................       155          --        155
                                --------   ---------   --------
   Total loans...............   $154,757   $  30,531   $185,288
                                ========   =========   ========

----------
(1) Includes home equity lines of credit, loans purchased, loans held for sale and construction loans.

(2)   Includes land loans.

(3)   Loans secured by deposit accounts.

      Residential Mortgage Lending. Cheviot Savings Bank originates mortgage loans secured by one-to-four family properties, most of which serve as the primary residence of the owner. As of March 31, 2003, residential mortgage loans totaled $163.2 million, or 85.9% of our total loan portfolio. Of residential mortgage loans outstanding on that date, 14.6% were adjustable-rate loans and 85.4% were fixed-rate loans. Most of our loan originations result from relationships with existing or past customers, members of our local community and referrals from realtors, attorneys and builders.

      Our mortgage loans generally have terms from 15 to 30 years, amortized on a monthly basis with principal and interest due each month. As of March 31, 2003, we offered the following residential mortgage loan products:

      o     Fixed-rate loans of various terms;

      o     Adjustable-rate loans;

      o     Loans tailored for first time home buyers;

      o     Construction/permanent loans.

      Residential real estate loans may remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option without penalty. Our residential mortgage loans customarily contain "due on sale" clauses which permit us to accelerate the indebtedness of the loan upon transfer of ownership in the mortgage property.

      We recently began to sell a portion of our conforming fixed-rate loans in the secondary market and to hold the remaining fixed-rate loans and adjustable-rate loans in our portfolio. We retain servicing on all loans sold. We lend up to a maximum loan-to-value ratio of 95% on mortgage loans secured by owner-occupied properties, with the condition that private mortgage insurance is required on loans with a loan-to-value ratio in excess of 85%. To a lesser extent, we originate non-conforming loans that are tailored to the needs of the local community.

      Our adjustable-rate mortgage loans are originated with a maximum term of 30 years. Adjustable-rate loans include loans that provide for an interest rate that is based on the interest paid on U.S. Treasury securities of corresponding terms, plus a margin. Our adjustable-rate mortgages include limits on the increase or decrease in the interest rate. The interest rate may increase or decrease by a maximum of 2.0% per adjustment with a ceiling rate over the life of the loan, which generally is 5.0%. We currently offer adjustable-rate loans with initial rates below those which would prevail under the foregoing computations based upon our determination of market factors and competitive rates for adjustable-rate loans in our market. For one year adjustable-rate loans, borrowers are qualified at the initial rate and at 2.0% over the initial rate. For all other adjustable-rate loans, borrowers are qualified at the initial rate.

      The retention of adjustable-rate loans in our portfolio helps reduce exposure to changes in interest rates. However, there are credit risks resulting from potential increased costs to the borrower as a result of rising interest rates. During periods of rising interest rates, the risk of default on adjustable-rate mortgages may increase due to the upward adjustment of interest cost to the borrower.

      During the year ended March 31, 2003, we originated $21.5 million in adjustable-rate mortgage loans and $49.7 million in fixed-rate mortgage loans.

      Home equity lines of credit are generally made for owner-occupied homes and are secured by first or second mortgages on residential properties. We are attempting to increase our originations of home equity lines of credit. We generally offer home equity lines of credit with a maximum loan to appraised value ratio of 85% (including senior liens on the subject property). We currently offer these loans for terms of up to 10 years, and with adjustable rates that are tied to the prime lending rate. At March 31, 2003, $4.3 million of our one-to-four family residential loans were home equity lines of credit.

      Construction Loans. Cheviot Savings Bank also originates construction loans for the purpose of new construction for owner-occupied residential dwellings, and, to a lesser extent, new construction to builders for marketing of residential dwellings, improvement to existing structures and single-family residential dwellings, new construction for commercial purposes and for residential land development.

      At March 31, 2003, construction loans amounted to $12.4 million of its total loans. At March 31, 2003, the unadvanced portion of these constructions loans totaled $6.6 million.

      Cheviot Savings Bank's construction loans generally provide for the payment of interest only during the construction phase (12 months for single family residential and varying terms for commercial property and land development). At the end of the construction phase, the loan converts to a permanent mortgage loan. Loans can be made with a maximum loan-to-value of 85%. Before making a commitment to fund a construction loan, Cheviot Savings Bank requires detailed cost estimates to complete the project and an appraisal of the property by an independent licensed appraiser. Cheviot Savings Bank also reviews and inspects each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.

      Construction lending generally involves a greater degree of risk than other one-to-four family mortgage lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of the home construction. Construction delays or the financial impairment of the builder may further impair the borrower's ability to repay the loan.

      Multi-Family Loans. At March 31, 2003, 7.8 million, or 4.1% of our total loan portfolio consisted of loans secured by multi-family real estate. We originate fixed-rate and adjustable rate multi-family real estate loans with amortization schedules of up to 25 years. We generally lend up to 80% of the property's appraised value. Appraised values are determined by our own in-house appraiser or independent appraisers that we designated. In deciding to originate a multi-family loan, we review the creditworthiness of the borrower, the expected cash flows from the property securing the loan, the cash flow requirements of the borrower, the value of the property and the quality of the management involved with the property. We generally obtain the personal guarantee of the principals when originating multi-family real estate loans.

      Multi-family real estate lending is generally considered to involve a higher degree of credit risk than one-to-four family residential lending. Such lending may involve large loan balances concentrated on a single borrower or group of related borrowers. In addition, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of the related real estate project. Consequently, the repayment of the loan may be subject to adverse conditions in the real estate market or the economy generally.

      Commercial Real Estate Loans. We originate commercial real estate loans to finance the purchase of real property, which generally consists of land and/or developed real estate. In underwriting commercial real estate loans, consideration is given to the property's historic and projected cash flow, current and projected occupancy, location, physical condition and credit of the borrower. At March 31, 2003 our commercial real estate portfolio totaled $6.3 million, or 3.3% of total loans. Most of the commercial real estate portfolio consists of loans secured by properties in Hamilton County. Our commercial real estate portfolio is diverse as to borrower and property type.

      Commercial real estate lending involves additional risks compared to one-to-four family residential lending because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan. Repayment of such loans may be subject, to a greater extent than residential loans, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Our policies limit the amount of loans to a single borrower or group of related borrowers to reduce this risk.

      Because of increased risks associated with commercial real estate loans, commercial real estate loans generally have a higher rate and shorter term than residential mortgage loans. Commercial real estate loans are generally offered at one year adjustable-rates and fixed-rates. The term of such loans generally does not exceed 25 years.

      Consumer Loans. On a limited basis, we make loans secured by deposit accounts up to 90% of the amount of the depositor's collected deposit account balance. At March 31, 2003, these loans totaled $303,000, or 0.2% of total loans. Consumer loans are generally offered for terms of one to five years depending on the collateral and at fixed or variable rates of interest depending on the product.

      Loan Originations, Purchases, Sales and Servicing. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period. Our volume of commercial real estate has decreased in recent years due to our effort to improve asset quality and to emphasize relationship banking.

      The following table sets forth the loan origination, sales and repayment activities of Cheviot Savings Bank for the periods indicated.

                                                                For the Year Ended March 31,
                                                              ---------------------------------
                                                                2003        2002        2001
                                                              ---------------------------------
                                                                       (In thousands)
Loans:
     Balance outstanding at beginning of period ..........    $166,550    $143,547    $ 139,076

Originations, including purchased loans
     Real estate loans:
        One-to-four family residential (1) ...............      54,106      49,330       18,831
        Multi-family residential .........................       3,936       1,671          382
        Construction .....................................      11,784       3,676        8,291
        Commercial (2) ...................................       2,922       2,290          839
     Consumer (3) ........................................         192         351          123
                                                              --------    --------    ---------
            Total loan originations ......................      72,940      57,318       28,466
                                                              --------    --------    ---------

Less:
     Principal repayments ................................      56,260      33,872       23,953
     Transfers to foreclosed real estate .................         157         196          107
     Loans sold in the secondary market ..................         481          --           --
     Other (4) ...........................................         148         247          (65)
                                                              --------    --------    ---------
            Total deductions .............................      57,046      34,315       23,995
                                                              --------    --------    ---------

     Balance outstanding at end of period ................    $182,444    $166,550    $ 143,547
                                                              ========    ========    =========

----------
(1) Includes home equity lines of credit, loans purchased, and loans held for sale.
(2)   Includes land loans.

(3)   Loans secured by deposit accounts.

(4) Other items consist of loans in process, deferred loan original fees, unearned interest and the allowance for loan losses.

      Loans sold in the secondary market in 2003 reflects Cheviot Savings Bank selling $481,000 in loans to the Federal Home Loan Bank of Cincinnati for the first time in fiscal year 2003.

      Loan Approval Procedures and Authority. The lending activities of Cheviot Savings Bank are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily consisting of existing customers and referrals from real estate brokers. Written loan applications are taken by one of Cheviot Savings Bank's loan officers. The loan officer also supervises the procurement of reports, appraisals and other documentation involved with a loan. Cheviot Savings Bank obtains property appraisals from independent appraisers on substantially all of its loans.

      Cheviot Savings Bank's loan approval process is intended to provide direction to management on all phases of real estate lending activity since such real estate mortgage lending is the single most important revenue producing investment of Cheviot Savings Bank. Therefore, Cheviot Savings Bank believes that the underwriting of mortgage loans be consistent with safe and sound practices to ensure the financial viability of the bank. The loan underwriting policy is also established to provide appropriate limits and standards for all extensions of credit in real estate or for the purpose of financing the construction of a building or other improvement. Cheviot Savings Bank's loan committee has the authority to approve or deny loan applications on one-to-four family owner occupied properties up to $500,000. This committee also has the authority for approving or denying loan applications on non-owner occupied properties up to $100,000. The loan committee reviews all loan applications submitted to Cheviot Savings Bank and lists such applications on a review sheet that is submitted to the board of directors. The board of directors ratifies all loans approved by the loan committee and approves all other loans other than those specifically set forth above.

      Loans to One Borrower. State savings and loan institutions are subject to the same loans to one borrower limits as those applicable to national banks, which under current regulations restrict loans to one borrower to an amount equal to 15% of unimpaired equity on an unsecured basis, and an additional amount equal to 10% of unimpaired equity if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). Our policy provides that loans to one borrower (or related borrowers) should not exceed $2 million (excluding the borrower's principal residence). However, the board of directors may amend this limitation annually based on the asset growth and capital position of Cheviot Savings Bank.

      At March 31, 2003, the largest aggregate credit exposure to one borrower consisted of two loans in the amount of $1.8 million. These loans are performing in accordance with their terms. There were three additional credit relationships, including committed amounts, in excess of $1.0 million at March 31, 2003.

Asset Quality

      General. One of our key operating objectives has been and continues to be to maintain a high level of asset quality. Our high proportion of one- to four-family mortgage loans, our maintenance of sound credit standards for new loan originations and our loan administration procedures have resulted in a reduction in our non-performing loans to $215,000, or 0.12% of total loans at March 31, 2003 from $2.0 million, or 1.4% at March 31, 2000.

      Collection Procedures. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. Cheviot Savings Bank has implemented certain loan tracking policies and collection procedures to ensure effective management of classified assets. Cheviot Savings Bank generally causes a written notice of non-payment to be sent to its borrower after a loan is first past due. If payment has not been received within a reasonable time period, personal contact efforts are attempted by telephone or by letter. If no payment is received the following month, a letter stating that the borrower is two months behind is mailed indicating that the borrower needs to contact collections and make payment arrangements. If the borrower has missed two consecutive payments, the letter will be sent by certified mail. On all accounts that are not current ten days after the completion of the last step set forth above, the Cheviot Savings Bank collection manager or staff member shall contact the borrower by phone at their home and, if necessary, at their place of employment in order to establish communications with the borrower concerning the delinquency and to try to establish a meeting with the borrower to determine what steps are needed to bring the borrower to a current status. If contact with the borrower by telephone is unsuccessful and the account becomes 60 days delinquent, Cheviot Savings Bank sends a letter which indicates its intention to begin foreclosure procedures. If no satisfactory agreement has been reached with the borrower within 15 days after the foreclosure intention letter, the Board of Directors will consider the status of the delinquency and may authorize Cheviot Savings Bank's attorney to send a letter to the borrower advising the borrower that foreclosure proceedings will be initiated and setting forth the conditions which could forestall the foreclosure. In selected cases, Cheviot Savings Bank may make an economic decision to forego foreclosure (and avoid the expenses of such proceedings) and work with the borrower to bring the loan current. Repayment schedules may be entered into with chronically delinquent borrowers if management determines this resolution is more advantageous to Cheviot Savings Bank.

      In connection with home equity lines of credit, when payment is first past due, the collection manager or staff member attempts to contact the borrower by phone at their home. If phone contact is unsuccessful, the collection manager or staff member will mail a late notice to the borrower at the beginning of the following month indicating the need to contact the collections personnel and bring the loan current. If the preceding steps are unsuccessful, then the collection manager will implement the steps described above leading to foreclosure.

      Cheviot Savings Bank has implemented several credit risk measures in the loan origination process that have served to reduce potential losses. Cheviot Savings Bank also seeks to limit loan portfolio credit risk by originating in the local market generally one- to four-family permanent mortgage loans with a loan-to-value of 85% or less, and one and two family owner-occupied residential mortgage loans with a loan-to-value of 85%, with private mortgage insurance required on loans originated with loan-to-value above 85%. Cheviot Savings Bank has implemented conservative loan underwriting guidelines and makes exceptions in originating such loans only if there are sound reasons for such exceptions.

      Credit risk on commercial real estate loans is managed by generally limiting such lending to local markets and emphasizing sound underwriting and monitoring the financial status of the borrower. In originating such loans, Cheviot Savings Bank seeks debt service coverage ratios in excess of 1.00x.

      To limit the impact of loan losses in any given quarter, Cheviot Savings Bank seeks to maintain the adequate level of valuation allowances. Its management and board of directors review the level of general valuation allowances on a quarterly basis to ensure that adequate coverage against known and inherent losses is maintained, based on the level of non-performing and classified assets, our loss history and industry trends and economic trends.

      To continuously track asset quality and the adequacy of valuation allowances, Cheviot Savings Bank has established detailed asset review policies and procedures which are consistent with generally accepted accounting principles. Detailed reviews are conducted by the board of directors quarterly. Pursuant to these procedures, when needed, additional valuation allowances are established to cover anticipated losses in the portfolio.

      We hold foreclosed property as other real estate owned. We carry foreclosed real estate at lower of cost or fair market value less estimated selling costs. If a foreclosure action is commenced and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, we either sell the real property securing the loan at the foreclosure sale or sell the property as soon thereafter as practical.

      Marketing real estate owned generally involves listing the property for sale. Cheviot Savings Bank maintains the real estate owned in good condition to enhance its marketability. As of March 31, 2003, there was one real estate owned property totaling $141,000.

      Delinquent Loans and Non-performing Loans and Assets. Our policies require that the collection manager monitor the status of the loan portfolios and report to the Board on a monthly basis. These reports include information on delinquent loans, criticized and classified assets, foreclosed real estate, and our actions and plans to cure the delinquent status of the loans.

      With the exception of first mortgage loans for which the borrower has obtained private mortgage insurance, we generally stop accruing interest on loans when interest or principal payments are 150 days in arrears or earlier when the timely collectibility of such interest or principal is doubtful. We designate loans on which we stop accruing interest as non-accrual loans and we reverse outstanding interest that we previously credited. We may recognize income in the period that we collect it, when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist and the loan has been brought current. Loans deemed uncollectable are charged-off on a quarterly basis.

      The following table sets forth certain information regarding delinquencies in our loan portfolio as of the dates indicated.

                                             March 31, 2003
                     ----------------------------------------------------------------
                          30 - 59               60 - 89              90 or More
                      Days Delinquent       Days Delinquent        Days Delinquent
                     -------------------   -------------------   --------------------
                               Percent               Percent                Percent
                               of Net                 of Net                of Net
                      Amount    Loans       Amount    Loans       Amount     Loans
                     -------------------   -------------------   --------------------
                                          (Dollars in thousands)
Real Estate Loans:
 One-to-four family
  residential (1)..  $    100      0.06%   $      --       --%   $     215     0.12%
 Multi-family
  residential......        97      0.05           --       --           --       --
 Construction......        --        --           --       --           --       --
 Commercial(2).....        --        --          106     0.06           --       --
Consumer(3)........        --        --           --       --           --       --
                     ---------  --------   ----------  -------   ---------  --------
Total Loans          $    197      0.11%   $     106     0.06%   $    215      0.12%
                     =========  ========   ==========  =======   =========  ========

----------
Footnotes explained below following table.

      The following table sets forth information regarding non-performing loans and assets.

                                                 At March 31,
                                   -----------------------------------------
                                   2003     2002     2001      2000     1999
                                   ----     ----     ----      ----     ----
                                            (Dollars in thousands)
Non-accrual real estate loans:
  One-to-four family
   residential (1).............   $  157   $  182   $   300   $  628   $1,381
  Multi-family residential....        --       --        --    1,137    1,929
  Construction................        --       --        --       --       --
  Commercial (2)                      --       29        93      180    2,814
  Consumer (3)................        --       --        --       --       --
                                  -------------------------------------------
 Total non-accruing loans (4).       157      211       393    1,945    6,124
 Accruing loans delinquent 90
  days or more.................       58      385       135       57      183
                                  -------------------------------------------
 Total non-performing loans...       215      596       528    2,002    6,307
 Other real estate owned......       141      154     1,737    3,183    1,036
                                  -------------------------------------------
 Total non-performing assets..    $  356   $  750   $ 2,265   $5,185   $7,343
                                  ===========================================

 Non-performing assets to
  total assets.................     0.15%    0.33%     1.00%    2.39%    3.24%
 Non-performing loans to net
  loans........................     0.12%    0.36%     0.37%    1.44%    5.00%

----------
(1) Includes home equity lines of credit, loans purchased and loans held for sale.

(2)   Includes land loans.

(3)   Loans secured by deposit accounts.

(4) For the year ended March 31, 2003, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $9,000. No interest on non-accrual loans was included in income for the year ended March 31, 2003.

      Non-performing loans totaled $215,000 at March 31, 2003 compared with $596,000 at March 31, 2002. Our $58,000 in accruing loans delinquent 90 days or more at March 31, 2003 consisted of one residential mortgage loan.

      We review all non-accrual multi-family and commercial loans for impairment. These loans are individually assessed to determine whether the loan's carrying value is in excess of the fair value of the collateral or the present value of the loan's cash flows. Smaller balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impairment review. We had no loans classified as impaired at March 31, 2003 and 2002.

      In addition to the non-performing loans, we have identified through normal internal credit review procedures, $303,000 in loans that warrant increased attention at March 31, 2003. These loans are defined as loans not included as non-performing loans, but as to which we have developed information regarding existing credit problems that may cause the borrowers future difficulties in complying with loan repayments. Three of these loans, totaling $197,000, were past due 30-59 days at March 31, 2003. The $303,000 loans were considered in our evaluation of the allowance for loan losses at March 31, 2003. None of these loans was considered impaired and as such, no specific impairment allowance was established for these loans.

      Allowance for Loan Losses. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans charged-off are restored to the allowance for loan losses. The allowance for loan losses is maintained at a level believed, to the best of management's knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. The level of allowance for loan losses is based on management's periodic review of the collectibility of the loans principally in light of our historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.

      In addition, the regulatory agencies, as an integral part of their examination and review process, periodically review our loan portfolios and the related allowance for loan losses. Regulatory agencies may require us to increase the allowance for loan losses based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

      At March 31, 2003, our allowance for loan losses was $735,000. For the year ended March 31, 2003, our allowance for loan losses increased by $252,000 primarily due to growth in our loan portfolio multiplied by a factor representing the range of our historical loss experience. Our ratio of the allowance for loan losses as a percentage of net loans receivable increased to ..40% at March 31, 2003 as compared with .29% at March 31, 2002.

      The following table sets forth the analysis of the activity in the allowance for loan losses for the periods indicated.

                                                                                   Year Ended March 31,
                                                           -----------------------------------------------------------------------
                                                             2003          2002            2001            2000            1999
                                                           --------      ---------       ---------       ---------       ---------
                                                                                  (Dollars in thousands)
Balance at beginning of period .......................     $    483      $     239       $   1,103       $   2,421       $   2,236

Charge offs:
  One-to-four family residential (1) .................           --            (85)            (85)            (54)           (105)
  Multi-family residential ...........................           --             --            (724)           (705)           (271)
  Construction .......................................           --             --              --              --              --
  Commercial (2) .....................................           --             --             (76)           (561)           (522)
  Consumer (3) .......................................           --             --              --              --              --
                                                           -----------------------------------------------------------------------
Total charge-offs ....................................           --            (85)           (885)         (1,320)           (898)
                                                           -----------------------------------------------------------------------

Recoveries:
  One-to-four family residential (1) .................           --             17              18               1              31
  Multi-family residential ...........................           --             --               3               1              --
  Construction .......................................           --             --              --              --              --
  Commercial (2) .....................................            2             --              --              --              52
  Consumer (3) .......................................           --             --              --              --              --
                                                           -----------------------------------------------------------------------
Total recoveries .....................................            2             17              21               2              83
                                                           -----------------------------------------------------------------------

Net recoveries (charge-offs) .........................            2            (68)           (864)         (1,318)           (815)

Provision for losses on loans ........................          250            312              --              --           1,000
                                                           -----------------------------------------------------------------------

Balance at end of period .............................     $    735      $     483       $     239       $   1,103       $   2,421
                                                           =======================================================================

Total loans receivable, net ..........................     $182,444      $ 166,550       $ 143,547       $ 139,076       $ 126,099
                                                           =======================================================================

Average loans receivable outstanding .................     $176,728      $ 155,973       $ 141,067       $ 133,897       $ 134,405
                                                           =======================================================================

Allowance for loan losses as a percent of
    net loans receivable .............................         0.40%          0.29%           0.17%           0.79%           1.92%
Net loans charged off as a percent of average
    loans outstanding ................................         0.00%          0.04%           0.61%           0.98%           0.61%

(1) Includes home equity lines of credit, loans purchased and loans held for sale.

(2)   Includes land loans.

(3)   Loans secured by deposits.

      The following table sets forth the allocation of the allowance for loan losses by loan category for the years indicated. This allocation is based on management's assessment, as of a given point in time, of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is neither indicative of the specific amounts or the loan categories in which future charge-offs may be taken nor is it an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.

                                                                     At March 31,
                     ---------------------------------------------------------------------------------------------------------------
                                     2003                                 2002                                  2001
                     ---------------------------------------------------------------------------------------------------------------
                                              Percent of                            Percent of                           Percent of
                                               Loans in                              Loans in                             Loans in
                      Allowance     Loan         Each     Allowance       Loan         Each     Allowance      Loan         Each
                       for Loan   Balances   Category to   for Loan   Balances by  Category to  for Loan   Balances by  Category to
                        Losses   by Category Total Loans    Losses      Category   Total Loans    Losses     Category   Total Loans
                     ---------------------------------------------------------------------------------------------------------------
                                                                                                        (Dollars in thousands)
Loan Category
Allocated:
Real estate--mortgage
  One-to-four family
   residential (1)..   $   249    $163,232       85.91%   $    161     $ 146,747       85.51%     $    85   $ 122,019         83.43%
  Multi-family
   residential .....       242       7,787        4.10         161         7,281        4.24           84       9,264          6.33
  Construction......         4      12,368        6.51          11        10,773        6.28            3       5,454          3.73
  Commercial (2)....       240       6,305        3.32         150         6,569        3.83           67       9,309          6.37
Consumer (3)........        --         303        0.16          --           240        0.14           --         200          0.14
                       -------------------------------------------------------------------------------------------------------------

Total ..............   $   735   $ 189,995      100.00%   $    483     $ 171,610      100.00%        $239   $ 146,246        100.00%
                       =============================================================================================================

                                                     At March 31,
                     ---------------------------------------------------------------------------
                                    2000                                  1999
                     ---------------------------------------------------------------------------
                                             Percent of
                                              Loans in                              Percent of
                                                Each                                 Loans in
                     Allowance      Loan      Category    Allowance       Loan         Each
                     For Loan   Balances by   to Total     for Loan   Balances by  Category to
                      Losses      Category      Loans       Losses      Category   Total Loans
                     ---------------------------------------------------------------------------

Loan Category
Allocated:
Real estate--mortgage
  One-to-four family
   residential (1)..  $  408    $ 112,247         78.99%    $  546    $  91,774          70.81%
  Multi-family
   residential .....     233       14,635         10.30        529       17,548          13.54
  Construction......       5        2,906          2.04          2        2,537           1.95
  Commercial (2)....     457       12,107          8.52      1,344       17,472          13.48
  Consumer (3)......      --          219          0.15         --          282           0.22
                     -------------------------------------------------------------------------

Total .............. $ 1,103    $ 142,114        100.00%   $ 2,421     $129,613         100.00%
                     =========================================================================

(1) Includes home equity lines of credit, loans purchased and loans held for sale.

(2)   Includes land loans.

(3)   Loans secured by deposit accounts.

Securities Activities

      General. Our investment policy is established by the board of directors. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management. The board of directors, as a whole, acts in the capacity of an investment committee and is responsible for overseeing our investment program and evaluating on an ongoing basis our investment policy and objectives. Our president and chief financial officer have the authority to purchase securities within specific guidelines established by the investment policy. All transactions are reviewed by the board at its regular meeting.

      We account for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if we have the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized gains or losses charged to operations or retained earnings, respectively. At March 31, 2003 and 2002, we designated all investment and mortgaged-backed securities as held-to-maturity. Realized gains or losses on sales of securities are recognized using the specific identification method.

      Our current policies generally limit securities investments to U.S. Government, agency and sponsored entity securities and municipal bonds. The policy also permits investments in mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. Our investment in municipal obligations mature in fiscal 2026. Our investment in U.S. Government and agency obligations were scheduled to mature within one year at both March 31, 2003 and 2002.

      Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall securities yields while managing interest rate risk. To accomplish these objectives, we focus on investments in mortgage-backed securities and short-term investments.

      Amortized Cost and Estimated Fair Value of Securities. The following tables sets forth certain information regarding the amortized cost and estimated fair values of our securities as of the dates indicated.

                                                                             At March 31,
                                           ---------------------------------------------------------------------------------
                                                     2003                        2002                        2001
                                           ---------------------------------------------------------------------------------
                                            Amortized    Estimated      Amortized    Estimated      Amortized    Estimated
                                               Cost     Fair Value         Cost      Fair Value        Cost     Fair Value
                                           ---------------------------------------------------------------------------------
                                                                            (In Thousands)
Investment securities held to maturity:
  U.S. Government and agency obligations.  $     6,046  $     6,062    $     11,144  $    11,225   $     7,978  $     8,038
  Municipal obligations..................          100          103             100           97           100           97
                                           ---------------------------------------------------------------------------------
Total investment securities..............        6,146        6,165          11,244       11,322         8,078        8,135
Mortgage-backed securities held to maturity:
  Federal Home Loan Mortgage Corporation         2,398        2,394           3,113        3,102         4,099        4,087
  Federal National Mortgage Association..        2,658        2,654           3,325        3,320         4,590        4,619
  Government National Mortgage Association      18,537       18,934          16,523       16,742        20,159       20,549
                                           ---------------------------------------------------------------------------------

Total mortgage-backed securities.........       23,593       23,982          22,961       23,164        28,848       29,255
                                           ---------------------------------------------------------------------------------
Total investments and mortgage-backed
  securities held to maturity............  $    29,739  $    30,147    $     34,205  $    34,486   $    36,926  $    37,390
                                           =================================================================================

      The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of our securities portfolio as of March 31, 2003. Adjustable-rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

                                                                                                         At March 31, 2003
                                                                              More Than One Year       More Than Five Years
                                                      One Year or Less        through Five Years         through Ten Years
                                                   ----------------------   ------------------------   -----------------------
                                                                 Weighted                   Weighted                  Weighted
                                                   Amortized      Average   Amortized       Average    Amortized       Average
                                                     Cost          Yield       Cost          Yield       Cost           Yield
                                                   ---------      -------   ---------       -------    ---------       -------
                                                                            (Dollars in thousands)
Investment securities held to maturity:
U.S. Government and agency obligations ......      $  6,046         3.93%    $     --           --%     $    --           --%
Municipal obligations .......................            --           --           --           --           --           --
                                                   -------------------------------------------------------------------------
 Total investment securities ................         6,046         3.93           --           --           --           --
                                                   -------------------------------------------------------------------------
Mortgaged-backed securities held to
 maturity:
 Federal Home Loan Mortgage
  Corporation ...............................           133         6.93          633         6.93        1,083         6.93
 Federal National Mortgage
  Association ...............................           114         7.23          548         7.23          949         7.23
 Government National Mortgage
  Association ...............................           315         5.36        1,441         5.36        2,293         5.36
                                                   -------------------------------------------------------------------------
 Total mortgaged-backed securities ..........           562         5.73        2,622         5.73        4,325         5.73
                                                   -------------------------------------------------------------------------
Total .......................................      $  6,608         5.36%    $  2,622         5.36%    $  4,325         5.36%
                                                   =========================================================================

                                                 More than Ten Years              Total Securities
                                               -----------------------  -------------------------------------
                                                              Weighted                                Weighted
                                               Amortized      Average   Amortized     Estimated       Average
                                                 Cost          Yield       Cost       Fair Value       Yield
                                               ---------      -------   ---------     ---------       -------
                                                                     (Dollars in thousands)
Investment securities held to maturity:
U.S. Government and agency obligations ......  $     --          --%     $  6,046     $  6,062         3.93%
Municipal obligations .......................       100         5.13          100          103         5.13
                                               ------------------------------------------------------------
 Total investment securities ................       100         5.13        6,146        6,165         3.95
                                               ------------------------------------------------------------

Mortgaged-backed securities held to
 maturity:
 Federal Home Loan Mortgage
  Corporation ...............................       549         6.93        2,398        2,394         6.93
 Federal National Mortgage
  Association ...............................     1,047         7.23        2,658        2,654         7.23
 Government National Mortgage
  Association ...............................    14,488         5.36       18,537       18,934         5.36
                                               ------------------------------------------------------------
 Total mortgaged-backed securities ..........    16,084         5.73       23,593       23,982         5.73
                                               ------------------------------------------------------------

Total .......................................  $ 16,184         5.36%    $ 29,739     $ 30,147         5.36%
                                               ============================================================

Sources of Funds

      General. Deposits, FHLB advances, scheduled amortization and prepayments of loan principal, maturities and calls of securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes.

      Deposits. We offer passbook, NOW and money market deposit accounts and certificates of deposits having a range of interest rates and terms. We currently offer passbook and statement savings accounts, interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts and certificates of deposits.

      Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits we rely on paying competitive interest rates and providing quality service.

      Savings, N.O.W. and money market rates are generally determined monthly by the board of directors. Certificates of deposit rates are generally determined weekly by the President. When we determine our deposit rates, we consider local competition, FHLB advance rates and rates charged on other sources of funds. Core deposits, defined as savings accounts, money market accounts and demand deposit accounts, represented 38.3% of total deposits on March 31, 2003. At March 31, 2003, certificates of deposit with remaining terms to maturity of less than one year amounted to $96.2 million.

      The following tables sets forth the various types of deposit accounts offered by us at the dates indicated.

                                                                                      At March 31,
                                                      ------------------------------------------------------------------------------
                                                                       2003                                    2002
                                                      ------------------------------------------------------------------------------
                                                                                  Weighted                                Weighted
                                                                                   Average                                 Average
                                                         Amount       Percent       Rate         Amount       Percent       Rate
                                                      ------------ ------------ ------------- ------------ ------------ ------------
                                                                                                     (Dollars in Thousands)
NOW accounts ........................................ $   10,676        5.47%       0.43%      $   10,070        5.30%       1.01%
Passbook accounts ...................................     20,457       10.47        1.07           18,308        9.63        1.73
Money market demand deposits ........................     43,600       22.32        1.67           37,408       19.67        2.37
                                                      ----------   ----------                  ----------  -----------
    Total demand, transaction and passbook deposits .     74,733       38.26        1.33           65,786       34.60        1.98
                                                      ----------   ----------                  ----------  -----------

Certificates of deposit
  Due within one year ...............................     23,663       12.12        1.73           25,717       13.52        2.59
  Over 1 year through 3 years .......................     77,448       39.65        2.78           81,809       43.02        4.14
  Over 3 years ......................................     19,468        9.97        5.04           16,860        8.86        5.92
                                                      ----------   ----------                  ----------  -----------
    Total certificates of deposit .................      120,579       61.74        2.94          124,386       65.40        4.06
                                                      ----------   ----------                  ----------  -----------

Total ............................................... $  195,312      100.00%       2.32       $  190,172      100.00%       3.34
                                                      ==========   ==========                  ==========  ===========
                                                                    At March 31,
                                                       -------------------------------------
                                                                        2001
                                                       -------------------------------------
                                                                                   Weighted
                                                                                    Average
                                                          Amount       Percent       Rate
                                                       ------------ ------------ -----------

NOW accounts ........................................  $    7,553        3.90%       1.73%
Passbook accounts ...................................      17,194        8.88        2.58
Money market demand deposits ........................      26,284       13.58        3.41
                                                       ----------   ----------
      Total demand, transaction and passbook deposits      51,031       26.36        2.35
                                                       ----------   ----------

Certificates of deposit
   Due within one year ..............................      20,391       10.53        5.56
   Over 1 year through 3 years ......................     105,889       54.69        6.25
   Over 3 years .....................................      16,301        8.42        6.16
                                                       ----------   ----------
      Total certificates of deposit .................     142,581       73.64        6.14
                                                       ----------   ----------

Total ...............................................  $  193,612      100.00%       5.14
                                                       ==========   ==========

      The following table presents our deposit activity for the years indicated.

                                                                  Year Ended March 31,
                                                            -------------------------------
                                                              2003        2002        2001
                                                            -------     -------     -------
                                                                     (In thousands)
Net deposits (withdrawals) ...........................      $  (333)   $(11,759)    $(1,396)
Interest credited on deposit accounts ................        5,473       8,319       9,546
                                                            -------    --------     -------
Total increase (decrease) in deposit accounts .........     $ 5,140    $ (3,440)    $ 8,150
                                                            =======    ========     =======

      Maturities of Certificates of Deposit Accounts. The following table sets forth the amount and maturities of certificates of deposit accounts at the dates indicated.

                                                                   At March 31, 2003
                              -----------------------------------------------------------------------------------------
                              Less than    Six Months to    Over One Year        Over Three                  Percent of
                              Six Months      One Year      to Three Years         Years        Total          Total
                              -----------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
2.00% and below...........     $ 17,269       $   12,267    $       --        $         --     $   29,536      24.50%
2.01% to 3.00%............       24,069            8,445        16,057                  26         48,597      40.30
3.01% to 4.00%............        2,738            9,965         5,720               1,485         19,908      16.51
4.01% to 5.00%............        6,655            7,350           630                  --         14,635      12.14
5.01% to 6.00%............          652            2,410           260                  --          3,322       2.75
6.01% to 7.00%............            -            4,331           250                  --          4,581       3.80
                              -----------------------------------------------------------------------------------------
   Total..................     $ 51,383       $   44,768    $   22,917        $      1,511      $ 120,579     100.00%
                              =========================================================================================

      As of March 31, 2003, the aggregate amount of outstanding certificates of deposit at Cheviot Savings Bank in amounts greater than or equal to $100,000, was approximately $15.8 million. The following table presents the maturity of these certificates of deposit at such dates.

                        At March 31, 2003
---------------------------------------------------------------
            Maturity Period                     Amount
---------------------------------------------------------------
                                            (In thousands)
Less than six months................    $             5,253
Six months to one year..............                  4,831
Over one year to three years........                  4,186
Over three years....................                  1,493
                                        -------------------
   Total............................    $            15,763
                                        ===================

      Borrowed Funds. As a member of the FHLB of Cincinnati, Cheviot Savings Bank is eligible to obtain advances upon the security of the FHLB common stock owned and certain residential mortgage loans, provided certain standards related to credit-worthiness have been met. FHLB advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. We had $10.8 million of FHLB advances outstanding as of March 31, 2003, and we averaged approximately $10.3 million of FHLB advances during the year ended March 31, 2003.

      The following table sets forth certain information regarding FHLB advances for the periods indicated.

                                                         Year Ended March 31,
                                                      --------------------------
                                                       2003       2002     2001
                                                      -------    ------   ------
FHLB Advances:                                          (Dollars in thousands)

Maximum month-end balance ..........................  $11,856    $3,948   $  --
Balance at the end of period .......................   10,765     3,948      --
Average balance ....................................   10,305       992      --

Weighted average interest rate at end of period ....     4.56%     4.78%     --%
Weighted average interest rate during period .......     4.40%     3.63%     --%

Properties

      We conduct our business through our main banking office located in Cheviot, Ohio, and other full-service branch offices located in Hamilton County, Ohio. The aggregate net book value of our premises and equipment was $3.0 million at March 31, 2003. The following table sets forth certain information with respect to our offices at March 31, 2003.

                                                  Year Opened/
Location                        Leased or Owned     Acquired     Net Book Value
--------------------------------------------------------------------------------
                                                                  (In thousands)
Main Office                          Owned            1915       $        893
3723 Glenmore Avenue
Cheviot, Ohio  45211

5550 Cheviot Road                    Owned            1982                433
Cincinnati, Ohio  45247

6060 Bridgetown Road                 Owned            1991                434
Cincinnati, Ohio  45248

1194 Stone Road                      Owned            1997                572
Harrison, Ohio  45030
                                                                 ------------
          Total Owned                                            $      2,332
                                                                 ============

Legal Proceedings

      Cheviot Savings Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to its financial condition or results of operations.

Personnel

      As of March 31, 2003, we had 39 full-time employees and 13 part-time employees. Our employees are not represented by a collective bargaining unit. We consider our relationship with our employees to be good.

                           FEDERAL AND STATE TAXATION

Federal Taxation

      General. Cheviot Financial Corp. and Cheviot Savings Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Cheviot Financial Corp. and Cheviot Savings Bank.

      Method of Accounting. For federal income tax purposes, Cheviot Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31. After the reorganization, Cheviot Financial Corp. and Cheviot Savings Bank will file separate income tax returns using the accrual method of accounting and a tax year ending December
31. Income taxes are accounted for under the asset and liability method that requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

      Bad Debt Reserves. In August of 1997, legislation was enacted that repealed the reserve method of accounting, including the percentage of taxable income method, which previously had been used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. As a result, Cheviot Savings Bank was required to change from the reserve method to the specific charge-off method to compute its bad debt deduction. In addition, Cheviot Savings Bank was required generally to recapture into income the portion of its bad debt reserve (other than the supplemental reserve) that exceeds its base year reserves. The recapture amount resulting from the change in a thrift's method of accounting for its bad debt reserves generally was taken into taxable income ratably (on a straight-line basis) over a six-year period that ended December 31, 2001.

      Charitable Contributions. A corporation's deduction for charitable contributions is limited to ten percent of its taxable income without regard to deductions for charitable contributions, net operating loss carrybacks and capital loss carrybacks. Contributions that exceed the foregoing limitation can be carried over to the five succeeding taxable years.

      Taxable Distributions and Recapture. Earnings that have been appropriated to the bad debt reserve of Cheviot Savings Bank and claimed as a tax deduction are not available for the payment of cash dividends or for distributions (including distributions made on dissolution or liquidation), unless Cheviot Savings Bank includes the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. Retained earnings as of March 31, 2003 include approximately $4.0 million for which no provision for federal income tax has been paid. This reserve (base year and supplement) is not recaptured at this time but may be recaptured in the future.

      Corporate Dividends-Received Deduction. Cheviot Financial Corp. may exclude from its income 100 percent of dividends received from Cheviot Savings Bank as a member of the same affiliated group of corporations. Following completion of the reorganization and offering, it is expected that Cheviot Mutual Holding Company will own less than 80 percent of the outstanding common stock of Cheviot Financial Corp. As such, Cheviot Mutual Holding Company will not be permitted to file a consolidated federal income tax return with Cheviot Financial Corp. and Cheviot Savings Bank. The corporate dividends-received deduction is 80 percent in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20 percent of the stock of a corporation distributing a dividend may deduct 70 percent of dividends received or accrued on their behalf.

      Alternative Minimum Tax. The Internal Revenue Code of 1986 (the "Code") imposes an alternative minimum tax ("AMT") at a rate of 20 percent on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90 percent of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Cheviot Savings Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

      Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2003, Cheviot Savings Bank had no net operating loss carryforwards for federal income tax purposes.

      The Jobs and Growth Tax Relief Reconciliation Act of 2003. In May 2003, the President signed into law The Jobs and Growth Tax Relief and Reconciliation Act (the "Act"). The Act is primarily directed towards individual taxpayers and provides for a reduction in tax rates applicable to dividends received and long-term capital gains. Additionally, the Act increases the amount of first-year bonus depreciation available to individuals and corporations. Management believes that the Act will not have a material adverse effect on Cheviot Savings Bank's financial condition or results of operations.

State Taxation

      Cheviot Financial Corp. and Cheviot Savings Bank also will be subject to Ohio taxation in the same general manner as other corporations. In particular, Cheviot Financial Corp. and Cheviot Savings Bank will be subject to the Ohio corporation franchise tax, which is an excise tax imposed on corporations for the privilege of doing business in Ohio, owning capital or property in Ohio, holding a charter or certificate of compliance authorizing the corporation to do business in Ohio, or otherwise having nexus with Ohio during a calendar year. The franchise tax is imposed on the value of a corporation's issued and outstanding shares of stock. Financial institutions determine the value of their issued and outstanding shares based upon the net worth of the shares. For Ohio franchise tax purposes, savings institutions are currently taxed at a rate equal to 1.3% of taxable net worth. Cheviot Savings Bank is not currently under audit with respect to its Ohio franchise tax returns.

                                   REGULATION

General

      Cheviot Savings Bank is regulated, examined and supervised by the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Ohio Division of Financial Institutions will be Cheviot Savings Bank's chartering authority and the Office of Thrift Supervision will be its primary federal regulator. The Ohio Division of Financial Institutions and the Office of Thrift Supervision have extensive authority over the operations of Ohio-chartered savings institutions. As part of this authority, Ohio-chartered savings institutions are required to file periodic reports with the Ohio Division of Financial Institutions and the Office of Thrift Supervision and are subject to periodic examinations by the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the FDIC. Cheviot Savings Bank also is subject to regulation by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund. Cheviot Savings Bank is also subject to the provisions of the Ohio Revised Code applicable to Ohio corporations. Cheviot Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Cincinnati, which is one of the twelve regional banks in the Federal Home Loan Bank System.

      Cheviot Financial Corp. and Cheviot Mutual Holding Company will be regulated by the Office of Thrift Supervision as savings and loan holding companies. They will be required to file reports with, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision.

      Any change in the laws or regulations, whether by the Ohio Division of Financial Institutions, Federal Deposit Insurance Corporation, Office of Thrift Supervision, or Congress, could have a material adverse impact on Cheviot Financial Corp. and Cheviot Savings Bank and their operations.

Federal Banking Regulation

      The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil monetary penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

      Loans to One Borrower. Cheviot Savings Bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15%, or $5.5 million, of unimpaired capital and surplus on an unsecured basis. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. As of March 31, 2003, we were in compliance with the loans-to-one-borrower limitations.

      Qualified Thrift Lender Test. All savings institutions are required to satisfy a qualified thrift lender, or "QTL" test. Under the QTL test, we must maintain at least 65% of our "portfolio assets" in "qualified thrift investments" in at least nine of the most recent 12 month period. "Portfolio assets" generally means total assets less the sum of:

      o     specified liquid assets up to 20% of total assets;

      o     goodwill and other intangible assets; and

      o     the value of property used in the conduct of our business.

      "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of our portfolio assets. Recent legislation broadened the scope of "qualified thrift investments" to include 100% of an institution's credit card loans, education loans and small business loans. We may also satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Code.

      A savings institution that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. As of March 31, 2003, we satisfied the qualified thrift lender test with 95.42% of our assets invested in qualified thrift investments.

      Capital Distributions. The Office of Thrift Supervision regulations govern capital distributions by all savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings institution must file an application for approval of a capital distribution if:

      1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years;

      2) the institution would not be at least adequately capitalized following the distribution;

      3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

      4) the institution is not eligible for expedited treatment of its filings.


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

      Even if an application is not otherwise required, every savings institution that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

      The Office of Thrift Supervision may disapprove a notice or application if:

      o the institution would be undercapitalized following the distribution;

      o the proposed capital distribution raises safety and soundness concerns; or

      o the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

      Liquidity. All savings institutions are required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

      Community Reinvestment Act and Fair Lending Laws. All savings institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a savings institution, the Office of Thrift Supervision is required to assess the institution's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. We received a satisfactory Community Reinvestment Act rating in our most recent federal examination, which was conducted by the Office of Thrift Supervision.

      Transactions with Related Parties. A savings institution's authority to engage in transactions with its "affiliates" is limited by the Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. Cheviot Financial Corp. and its non-savings institution subsidiaries would be affiliates of Cheviot Savings Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the institution.

      On April 1, 2003, the Federal Reserve's Regulation W, which comprehensively amends sections 23A and 23B, became effective. The regulation unifies and updates staff interpretations issued over the years, incorporates several new interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addresses new issues arising as a result of the expanded scope of nonbanking activities engaged in by banks and


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bank holding companies in recent years and authorized for financial holding companies under the Gramm-Leach-Bliley Act (the "GLB Act").

      In addition, the Office of Thrift Supervision regulations prohibit a savings institution from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

      Our authority to extend credit to our directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Cheviot Savings Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by our board of directors.

      Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under Federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

      Capital Requirements. The Office of Thrift Supervision regulations require savings institutions to meet three minimum capital standards:

      1)    a 1.5% tangible capital ratio;

      2) a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system); and

      3)    an 8% risk-based capital ratio.


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

      The prompt corrective action standards discussed below in effect establish a minimum 2% tangible capital standard. The Office of Thrift Supervision regulations require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

      The risk-based capital standard for savings institutions requires the maintenance of Tier 1, or core, capital and total capital, which is defined as core capital and supplementary capital, to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

      At March 31, 2003, our capital exceeded all applicable requirements.

      Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the association's capital:

      o well capitalized (at least: 5% leverage capital, 6% tier 1 risk-based capital, and 10% total risk-based capital);

      o adequately capitalized (at least: 4% leverage capital, 4% tier 1 risk-based capital, and 8% total risk-based capital);

      o undercapitalized (less than: 8% total risk-based capital, 4% tier 1 risk-based capital, or 3% leverage capital);

      o significantly undercapitalized (less than: 6% total risk-based capital, 3% tier 1 risk-based capital, or 3% leverage capital,); and

      o     critically undercapitalized (less than 2% tangible capital).

      Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth,


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

investment activities, capital distributions, and affiliate transactions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

      At March 31, 2003, we met the criteria for being considered
"well-capitalized." Nothing has come to management's attention that would cause a change in our "well-capitalized" position.

      Insurance of Deposit Accounts. Deposit accounts in Cheviot Savings Bank are insured by the Savings Association Insurance Fund of the FDIC, generally up to a maximum of $100,000 per separately insured depositor. Our deposits are therefore subject to FDIC deposit insurance assessments.

      The FDIC has adopted a risk-based system for determining deposit insurance assessments. Under this system, all insured institutions are placed into one of nine categories, and are assessed insurance premiums, ranging from 0% (plus $2,000) to 0.27% of insured deposits, based upon their level of capital and supervisory evaluation. The FDIC is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%

      In addition, all FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payment on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017.

      Federal Home Loan Bank System. Cheviot Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Cincinnati, we are required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of March 31, 2003, Cheviot Savings Bank was in compliance with this requirement. The Federal Home Loan Banks are required to provide funds for the past resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.

      Customer Privacy. The GLB Act contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution's policies and procedures regarding the handling of customers' nonpublic personal financial information. The GLB Act provides that, except for certain limited exceptions, an institution may not provide such


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

personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. An institution may not disclose to a non-affiliated third party, other than to a consumer reporting agency, customer account numbers or other similar account identifiers for marketing purposes. The GLB Act allows the states to adopt stricter customer privacy protections. The Act also makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means. The GLB Act also contains requirements for the posting of notices by operators of automated teller machines regarding fees charged for the use of such machines.

Ohio Savings and Loan Law

      The Ohio Division of Financial Institutions is responsible for the regulation and supervision of Ohio savings institutions in accordance with the laws of the State of Ohio. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries, and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally chartered savings and loan association.

      The Ohio Division of Financial Institutions also has approval authority over the payment of dividends and any mergers involving or acquisitions of control of Ohio savings institutions. The Ohio Division of Financial Institutions may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Ohio Division of Financial Institutions may place an Ohio association in conservatorship or receivership.

      The Ohio Division of Financial Institutions conducts regular examinations of Cheviot Savings Bank approximately once every eighteen months. Such examinations are usually conducted jointly with one or both federal regulators. The Ohio Division of Financial Institutions imposes assessments on Ohio associations based on their asset size to cover the cost of supervision and examination.

Federal Reserve System

      The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At March 31, 2003, Cheviot Savings Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

Holding Company Regulation

      General. Cheviot Mutual Holding Company and Cheviot Financial Corp. will be savings and loan holding companies within the meaning of the Home Owners' Loan Act. As such,


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

Cheviot Mutual Holding Company and Cheviot Financial Corp. will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Cheviot Financial Corp. and Cheviot Mutual Holding Company and any non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Cheviot Financial Corp. and Cheviot Mutual Holding Company will generally not be subject to state business organizations law.

      Permitted Activities. Pursuant to Section 10(o) of the Home Owners' Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Cheviot Financial Corp. may engage in the following activities:

      o     investing in the stock of a savings association;

      o acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company;

      o merging with or acquiring another holding company, one of whose subsidiaries is a savings association;

      o investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices;

      o furnishing or performing management services for a savings association subsidiary of such company;

      o holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company;

      o holding or managing properties used or occupied by a savings association subsidiary of such company;

      o     acting as trustee under deeds of trust;

      o any other activity (a) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"), unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies; or
            (b) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;

      o purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director; and


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

      o     any activity permissible for financial holding companies under section 4(k) of the Bank Holding Company Act of 1956, as amended.

      Permissible activities that are deemed to be financial in nature or incidental thereto under section 4(k) of the Bank Holding Company Act include:

      o lending, exchanging, transferring, investing for others or safeguarding money or securities;

      o insurance activities or providing and issuing annuities, and acting as principal, agent or broker;

      o     financial, investment or economic advisory services;

      o issuing or selling instruments representing interests in pools of assets that a bank is permitted to hold directly;

      o     underwriting, dealing in, or making a market in securities;

      o activities previously determined by the Federal Reserve Board to be closely related to banking;

      o activities that bank holding companies are permitted to engage in outside of the U.S.;

      o     merchant banking activities; and

      o     portfolio investments made by an insurance company.

      The Home Owners' Loan Act prohibits a savings and loan holding company, including Cheviot Financial Corp. and Cheviot Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary savings institution, a nonsubsidiary holding company, or a nonsubsidiary company engaged in activities other than those permitted by the Home Owners' Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

      The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

      Waivers of Dividends by Cheviot Mutual Holding Company. Office of Thrift Supervision regulations require Cheviot Mutual Holding Company to notify the Office of Thrift Supervision


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

of any proposed waiver of its right to receive dividends. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction to the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with Statement of Financial Accounting Standards No. 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations.

      We anticipate that Cheviot Mutual Holding Company will waive dividends declared by Cheviot Financial Corp. Under Office of Thrift Supervision regulations, in any second step conversion of Cheviot Mutual Holding Company, waived dividends will not be considered in determining an appropriate exchange ratio, and therefore public stockholders would not be diluted because of dividends previously waived by Cheviot Mutual Holding Company.

      Conversion of Cheviot Mutual Holding Company to Stock Form. Office of Thrift Supervision regulations permit Cheviot Mutual Holding Company to convert from the mutual form of organization to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to Cheviot Financial Corp. (the "New Holding Company"), Cheviot Mutual Holding Company's corporate existence would end, and certain depositors of Cheviot Savings Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Cheviot Mutual Holding Company ("Minority Stockholders") would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant to an exchange ratio that ensures that after the Conversion Transaction the percentage of the to-be-outstanding shares of the New Holding Company issued to Minority Stockholders in exchange for their common stock would be equal to the percentage of the outstanding shares of common stock held by Minority Stockholders immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, in any Conversion Transaction of Cheviot Mutual Holding Company, waived dividends will not be considered in determining an appropriate exchange ratio and therefore public stockholders would not be diluted because of dividends previously waived by Cheviot Mutual Holding Company. The total number of shares held by Minority Stockholders after the Conversion Transaction would also be affected by any purchases by such persons in the offering that would be conducted as part of the Conversion Transaction.


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

      Federal Securities Laws. Upon completion of the offering, Cheviot Financial Corp. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Cheviot Financial Corp. will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

      The registration under the Securities Act of 1933 of shares of the common stock in the offering does not cover the resale of the shares. Shares of the common stock purchased by persons who are not affiliates of Cheviot Financial Corp. may be resold without registration. Shares purchased by an affiliate of Cheviot Financial Corp. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Cheviot Financial Corp. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Cheviot Financial Corp. who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Cheviot Financial Corp., or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Cheviot Financial Corp. to permit affiliates to have their shares registered for sale under the Securities Act of 1933.

The USA PATRIOT Act

      In response to the events of September 11, 2001 the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was signed into law on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

      Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

      o Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

      o Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations by October 26, 2002 that provide for minimum standards with respect to customer identification at the time new accounts are opened.


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

      o Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

      o Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

      o Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

      The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

Sarbanes-Oxley Act of 2002

      On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the "Act"), which implemented legislative reforms intended to address corporate and accounting fraud, in addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

      Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or


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administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

      The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

      Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement of the Sarbanes-Oxley Act, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

                                   MANAGEMENT

Shared Management Structure

      The Directors of Cheviot Financial Corp. will be those same persons who are the Directors of Cheviot Savings Bank. In addition, each of the executive officers of Cheviot Financial Corp. will also be an executive officer of Cheviot Savings Bank. Although there are no present plans to do so, both Cheviot Financial Corp. and Cheviot Savings Bank may choose to appoint additional or different persons as directors in the future. We expect that Cheviot Financial Corp. and Cheviot Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures.
To date, Cheviot Savings Bank has compensated its directors and executive officers for their services to the bank. Cheviot Financial Corp. and Cheviot Mutual Holding Company may pay additional compensation to these individuals for their services to the holding company.

Directors of Cheviot Financial Corp.

      The board of directors of Cheviot Financial Corp. will consist of six members. Directors will serve three-year staggered terms so that approximately two of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization will consist of Directors James Williamson and Edward Kleemeier. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization will consist of Directors John Smith and Robert Thomas. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization will consist of Directors Thomas Linneman and Gerhard Hillmann. The biographical information regarding these individuals is set forth under "Directors of Cheviot Savings Bank."

Executive Officers of Cheviot Financial Corp.

      The following individuals will be the executive officers of Cheviot Financial Corp. and will hold the offices set forth below opposite their names. The biographical information for each executive officer, other than Mr. Linneman, is set forth under "Executive Officers of The Bank Who Are Not Directors."

          Name           Age(1)                    Position
          ----           ------                    --------

Thomas J. Linneman         49                   President and CEO
Jeffrey J. Lenzer          41                   Vice President
Kevin M. Kappa             45                   Vice President
Scott T. Smith             33                   Chief Financial Officer

----------
(1) As of March 31, 2003.

      The executive officers of Cheviot Financial Corp. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board.

Directors of Cheviot Savings Bank

      Composition of our Board. We have six directors. Directors of Cheviot Savings Bank will be elected annually by Cheviot Financial Corp. as its sole stockholder.

      The following table states our directors' names, their ages as of March 31, 2003, and the years when they began serving as directors:

                                                              Director/Trustee
       Directors          Age            Position                  Since
       ---------          ---            --------                  -----

Gerhard H. Hillmann        67            Director                  1994
Edward L. Kleemeier        68            Director                  1978
Thomas J. Linneman         49       President, Chief               1995
                                    Executive Officer/Director
John T. Smith              58            Director                  1995
Robert Thomas              60            Director                  1989
James E. Williamson        58           Executive                  1997
                                    Secretary/Director

      The Business Background of Our Directors. The business experience for the past five years (unless otherwise indicated the positions have been held for at least the past five years) of each of our directors is as follows:

      Gerhard H. Hillmann is the retired Manager of Field Operations for Fletcher Homes, a Cincinnati area home builder.

      Edward L. Kleemeier is a retired District Fire Chief for the City of Cincinnati.

      Thomas J. Linneman is the President and Chief Executive Officer of Cheviot Savings Bank.

      John T. Smith is the Secretary/Treasurer of Hawkstone Associates, Inc. dba Triumph Energy Corp., a gasoline wholesaler and retailer.

      Robert Thomas is the owner/operator of R&R Quality Meats & Catering in Cheviot, Ohio.

      James E. Williamson is the District Administrator (Director) of Oak Hills Local School District since 2000. Mr. Williams was a high school principal from 1989-2000.

Meetings of the Board of Directors and Committees

      Our board of directors meets on a bi-weekly basis and may hold additional special meetings. During the year ended March 31, 2003, the board of directors of Cheviot Savings Bank held 26 regular meetings and one special meeting.

      The board of directors of Cheviot Savings Bank maintains an audit committee, compensation committee and loan committee.

      The audit committee consists of three directors. The Committee reviews the annual audit prepared by the independent accountants, appoints the independent accountants and reviews the internal audit function and internal accounting controls. The audit committee met four times during the year ended March 31, 2003. Pursuant to federal regulations, the audit committee will adopt a written charter.

      The compensation committee consists of three directors. The committee provides advice and recommendations to the board of directors in the areas of employee salaries and benefit programs. The compensation committee met four times during the year ended March 31, 2003.

      The loan committee consists of Thomas J. Linneman, Jeffrey J. Lenzer and one outside director. The outside director position rotates among the outside directors on five-week intervals. This committee is responsible for approving loan applications for one-to-four family owned or occupied properties up to $500,000 and for residential and commercial income-producing properties up to $100,000. The loan committee met 52 times during the year ended March 31, 2003.

Director Compensation

      Meeting Fees In Effect for 2002. Cheviot Savings Bank pays each director an annual fee of $14,000 for board attendance and an annual fee of $3,000 for committee attendance. In addition, for the year ended March 31, 2003, each director received a bonus of $5,100 (except Mr. Linneman whose bonus was $4,200); this bonus will not be paid in the future.

Executive Officers of the Bank Who are Not Directors

      The business experience for the past five years of each of the executive officers of Cheviot Savings Bank who is not a director is set forth below:

      Jeffrey J. Lenzer, 41, has served as Vice President/Lending since 1999 and held other lending related positions at Cheviot Savings Bank prior to that date.

      Kevin M. Kappa, 45, has served as Vice President - Compliance Officer since 1998.

      Scott T. Smith, 33, is Chief Financial Officer. He has been employed by Cheviot Savings Bank since 1998.

Executive Officer Compensation

      Summary Compensation Table. The following table sets forth for the fiscal year ended March 31, 2003, certain information as to the total remuneration paid by Cheviot Savings Bank to its President, as well as to the two most highly compensated executive officers of Cheviot Savings Bank, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000 (together, the "Named Executive Officers").

                                                                                    Annual Compensation
                                                             -----------------------------------------------------------------
                                                                                           Other Annual            All Other
Name and Principal Position                      Year        Salary($)       Bonus($)     Compensation($)       Compensation(1)
---------------------------                      ----        ---------       --------     ---------------       ---------------
Thomas J. Linneman, President and CEO            2002        $153,271        $44,793           (2)                  $14,577
Kevin M. Kappa, Vice President - Compliance
Officer                                          2002         $93,109        $26,184           (2)                   $8,155
Jeffrey J. Lenzer, Vice President/Lending        2002         $93,109        $20,851           (2)                   $8,149

----------
(1)   Matching 401(k) contribution.

(2) Does not include the value of perquisites and other personal benefits because the total amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of the annual salary and bonus for the individual for the year.

Benefit Plans

      Employment Agreements. Upon completion of the reorganization, Cheviot Savings Bank will enter into an employment agreement with Thomas J. Linneman and will enter into change in control severance agreements with Jeffrey J. Lenzer and Kevin M. Kappa. The employment agreement and the change in control severance agreements are intended to ensure that Cheviot Savings Bank and Cheviot Financial Corp. will be able to maintain a stable and competent management base after the reorganization. The continued success of Cheviot Savings Bank and Cheviot Financial Corp. depends to a significant degree on the skills and competence of Messrs. Linneman, Lenzer and Kappa.

      The employment agreement will provide for a three-year term. Commencing on the first anniversary date of the employment agreement and continuing on each anniversary thereafter, the disinterested members of the board of directors of Cheviot Savings Bank may extend the employment agreement an additional year such that the remaining term of the agreement shall be 36 months, unless Mr. Linneman elects not to extend the term by giving written notice to the board of directors. The employment agreement provides that the executive's base salary will be reviewed annually and may be increased but not decreased. The base salary that will be effective for such employment agreement will be $155,271. Cheviot Savings Bank will also provide a bonus program to Mr. Linneman which will provide him with the opportunity to earn up to 50% of his base salary, on an annual basis, the amount of which shall be determined by specific performance standards and a formula to be agreed to by Mr. Linneman and the board of directors annually. Performance standards shall be measured on a calendar year, and no bonus shall be payable if Mr. Linneman is not employed on December 31 of the pertinent year. The executive shall be entitled to participate in such life insurance, medical, dental, 401(k), profit-sharing and stock-based compensation plans and other programs and arrangements as may be approved from time to time by Cheviot Savings Bank for the benefit of its employees. In addition, Cheviot Savings Bank shall provide Mr. Linneman with a supplemental life insurance policy with a death benefit of not less than $200,000.

      Under the employment agreement, if Mr. Linneman dies, retires or is terminated "for cause" or if he voluntarily terminates his employment without good reason (as defined in the employment agreement), Mr. Linneman (or his estate) shall be entitled to receive the compensation due him through the last day of the calendar month in which his death, retirement or termination occurred. In the event of Mr. Linneman's disability, Cheviot Savings Bank will pay him, as disability pay, pursuant to the long-term disability policy then in effect. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to him under any other disability programs sponsored by Cheviot Savings Bank. In addition, during any period of his disability, he and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans including, without limitation, retirement plans and medical, dental and life insurance plans of Cheviot Savings Bank on the same terms as if he were actively employed by Cheviot Savings Bank.

      Under the employment agreement, if the employment of Mr. Linneman is terminated by Cheviot Savings Bank without cause or Mr. Linneman terminates his employment with good reason (as defined in the employment agreement), Mr. Linneman would be entitled to a severance payment equal to the base salary (determined by reference to his base salary on the termination date) and bonuses (determined by reference to his average bonus over the three years preceding his termination date) that would otherwise have been payable over the remaining term of the agreement. Such amounts shall be paid in one lump sum within ten calendar days of such termination. In addition, Mr. Linneman shall, for the remaining term of the employment agreement, receive the benefits he would have received during the remaining term of the employment agreement under any retirement programs in which he participated prior to his termination and continue to participate in any benefit plans of Cheviot Savings Bank that provide health (including medical and dental), life, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of Cheviot Savings Bank during such period.

      If, within the period ending two years after a change in control (as defined in the employment agreement), Cheviot Savings Bank shall terminate Mr. Linneman's employment without good cause or Mr. Linneman terminates his employment with good reason, Cheviot Savings Bank shall, within ten calendar days of termination of his employment, make a lump sum cash payment to him equal to 2.99 times the executive's average annual compensation over the five most recently completed calendar years ending with the year immediately preceding the effective date of the change in control. In such event, the executive shall for a 36-month period following his termination of employment continue to receive the benefits he would have received over such period under any retirement plans in which he participated prior to this termination and shall continue to participate in any benefit plans that provide health (including medical and dental), life or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives during such period. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are contingent upon a change in control.

Individuals receiving excess parachute payments are required to pay a 20% excise tax on the amount of the payment in excess of the base amount, and the employer is not entitled to deduct such amount.

      Upon termination of Mr. Linneman for any reason, he must adhere to a two-year non-competition covenant.

      All reasonable costs and legal fees paid or incurred by the executive in any dispute or question of interpretation relating to the employment agreement will be paid by Cheviot Savings Bank, if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that Cheviot Savings Bank will indemnify the executive for certain liabilities and expenses as provided therein.

      Change in Control Severance Agreement. In connection with the reorganization, Cheviot Savings Bank will enter into change in control severance agreements with Jeffrey J. Lenzer and Kevin M. Kappa to provide benefits to each of them upon a change in control of Cheviot Savings Bank or Cheviot Financial Corp. The severance agreement will provide for a three-year term.
Additionally, on or before each anniversary date of the effective date of the severance agreement, the term of the agreement may be extended for an additional one-year period beyond the then effective expiration date upon a determination and resolution of the board of directors that the performance of the employee has met the requirements and standards of the board and that the term of the agreement should be extended. Under the severance agreement, if a change in control of Cheviot Savings Bank or Cheviot Financial Corp. occurs, Messrs. Lenzer and Kappa, if terminated or if each terminates his employment upon the occurrence of certain events specified in the severance agreement within 12 months after any change in control, will be entitled to receive an amount equal to two times the prior calendar year's cash compensation paid to such executive by Cheviot Savings Bank. Such sum will be paid at the option of the executive either in one lump sum not later than the date of such termination of employment or in periodic payments over the next 24 months after such termination of employment. Based solely on 2003 cash compensation and assuming that a change in control had occurred at March 31, 2003 and that Messrs. Lenzer and Kappa were terminated, the maximum aggregate payment due under the severance agreements would be approximately $___________________ (consisting of $___________ payable to Mr. Lenzer and $___________ payable to Mr. Kappa).

      Directors Deferred Compensation Plan. Cheviot Savings Bank adopted, effective March 31, 2003, a directors deferred compensation plan as an additional benefit to its directors. Each person who was a member of the board on March 31, 2003 became a participant in the plan on such date. Any person who was not a member of the board on March 31, 2003 but later becomes a member of the board shall become a participant in the plan only if he or she completes ten years of service and is a member of the board of directors on the last day of a plan year that ends after the date on which he or she completes such ten years of service. A person who meets the foregoing requirements shall become a participant in the plan on the last day of the first plan year that ends after the date on which he or she completes ten years of service and such last day of the plan year shall be the date as of which the participant becomes a participant in the plan. With respect to any participant, his or her participation date is the date as of which he or she becomes a participant in the plan as set forth above. A person who becomes a participant under the plan remains a participant until the entire balance of his or her account under the plan has been paid or forfeited under the terms of the plan.

      A separate bookkeeping account shall be established for each participant. A participant's account shall be credited and charged with amounts to the extent set forth below. Initially there shall be credited to the account of each participant, on the participant's participation date, an amount equal to the amount that, if credited to the participant's account on his or her participation date and if further credited thereafter with interest at the rate of 7% per annum, compounded annually, would result in the sum of $80,000 credited to the account as of the last day of the plan year in which falls the participant's 70th birthday. The amount so determined for each participant whose participation date is March 31, 2003 is as follows: (i) Edward L. Kleemeier - $74,766, (ii) Gerhard H. Hillmann - $65,304, (iii) Jack T. Smith - $35,321, (iv)
James E. Williamson - $35,521, (v) Robert Thomas - $40,667 and (vi) Thomas J. Linneman - $19,321. In addition to the initial credits set forth above, there shall be credited to the account of each participant, on the last day of each plan year both (i) which begins after the participant's participation date and
(ii) on which the participant is a member of the board, an amount equal to 7% of the uninvested balance of the participant's account as of the first day of such plan year. The uninvested balance of the vested participant's account as of the first day of any plan year means the amount that would constitute the balance of the participant's account under the plan as of the first day of such plan year if the amounts credited to such account pursuant to the foregoing provisions prior to the first day of such plan year were never assumed to be invested under rules adopted pursuant to provisions of the plan. Cheviot Savings Bank may, in its sole discretion, issue rules by which a participant may direct that amounts credited to his or her account are assumed to be invested among certain investment options chosen for this purpose by Cheviot Savings Bank, of which one may, in the discretion of Cheviot Savings Bank, be an assumed investment in shares of Cheviot Financial Corp.

      As provided in the plan, a participant shall receive a benefit under the plan based on the amounts credited to the participant's account. Except as provided below, a participant's benefit under the plan shall be paid in the form of 10 annual installment payments. The first such annual installment payment shall be made as of the participant's commencement date and each subsequent annual installment payment shall be made as of an annual anniversary of such commencement date. A participant's commencement date shall be the later of: (i) the participant's 65th birthday or (ii) the earlier of (a) the date on which the participant ceases to be a member of the board of directors, or (b) the participant's 70th birthday. A participant may, no later than one year before his or her commencement date, elect in a written notice that he or she provides to the administrator of the plan that his or her plan benefit should be paid in the form of a single sum payment (in lieu of having such benefit paid in the form of 10 annual installments). Any such election shall be irrevocable. Each installment payment or single sum payment shall be made in cash unless prior to the time of any such payment, a participant has requested that his or her benefit under the plan be paid in any number of Cheviot Financial Corp. shares he or she designates up to (but not in excess of) the number of Cheviot Financial Corp. shares in which the balance of the participant's account is assumed to be invested as of the date of the payment.

      If a change in control of Cheviot Savings Bank occurs after a plan benefit begins to be paid to a participant in the form of the 10 annual installment payments or before any part of a plan benefit has been paid to the participant, then any such installment payments shall cease (if they had begun) and, instead of any other plan benefit payment described above, a single sum payment shall be made to the participant as of the date of the change in control. The amount of such single sum payment shall be equal to the balance of the participant's account as of the date of the change in control. The payment shall be made in cash except to the extent the participant has otherwise elected to receive such payment in Cheviot Financial Corp. shares.

      Any payments due to the participant upon the participant's death shall be made to the participant's beneficiary in a single sum payment as of the date of the participant's death. The amount of such single sum payment shall be equal to the balance of the participant's account as of the date of the participant's death. The payment shall be made in cash except to the extent that the participant had previously chosen to receive payment in company shares.

      A participant shall forfeit the entire balance of his or her account or any right to future payment of a plan benefit if and when he or she violates certain standards of conduct as set forth in the plan.

      Cheviot Savings Bank shall not have any obligation to fund, by investment in any trust or account or by any other means, its obligations to participants and their beneficiaries under the plan. If, however, Cheviot Savings Bank does elect to allocate assets to provide for any such obligation, the assets allocated for such purpose shall in any event, remain subject to the claims of the bank's general creditors in the event that the bank becomes or is insolvent until they are paid to participants and their beneficiaries in accordance with the plan.

      Employee Stock Ownership Plan and Trust. Cheviot Financial Corp. intends to implement an employee stock ownership plan in connection with the reorganization and offering. Employees who are at least 21 years old, who have at least one year of employment with Cheviot Savings Bank or an affiliated corporation and who have completed at least 1,000 hours of service, are eligible to participate. As part of the reorganization and offering, the employee stock ownership plan intends to borrow funds from Cheviot Financial Corp. and use those funds to purchase a number of shares equal to up to 8% of the common stock sold in the stock offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from a participating employers discretionary contributions to the employee stock ownership plan over a period of up to 10 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty. It is anticipated that the interest rate for the loan will be a fixed-rate equal to the prime rate on the date of the loan. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

      Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become 100% vested upon completion of five years of credited service. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Under generally accepted accounting principles, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate and participants will become fully vested in their account balances, which will be paid to them.

Future Stock Benefit Plans

      The plan of reorganization authorizes us to grant and issue common stock to non-tax qualified employee plans and tax-qualified employee plans, other than the employee stock ownership plan, in an aggregate amount of up to 25% of the outstanding common stock held by persons, other than Cheviot Mutual Holding Company, at the close of the offering. Notwithstanding the foregoing, we intend to adopt the plans described below.

      Stock Option Plan. We intend to adopt a stock option plan for our directors, officers and employees after the reorganization and offering. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization and offering. If the stock option plan is implemented within the first 12 months after the reorganization and offering, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding shares of Cheviot Financial Corp. (other than the mutual holding company).

      Cheviot Financial Corp. expects that the stock option plan will authorize a committee of non-employee directors or the full board, to grant options to purchase up to 10% of the shares issued in the offering. In all instances, the number of shares held by persons other than Cheviot Mutual Holding Company must be less than 49.9% of the shares outstanding following the exercise of stock options. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, current regulations will require that:

      o the total number of options available for grant to non-employee directors be limited to 30% of the options authorized under the plan;

      o the number of options that may be granted to any one non-employee director be limited to 5% of the options authorized under the plan;

      o the number of options that may be granted to any officer or employee be limited to 25% of the options authorized for the plan;

      o the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

      o     accelerated vesting is not permitted except for death or disability.

      Cheviot Financial Corp. may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

      Recognition and Retention Plan. We expect to implement a recognition and retention plan for the Directors, officers and employees of Cheviot Savings Bank and Cheviot Financial Corp. after the reorganization and offering. Office of Thrift Supervision regulations prohibit Cheviot Financial Corp. from implementing this plan until six months after the reorganization and offering. If the recognition plan is implemented within the first 12 months after the reorganization and offering, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding shares of Cheviot Financial Corp. (other than the mutual holding company).

      In the event the recognition and retention plan is implemented within 12 months after the reorganization and offering, Cheviot Financial Corp. expects that the plan will authorize a committee of non-employee directors or the full board of Cheviot Financial Corp. to make restricted stock awards in an amount equal to up to 4% of the shares issued in the offering if such plan is adopted within one year after the completion of the offering). The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. Cheviot Financial Corp. may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. However, in all instances, the number of shares held by persons other than Cheviot Mutual Holding Company may not exceed 49.9% of the shares outstanding. If we implement a recognition and retention plan before the first anniversary of the reorganization and offering, current regulations will require that:

      o the total number of shares that are awarded to non-employee directors be limited to 30% of the shares authorized under the plan;

      o the number of shares that are awarded to any one non-employee director be limited to 5% of the shares authorized under the plan;

      o the number of shares that are awarded to any officer or employee be limited to 25% of the shares authorized under the plan;

      o the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

      o     accelerated vesting is not permitted except for death or disability.

      Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment restrictions are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.

Transactions with Directors and Executive Officers

      Cheviot Savings Bank's current policy is that no loans are to be extended to directors or executive officers of the Bank without Board of Director approval. Current board members, officers and employees are eligible for any type of credit offered by Cheviot Savings Bank. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. As of March 31, 2003, there were a total of 13 loans to directors/officers of the Bank with a total balance of approximately $1.1 million. Any future loans made to any directors, executive officers, officers or employees of Cheviot Savings Bank will be made under the same terms and conditions.

                         THE REORGANIZATION AND OFFERING

--------------------------------------------------------------------------------
      The Office of Thrift Supervision and the Ohio Department of Financial Institutions have approved the plan of reorganization subject to the approval of our depositors and the satisfaction of certain conditions. Office of Thrift Supervision and Ohio Department of Financial Institutions approval does not constitute a recommendation or endorsement of the plan of reorganization.
--------------------------------------------------------------------------------

Description of and Reasons for the Reorganization

      Our board of directors unanimously adopted the plan of reorganization pursuant to which we will reorganize into what we call a "two-tier" mutual holding company structure. We call it a two-tier structure because we will have two levels of holding companies - a "mid-tier" stock holding company and a "top-tier" mutual holding company. Under the terms of the plan of reorganization:

      o     we will form Cheviot Financial Corp. as a federal corporation;

      o we will form Cheviot Mutual Holding Company as a federal mutual holding company;

      o we will reorganize into a capital stock savings bank and contribute 100% of our to-be outstanding common stock to Cheviot Financial Corp.; and

      o Cheviot Financial Corp. will issue shares of common stock to the public and Cheviot Mutual Holding Company.

      The number of shares of common stock sold to depositors and the public will be equal to 43.3% of the shares issued in the reorganization, and the number of shares issued to Cheviot Mutual Holding Company will be equal to 55.0% of the shares issued in the reorganization. In addition, we will issue 1.7% of the shares to be outstanding to a newly established charitable foundation.

      In adopting the plan of reorganization, our board of directors determined that the reorganization is in the best interest of Cheviot Savings Bank, our members and the communities we serve. The primary purpose of the reorganization is to establish a structure that:

      o will enable us to compete and expand more effectively in the financial services marketplace; and

      o that will enable our depositors, employees, management and trustees to obtain an equity ownership interest in Cheviot Savings Bank.


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

      Our new structure will permit Cheviot Financial Corp. to issue capital stock, which is a source of capital not available to a mutual savings bank, and we will take advantage of this new ability by issuing common stock in the offering. Since Cheviot Financial Corp. is not offering all of its common stock for sale to depositors and the public in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The reorganization, however, will also offer Cheviot Savings Bank the opportunity to raise additional capital since the stock held by Cheviot Mutual Holding Company will be available for sale in the future in the event Cheviot Mutual Holding Company decides to convert to the capital stock form of organization.

      The reorganization will also give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although we have no current arrangements, understandings or agreements regarding any such opportunities, Cheviot Financial Corp. will be in a position after the reorganization, subject to regulatory limitations and Cheviot Financial Corp.'s financial position, to take advantage of any such opportunities that may arise.

      The reorganization will also enable us to better manage our capital by giving us broader investment opportunities through the holding company structure, and enable us to distribute capital to stockholders of Cheviot Financial Corp. in the form of dividends and stock repurchases.

      Finally, because only a minority of the common stock will be offered for sale in the offering, our current mutual form of ownership and our ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

      Following the completion of the reorganization, all depositors who had liquidation rights with respect to Cheviot Savings Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Cheviot Mutual Holding Company so long as they continue to hold deposit accounts with Cheviot Savings Bank. In addition, all persons who become depositors of Cheviot Savings Bank subsequent to the reorganization will have such liquidation rights with respect to Cheviot Mutual Holding Company. Borrowers currently do not have ownership or voting rights in Cheviot Savings Bank and will not receive ownership or voting rights with respect to Cheviot Mutual Holding Company.

      All insured deposit accounts of Cheviot Savings Bank will continue to be federally insured by the FDIC and the Savings Association Insurance Fund up to the legal maximum limit in the same manner as deposit accounts existing in Cheviot Savings Bank immediately prior to the reorganization. Upon completion of the reorganization, Cheviot Savings Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under Ohio and federal law. As long as Cheviot Mutual Holding Company is in existence, Cheviot Mutual Holding Company will be required to own at least a


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

majority of the voting stock of Cheviot Financial Corp., and Cheviot Financial Corp. will own 100% of the voting stock of Cheviot Savings Bank. The Bank and Cheviot Financial Corp. may issue any amount of non-voting stock or debt to persons other than Cheviot Mutual Holding Company.

Effects of the Reorganization

      Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the Ohio Division of Financial Institutions and the FDIC. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

      The board of directors of Cheviot Savings Bank currently consists of six members. After the reorganization, these six persons will continue to serve on the board of directors of Cheviot Savings Bank and will become the new boards of directors of Cheviot Financial Corp. and Cheviot Mutual Holding Company.

      There will be no change in our offices or staff as part of the reorganization. The officers of Cheviot Financial Corp. will be persons who currently are executive officers of Cheviot Savings Bank. See "Management."

      Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with Cheviot Savings Bank. All deposit accounts in Cheviot Savings Bank will continue to be insured up to the legal maximum by the FDIC in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at Cheviot Savings Bank.

      Each depositor of Cheviot Savings Bank will have both a deposit account in the bank and a pro rata ownership interest in the equity of Cheviot Mutual Holding Company, based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of Cheviot Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Cheviot Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Cheviot Mutual Holding Company, which is lost to the extent that the balance in the account is reduced. Consequently, depositors have no way to realize the value of their ownership interest in Cheviot Mutual Holding Company, except in the unlikely event that Cheviot Mutual Holding Company is liquidated.

      All loans of Cheviot Savings Bank will retain the same status that they had prior to the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.


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

      Voting Rights. After the reorganization, the business affairs of Cheviot Savings Bank will continue to be under the control of the board of directors. Cheviot Financial Corp., as the holder of all of the outstanding common stock of Cheviot Savings Bank, will have exclusive voting rights with respect to any matters concerning the bank requiring stockholder approval, including the election of directors.

      After the reorganization, the holders of the common stock of Cheviot Financial Corp. will have exclusive voting rights with respect to any matters concerning Cheviot Financial Corp. These voting rights will be exclusive except to the extent Cheviot Financial Corp. in the future issues additional common stock or preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Cheviot Financial Corp.'s stockholders, including the election of directors of Cheviot Financial Corp., subject to the restrictions and limitations set forth in Cheviot Financial Corp.'s federal stock charter discussed below.

      By virtue of its ownership of a majority of the outstanding shares of common stock of Cheviot Financial Corp., Cheviot Mutual Holding Company will be able to control the outcome of most matters presented to the stockholders of Cheviot Financial Corp. for resolution by vote.

      As a federally chartered mutual holding company, Cheviot Mutual Holding Company will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts in Cheviot Savings Bank will become members of Cheviot Mutual Holding Company entitled to vote on all questions requiring action by the members of Cheviot Mutual Holding Company including, without limitation, the election of directors of Cheviot Mutual Holding Company. In addition, all persons who become depositors of Cheviot Savings Bank following the reorganization will have membership rights with respect to Cheviot Mutual Holding Company. Borrowers currently are not members of Cheviot Savings Bank, and will not receive membership rights as a result of the reorganization.

      Liquidation Rights. In the unlikely event of a complete liquidation of Cheviot Savings Bank prior to the completion of the reorganization, each depositor would receive a pro rata share of any assets of the bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor's pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in the bank at the time of liquidation.

      Upon a complete liquidation of Cheviot Savings Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of the bank. However, except as described below, a depositor's claim would be solely for the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of the bank above that amount. Instead, the holder of Cheviot Savings Bank's common stock (i.e., Cheviot Financial Corp.) would be entitled to any assets remaining upon a liquidation of the bank.

      Upon a complete liquidation of Cheviot Financial Corp., each holder of shares of the common stock of Cheviot Financial Corp., including Cheviot Mutual Holding Company, would be entitled to receive a pro rata share of Cheviot Financial Corp.'s assets, following payment of all debts, liabilities and claims of greater priority of or against Cheviot Financial Corp. including the rights of depositors in the liquidation account of Cheviot Savings Bank, if any.

      If liquidation of Cheviot Mutual Holding Company occurs following completion of the reorganization, all depositors of Cheviot Savings Bank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Cheviot Mutual Holding Company remaining after payment of all debts and claims of creditors.

      We have no plans to liquidate.

Federal And State Tax Consequences Of The Reorganization

      Consummation of the reorganization is conditioned on our prior receipt of
(i) either an IRS ruling or an opinion of counsel with respect to the federal income tax consequences of the reorganization, and (ii) either a ruling from the State of Ohio Department of Taxation or an opinion of counsel or tax advisor with respect to the Ohio tax consequences of the reorganization. Unlike private letter rulings, opinions of counsel are not binding on the IRS or the State of Ohio Department of Taxation, and either agency could disagree with such opinions. In the event of such disagreement, there can be no assurance that Cheviot Savings Bank or the depositors would prevail in a judicial proceeding.

      We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Frost Brown Todd LLC, Cincinnati, Ohio, as to certain federal tax matters that are material to the reorganization. The opinion is based, in part, on factual representations made by us. With regard to the reorganization, Frost Brown Todd LLC has opined as follows:

      1) The conversion of Cheviot Savings Bank from a mutual savings bank to a stock savings bank qualifies as a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), as well as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code. Neither the transfer of the shares of Cheviot Savings Bank to Cheviot Financial Corp. nor the offering of shares of Cheviot Financial Corp. prevents the conversion from so qualifying.

      2) The conversion of Cheviot Savings Bank from a mutual savings bank to a stock savings bank is treated as a continuation of Cheviot Savings Bank. Consequently, the tax attributes of Cheviot Savings Bank in its form as a mutual savings bank, such as its bad debt reserve, the adjusted basis and the holding period of its assets, and its earnings and profits continue as tax attributes of Cheviot Savings Bank following the conversion.

      3) Because the former owners (i.e., the account holders) of Cheviot Savings Bank will be in control of Cheviot Mutual Holding Company, within the meaning of Section 368(c) of the Code, the deemed transfer of their equity interests in Cheviot Savings Bank in exchange for membership interests in Cheviot Mutual Holding Company qualifies as a transfer described in Section 351 of the Code



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

            notwithstanding that Cheviot Mutual Holding Company will transfer all of its shares of Cheviot Savings Bank to Cheviot Financial Corp.

      4) Cheviot Mutual Holding Company's contribution of the shares of Cheviot Savings Bank to Cheviot Financial Corp. will constitute a transfer described in Section 351 of the Code. The subsequent offering of shares by Cheviot Financial Corp. will not prevent the transaction from qualifying as a transfer described in Section 351 because the persons to whom the shares will be issued, together with Cheviot Mutual Holding Company, will be treated as transferors to Cheviot Financial Corp.

      5) Eligible account holders and supplemental eligible account holders will not recognize gain or loss upon their receipt of nontransferable subscription rights to purchase shares of Cheviot Financial Corp., provided the amount to be paid for such shares is equal to fair market value of such shares.

      6) The shareholders of Cheviot Financial Corp. will not recognize any gain or loss upon the transfer of Cheviot Savings Bank shares and cash, respectively, to Cheviot Financial Corp. in exchange for shares of Cheviot Financial Corp. common stock.

      7) Cheviot Financial Corp. will recognize no gain or loss upon its receipt of Cheviot Savings Bank shares and cash from Cheviot Mutual Holding Company and shareholders other than Cheviot Mutual Holding Company, respectively, in exchange for shares of Cheviot Financial Corp. common stock.

      8) The basis of the shares of Cheviot Financial Corp. common stock to shareholders other than Cheviot Mutual Holding Company will be the subscription price and a stockholder's holding period for Cheviot Financial Corp. common stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

      The tax opinion in item 5, above, is based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In that regard, Frost Brown Todd LLC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Based on the foregoing, Frost Brown Todd LLC believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and Cheviot Savings Bank could recognize gain on such distribution.


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

      The opinions of Frost Brown Todd LLC, unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

      We also have received advice from Grant Thornton LLP that the Ohio state income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

The Stock Offering

      Cheviot Financial Corp. is offering shares of common stock to persons other than Cheviot Mutual Holding Company. An offering of between 1,722,750 and 2,357,250 shares of the common stock (subject to adjustment to up to 2,722,088) pursuant to this prospectus is being made concurrently with the reorganization. The shares of common stock that will be sold in the offering will constitute 43.4% of the shares that will be outstanding at the midpoint of the offering. Following the reorganization and the offering, Cheviot Financial Corp. also will be authorized to issue additional common stock or preferred stock to persons other than Cheviot Mutual Holding Company, without prior approval of the holders of the common stock.

      The shares of common stock are being offered for sale at a fixed purchase price of $10.00 per share in the subscription offering pursuant to subscription rights (the "subscription offering") in the following order of priority to: (i) holders of deposit accounts with a balance of $50 or more on April 30, 2002 ("eligible account holders"); (ii) our tax-qualified employee plans, including the ESOP; (iii) depositors whose accounts in Cheviot Savings Bank totaled $50 or more on ____________________, 2003 ("supplemental eligible account holders"); and (iv) other depositors of Cheviot Savings Bank on ___________, 2003. Subject to the prior rights of holders of subscription rights, any shares of common stock not subscribed for in the subscription offering may be offered concurrently in the community offering at $______ per share to certain members of the general public, with a preference first given to natural persons residing in Hamilton County, Ohio (the "community offering"). Subscription rights will expire if not exercised by 12:00 Noon, Cincinnati time, on ________, 2003 unless extended by Cheviot Savings Bank and Cheviot Financial Corp.

How We Determined Stock Pricing and The Number of Shares to be Issued

      The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC. to make the independent valuation. RP Financial will receive a fee of $35,000, which amount does not include a fee of $12,500 to be paid to RP Financial for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal


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

securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

      The independent valuation was prepared by RP Financial in reliance upon the information contained in the prospectus, including the financial statements. RP Financial also considered the following factors, among others:

      o the present and projected operating results and financial condition of Cheviot Savings Bank and the economic and demographic conditions in our existing market area;

      o     historical, financial and other information relating to the bank;

      o a comparative evaluation of the operating and financial statistics of the bank with those of other publicly traded subsidiaries of mutual holding companies;

      o     the aggregate size of the offering;

      o the impact of the reorganization on our stockholders' equity and earnings potential;

      o     the proposed dividend policy of Cheviot Financial Corp.; and

      o the trading market for securities of comparable institutions and general conditions in the market for such securities.

      On the basis of the foregoing, RP Financial advised us that as of June 13, 2003, the estimated pro forma market value of the common stock ranged from a minimum of $39,950,000 to a maximum of $54,050,000, with a midpoint of $47,000,000 (the estimated valuation range). The Board determined to offer the shares in the offering at the purchase price of $10.00 per share, the price most commonly used in stock offerings involving mutual to stock Conversions. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Cheviot Financial Corp. will issue will range from between 3,995,000 shares to 5,405,000 shares, with a midpoint of 4,700,000 shares. The Board determined to offer 43.4% of such shares, or between 1,722,750 shares and 2,357,250 shares with a midpoint of 2,040,000 shares (the offering range), to depositors and the public pursuant to this prospectus. In addition, 75,000 shares, or 1.6% of the total shares to be outstanding at the midpoint of the offering, are being issued to the charitable foundation as part of the reorganization, which will result in minority stockholders owning 45% of the shares of the common stock outstanding at the conclusion of the reorganization. The 55% of the shares of Cheviot Financial Corp.'s common stock that are not sold in the offering or contributed to the foundation will be issued to Cheviot Mutual Holding Company.

      The Board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the year ended March 31, 2003, (ii) financial comparisons in relation to other financial institutions, primarily including other publicly traded subsidiaries of mutual holding companies, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated valuation range may be amended with the approval of the


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

Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

      Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $62,157,000, which will result in a corresponding increase in the maximum of the offering range to up to 2,722,088 shares, to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "-Limitations On Purchases Of Common Stock" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

--------------------------------------------------------------------------------
      The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares. RP Financial did not independently verify the financial statements and other information provided by Cheviot Savings Bank, nor did RP Financial value independently the assets or liabilities of the bank. The independent valuation considers Cheviot Savings Bank as a going concern and should not be considered as an indication of liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.
--------------------------------------------------------------------------------

      The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the estimated valuation range to more than $62,157,500 and a corresponding increase in the offering range to more than 2,722,088 shares, or a decrease in the minimum of the estimated valuation range to less than $39,950,000 and a corresponding decrease in the offering range to fewer than 1,722,750 shares, then Cheviot Financial Corp., after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly, with interest on payments made, by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as permitted by the Office of Thrift Supervision in order to complete the reorganization and the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the special meeting of depositors, or ________, 2005.

      An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Cheviot Financial Corp.'s pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares to be issued in the offering would increase both a subscriber's ownership interest and Cheviot Financial Corp.'s pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

      Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Cheviot Savings Bank and the other locations specified under "Where You Can Obtain Additional Information."

      No sale of shares of common stock may be consummated unless, prior to such consummation, RP Financial confirms to Cheviot Savings Bank and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Cheviot Financial Corp. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision's approval. If such confirmation is not received, we may extend the offering, reopen or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

Subscription Offering and Subscription Rights

      In accordance with the plan of reorganization, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of priority:

      (1) Eligible accounts holders. Depositors with deposits in Cheviot Savings Bank with balances aggregating $50 or more as of April 30, 2002;

      (2) Tax-qualified employee plans of Cheviot Savings Bank, including the ESOP;

      (3) Supplemental eligible account holders. Depositors with deposits in Cheviot Savings Bank with balances aggregating $50 or more on ___________, 2003; and

      (4) Other members. Other depositors of Cheviot Savings Bank on ___________, 2003, the voting record date for the special meeting of depositors being held to approve the plan of reorganization.

      All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all subscribers having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and as described below under "--Limitations on Common Stock Purchases."

      The following is a more detailed description of the priorities for the purchase of shares:

      Priority 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50 or more on deposit at Cheviot Savings Bank as of the close of business on April 30, 2003 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

      (i)   $125,000 of common stock;

      (ii)  one-tenth of one percent of the total offering of common stock; or

      (iii) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the eligible account holder and the denominator of which is the total amount of qualifying deposits of all eligible account holders.

      The following example illustrates how the maximum subscription limitation is calculated. Assuming that shares are sold at the maximum of the offering range (2,357,250 shares), a depositor had $25,000 on deposit as of April 30, 2003, and there were $190 million of qualifying deposits as of that date, then the depositor would receive subscription rights to subscribe for up to $125,000 of common stock, which is the greater of:

      (i)   $125,000 of common stock;

      (ii) $23,572 of common stock, which is one-tenth of one percent of a $23,572,500 offering; and

      (iii) $46,500 of common stock, or 4,650 shares, which is the product of:
            15 x (2,357,250 shares of common stock x ($25,000/$190 million)).

      If there are insufficient shares available to satisfy all subscriptions of eligible account holders, shares will be allocated to eligible account holders so as to permit each subscribing eligible account holder to purchase the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing eligible account holders whose subscriptions remain unfilled in the same proportion that each subscriber's aggregate deposit account balances as of the eligibility record date (qualifying deposits) bears to the total amount of qualifying deposits of all subscribing eligible account holders whose subscriptions remain unfilled. Subscription rights to purchase common stock received by our executive officers and directors, including their associates, based on their increased deposits in the one year preceding the eligibility record date, shall be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each eligible account holder must list on their subscription order form all deposit accounts in which they had an ownership interest as of the April 30, 2002 eligibility record date.

      Priority 2: Tax-Qualified Employee Plans. The tax-qualified employee plans shall be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the offering. Our ESOP intends to purchase 8% of the shares of common stock sold in the offering.

In the event the number of shares sold is increased above the maximum of the estimated valuation range, the tax-qualified employee plans shall have a priority right to purchase any shares exceeding that amount up to 10% of the common stock. If the ESOP's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from Cheviot Financial Corp..

      Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on ___________, 2003 will receive nontransferable subscription rights to subscribe for up to the greater of:

      (i)   $125,000 of common stock;

      (ii)  one-tenth of one percent of the total offering of common stock; or

      (iii) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

      If there are insufficient shares available to satisfy all subscriptions of supplemental eligible account holders, shares will be allocated so as to permit each subscribing supplemental eligible account holder to purchase the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the same proportion that each subscriber's aggregate deposit account balances as of the supplemental eligibility record date bears to the total amount of qualifying deposits of all subscribing supplemental eligible account holders whose subscriptions remain unfilled.

      Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor of Cheviot Savings Bank as of the close of business on ___________, 2003 will receive nontransferable subscription rights to purchase up to the greater of:

      (i)   $125,000 of common stock; or

      (ii)  one-tenth of one percent of the total offering of common stock.

      If there is an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the other members' number of votes as compared to the total number of votes of all subscribing other members.


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

Direct Community Offering

      Any shares of common stock not subscribed for in the subscription offering may be offered for sale in a direct community offering. This will involve an offering of shares directly to the general public. The community offering, if any, shall be for a period of not more than 45 days, unless extended, and may commence concurrently with, during or promptly after the subscription offering. In accordance with Office of Thrift Supervision regulations, the common stock will be offered and sold so as to achieve the widest distribution. No person may purchase more than $125,000 of common stock in the community offering. Further, Cheviot Financial Corp. may limit total subscriptions so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock. Finally, Cheviot Financial Corp. may reserve shares offered in the community offering for sales to institutional investors.

      In the event of an oversubscription for shares in the community offering, shares will be allocated (to the extent shares remain available):

      o     first to natural persons residing in Hamilton County, Ohio, and

      o then to cover the orders of any other person subscribing for shares in the community offering so that each such person may receive 1,000 shares, and

      o thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

      The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within the indicated county, has an intent to remain for a period of time, and who has manifested the genuineness of that intent by establishing an ongoing physical presence, together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or such other evidence provided to us to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in our sole discretion.

Syndicated Community Offering

      Any shares of common stock not sold in the subscription offering or in the community offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a syndicated community offering, subject to terms, conditions and procedures as may be determined by Keefe, Bruyette & Woods, Inc. and Cheviot Financial Corp. in a manner that is intended to achieve the widest distribution of the common stock, subject to the rights of Cheviot Financial Corp. to accept or reject in whole or in part any order in the syndicated community offering. It is expected that the syndicated community offering, if any, will commence as soon as practicable after termination of the subscription offering and the community offering, if any. The syndicated community offering shall be completed within 45 days after the termination of the subscription offering, unless such period is extended as provided herein.


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

      If for any reason a syndicated community offering of unsubscribed shares of common stock cannot be effected and any shares remain unsold after the subscription offering and the community offering, if any, the boards of directors of Cheviot Financial Group and Cheviot Savings Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Office of Thrift Supervision and to compliance with applicable state and federal securities laws.

--------------------------------------------------------------------------------
      The opportunity to purchase shares of common stock in the direct community or syndicated offering is subject to our right, in our sole discretion, to accept or reject any order in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If we reject a purchase order in part, the subscriber will not have the right to cancel the remainder of the order.
--------------------------------------------------------------------------------

Procedure for Purchasing Shares

      Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

      Expiration Date. The offering will terminate at 12:00 Noon, Cincinnati time on _______________, 2003, unless extended by us for up to an additional 45 days or, if approved by the Office of Thrift Supervision, for an additional period after such 45-day extension (as so extended, the "expiration date"). We are not required to give purchasers notice of any extension unless the expiration date is later than _________________, 2003, in which event we will return all subscription funds with interest at our passbook rate and resolicit subscriptions received in the offering.

      Use of Order Forms. In order to purchase the common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase common stock may do so by delivering (by mail or in person), to a full service branch of Cheviot Savings Bank, a properly executed and completed order form, together with full payment for the shares purchased. The order form must be received prior to 12:00 Noon, Cincinnati time on ___________, 2003. Each person ordering shares is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

      Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) check or money order, or (ii) authorization of withdrawal from a deposit account maintained with Cheviot Savings Bank. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

      Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

      Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

      Payments made by check or money order will be placed in a segregated savings account and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

      The ESOP will not be required to pay for the shares it intends to purchase until consummation of the offering.

      Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Cheviot Savings Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Cheviot Savings Bank can be obtained from the Conversion Center. Depositors interested in using funds in an IRA maintained at the Cheviot Savings Bank should contact the Stock Information Center as soon as possible.

--------------------------------------------------------------------------------
      Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond _____________________, 2003.
--------------------------------------------------------------------------------

      Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc., in its discretion, will instruct selected broker-dealers as to the number of shares to be allocated to each selected broker-dealer. Only upon allocation of shares to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares in the community offering directly through a selected broker-dealer, which may include Keefe, Bruyette & Woods, Inc., will be advised that the members of the selling group are required either


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

(i) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 Noon, prevailing time, of the business day next following such receipt or execution; or (ii) upon receipt of confirmation by such member of the selling group of an investor's interest in purchasing shares, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the fifth business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before 12:00 Noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares purchased pursuant to alternative (b) above may be made by wire transfer to Cheviot Savings Bank.

      Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered.

Restrictions on Transfer of Subscription Rights and Shares of Common Stock

      Federal regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Joint stock registration will only be allowed if the qualifying account is so registered. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The federal regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

--------------------------------------------------------------------------------
      We will pursue any and all legal and equitable remedies (including forfeiture) in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.
--------------------------------------------------------------------------------

Plan of Distribution and Marketing Arrangements

      Offering materials have been distributed to certain persons by mail, with additional copies made available through our conversion center and Keefe, Bruyette & Woods, Inc. All prospective purchasers are to send payment directly to Cheviot Savings Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.


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

      To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the NASD. Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics and regulatory requirements of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for common stock. For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of 1.35% of the aggregate dollar amount of the common stock sold in the offering, excluding shares sold to the ESOP and to our employees and directors, and their immediate families. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee of 1.35% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated community offering shall not exceed 5.5% of the aggregate dollar amount the common stock sold in the syndicated community offering.

      We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $85,000 (including legal fees and expenses). We have made an advance payment of $25,000 to Keefe, Bruyette & Woods, Inc. If the plan of reorganization is terminated, if the offering is not completed by _____________, 2003, or if Keefe, Bruyette & Woods, Inc. terminates its agreement with us in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

      Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Limitations on Purchases of Common Stock

      The plan of reorganization includes the following limitations upon the purchase of shares in the offering in addition to the purchase limitations described above under "- Subscription Offering and Subscription Rights," "- Direct Community Offering," and "- Syndicated Community Offering."

      1)    No subscription for fewer than 25 shares will be accepted;


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      2)    No fractional shares will be issued;

      3) The maximum amount of common stock that may be purchased in the subscription offering by a person or group of persons acting through a single account is $125,000;

      4) No person, other than the ESOP, by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $250,000 of common stock in the offering;

      5) No non-tax-qualified employee plan or any officer or director and his or her associates, exclusive of any stock acquired by such plans or such persons in the secondary market, may purchase more than 4.9% of the shares issued in the offering. For purposes of this subclause
            5) and subclause 6), below, in calculating the number of shares held by any officer or director or his or her associates, shares to be held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted;

      6) The maximum amount of common stock and preferred stock (if any) acquired in the offering by non-tax-qualified employee plans or any officer or director and his or her associates, exclusive of any shares acquired by such plans or such persons in the secondary market, shall not exceed 4.9% of the stockholders' equity of Cheviot Financial Corp. at the close of the offering;

      7) The maximum amount of common stock acquired in the offering by any tax-qualified employee plans, exclusive of any stock acquired by such plans in the secondary market, shall not exceed 4.9% of the shares issued in the offering;

      8) The maximum amount of common stock and preferred stock (if any) acquired in the offering by any tax-qualified employee plans, exclusive of any stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of Cheviot Financial Corp. at the close of the offering;

      9) The maximum amount of common stock that may be purchased in the offering by all non-tax-qualified employee plans and officers and directors and their associates, exclusive of any stock acquired by such plans or such persons in the secondary market, shall not exceed 31% of the shares of common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering. For purposes of this subclause 9) and subclause 10), below, in calculating the number of shares held by officers and directors and their associates, shares held by any tax-qualified employee plans or non-tax-qualified employee plans that are attributable to such persons shall not be included;

      10) The maximum amount of common stock and preferred stock (if any) that may be purchased in the offering by all non-tax-qualified plans and officers and directors and their associates, exclusive of any stock acquired by such plans and such persons in the secondary market, shall not exceed 31% of the stockholders' equity of Cheviot Financial Corp. held by persons other than Cheviot Mutual Holding Company at the close of the offering; and

      11) The maximum amount of common stock purchased in the offering by all non-tax-qualified plans and tax-qualified employee plans, except the ESOP, shall not exceed 25% of the outstanding common stock held by persons other than Cheviot Mutual Holding Company at the close of the offering.

--------------------------------------------------------------------------------
      Depending upon market and financial conditions, with the approval of the Office of Thrift Supervision and the Ohio Division of Financial Institutions but without further notice to subscribers, we may increase or decrease any of the above purchase limitations at any time.
--------------------------------------------------------------------------------

      The term "associate" is used above to indicate any of the following relationships with a person:

      o any corporation or organization, other than Cheviot Financial Corp. or Cheviot Savings Bank or a majority-owned subsidiary of Cheviot Financial Corp. or Cheviot Savings Bank, of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security;

      o any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and

      o any relative or spouse of the person or any relative of the spouse who has the same home as the person or who is a Director or officer of Cheviot Financial Corp. or Cheviot Savings Bank or any subsidiary of Cheviot Financial Corp. or Cheviot Savings Bank.

      As used above, the term "acting in concert" means:

      o knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

      o a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

      o a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

      Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.

      Depending on market conditions and the results of the offering, the board of directors may increase or decrease any of the purchase limitations without approval of our members and without soliciting subscribers. The Plan of Reorganization permits the board to increase the maximum purchase limitation to up to 9.99% of the shares sold in the offering. The total number


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

of orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. If the maximum purchase limitations is increased, persons who ordered this maximum amount will be given the first opportunity to increase their orders. In doing so, the preference categories in the offering will be followed.

      Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Cheviot Savings Bank or Cheviot Financial Corp. and except as described below. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

      We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares reside. However, no shares will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which we determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that we (including any of our officers, directors or employees) register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Restrictions on Sale of Stock by Directors and Officers

      All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser. Sales of shares of the common stock by Cheviot Financial Corp.'s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation--Federal Securities Laws."

Interpretation, Amendment and Termination

      All interpretations of the plan of reorganization by the board of directors will be final, subject to the authority of the Office of Thrift Supervision and the Ohio Division of Financial Institutions. The plan of reorganization provides that, if deemed necessary or desirable by the board of directors of Cheviot Savings Bank, the plan of reorganization may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to Cheviot Savings Bank's members. Amendment of the plan of reorganization thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of reorganization may be terminated by a majority vote of the board of directors of Cheviot Savings Bank at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of reorganization shall be terminated if the reorganization is not completed within 24 months from the date on which the members of Cheviot Savings Bank approve the plan of reorganization, and may not be extended by Cheviot Savings Bank or the Office of Thrift Supervision.

Stock Information Center

      If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (513) _________________, from 9:00 a.m. to 4:00 p.m., Cincinnati time, Monday through Friday.

Participation By Management in the Offering

      The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Cheviot Savings Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the ESOP, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the reorganization. The directors and officers have indicated their intention to purchase in the offering an aggregate of $1,405,000 million of common stock, equal to 7.8%, 6.7%, 5.8%, and 5.0% of the number of shares to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.

                                      Aggregate        Number of    Percent at
Name                                Purchase Price(1)   Shares(1)    Midpoint
---------------------------------   -----------------  ----------   ----------

Gerhard H. Hillmann                    $   5,000            500         0.0
Edward L. Kleemeier                      100,000         10,000         0.5
John T. Smith                            150,000         15,000         0.7
Robert Thomas                            100,000         10,000         0.5
James E. Williamson                       50,000          5,000         0.2
Thomas J. Linneman                       250,000         25,000         1.2
Kevin M. Kappa                           250,000         25,000         1.2
Jeffrey J. Lenzer                        250,000         25,000         1.2
Scott T. Smith                           250,000         25,000         1.2
                                      ----------       --------         ---
All directors and executive officers
as a group (9 persons)                $1,405,000        140,500         6.7%
                                      ==========        =======         ===

----------
(1) Includes purchases by associates.


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

             RESTRICTIONS ON ACQUISITION OF CHEVIOT FINANCIAL CORP.

General

      The plan of reorganization provides for the reorganization of Cheviot Savings Bank into a mutual holding company structure. The plan of reorganization also provides for the adoption of a new Ohio stock charter and bylaws for Cheviot Savings Bank, as well as for the adoption of a federal stock charter and bylaws of Cheviot Financial Corp. and Cheviot Mutual Holding Company. Certain provisions in Cheviot Savings Bank's articles of incorporation and bylaws and Cheviot Financial Corp.'s federal stock charter and bylaws as well as other regulatory restrictions on Cheviot Savings Bank and Cheviot Financial Corp. may have certain anti-takeover effects.

The Mutual Holding Company Structure

      Under federal law and regulations and the plan of reorganization, as long as Cheviot Mutual Holding Company is in existence, it must own at least a majority of Cheviot Financial Corp.'s issued and outstanding voting shares. Cheviot Mutual Holding Company will be controlled by its board of directors, who will consist of persons who also are members of the board of directors of Cheviot Financial Corp. and Cheviot Savings Bank. Cheviot Mutual Holding Company will be able to elect all members of the board of directors of Cheviot Financial Corp., and as a general matter, will be able to control the outcome of all matters presented to the stockholders of Cheviot Financial Corp. for resolution by vote, except for matters that require a vote greater than a majority. Cheviot Mutual Holding Company, acting through its board of directors, will be able to control the business and operations of Cheviot Financial Corp. and Cheviot Savings Bank, and will be able to prevent any challenge to the ownership or control of Cheviot Financial Corp. by other stockholders.

Cheviot Financial Corp.'s Charter and Bylaws

      Cheviot Financial Corp.'s federal stock charter and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Cheviot Financial Corp. more difficult.

      The following description is a summary of the provisions of the charter and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

      Directors. Certain provisions of Cheviot Financial Corp.'s bylaws will impede changes in control of the board of directors. Cheviot Financial Corp.'s bylaws provide that the board of directors will be divided into three classes. The members of each class will be elected for a term of three years and one class of Directors will be elected by ballot annually. Thus, it would take two annual elections to replace a majority of Cheviot Financial Corp.'s board. Finally, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

      Prohibition of Cumulative Voting. Cheviot Financial Corp.'s federal stock charter prohibits cumulative voting for the election of Directors. This means that Cheviot Mutual Holding Company will be able to elect all of the Directors of Cheviot Financial Corp. and thus prevent a minority stockholder from obtaining representation on the board of directors.

      Restriction on Ownership and Voting Rights of Securities. Cheviot Financial Corp.'s federal stock charter also provides that for five years following the date of the reorganization, no person, other than Cheviot Mutual Holding Company, shall own more than 10% of the outstanding shares of Cheviot Financial Corp. This limitation does not apply to a transaction in which Cheviot Financial Corp. forms a holding company, the purchase of shares by an underwriter in a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan. If a party acquires in excess of 10% of Cheviot Financial Corp.'s shares, those shares will be considered excess shares and will not be counted as shares entitled to vote.

      Authorized but Unissued Shares of Capital Stock. After the reorganization, Cheviot Financial Corp. will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock." The board of directors could use these shares of common and preferred stock to render more difficult or to discourage an attempt to obtain control of Cheviot Financial Corp. by means of a merger, tender offer or proxy statement. We anticipate, however, that it is unlikely that we will use the shares for this purpose, since Cheviot Mutual Holding Company must always own at least a majority of our common stock.

      Our federal stock charter also authorizes 5 million shares of serial preferred stock, no par value per share. Cheviot Financial Corp. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Cheviot Financial Corp. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Cheviot Financial Corp. The board of directors has no present plan or understanding to issue any preferred stock.

      Ownership of Common Stock by Management. We expect our directors and officers to purchase up to 140,500 shares of common stock in the offering. Directors and officers are expected to control the voting of 6.7% of the shares of common stock sold in the offering (at the maximum of the offering range), and may control the voting of approximately 8% of the shares of common stock issued in the offering through the ESOP. Under the terms of the ESOP, the unallocated shares will be voted by the independent trustee for the ESOP generally in the same proportion as the instructions received by the trustee from participants voting their allocated shares. In addition, the officers and Directors of Cheviot Financial Corp. will also be officers and directors of Cheviot Mutual Holding Company which, after the reorganization, will own at least a majority of Cheviot Financial Corp.'s common stock.

      Certain provisions of Cheviot Financial Corp.'s stock option plan and other benefit plans will provide for benefits and cash payments in the event of a change in control of Cheviot Financial Corp. These provisions may have the effect of increasing the cost of, and thereby discouraging, a future attempt to take over Cheviot Financial Corp. and thus generally may serve to perpetuate current management.

Statutory and Regulatory Restrictions on Acquisition

      Regulatory Restrictions Applicable for Three Years. For three years following a savings association's conversion to stock form, Office of Thrift Supervision regulations prohibit any person, without its prior approval from acquiring or making an offer to acquire more than 10% of the stock of the converted institution or of its holding company if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the shares beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

      Statutory and Regulatory Change in Control Restrictions. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the Office of Thrift Supervision has been given 60 days prior written notice. Federal law provides that no company may acquire control of a savings association or a savings and loan holding company without the prior approval of the Office of Thrift Supervision. Any company that acquires control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control is considered to have been acquired when an entity, among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a savings institution, where enumerated control factors are also present in the acquisition.

      The Office of Thrift Supervision may prohibit an acquisition of control if:

      o     it would result in a monopoly or substantially lessen competition;

      o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

      o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by that person.

      The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity securities.

                   CHEVIOT SAVINGS BANK CHARITABLE FOUNDATION

General.

      In furtherance of our commitment to our local community, the plan of conversion provides that we will establish the Cheviot Savings Bank Charitable Foundation as a non-stock, nonprofit Ohio corporation in connection with the conversion. The foundation will be funded with cash and Cheviot Financial Corp. common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of Cheviot Savings Bank's community banking franchise. The conversion presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation.

      We emphasize community lending and community activities. The Cheviot Savings Bank Charitable Foundation is being formed to complement, not to replace our existing community activities. Although we intend to continue to emphasize community lending and community activities following the conversion, such activities are not our sole corporate purpose. The Cheviot Savings Bank Charitable Foundation, on the other hand, will be dedicated completely to community activities and the promotion of charitable and educational causes, and may be able to support such activities in manners that are not presently available to us. The foundation's activities will focus on education, affordable housing and traditional community contributions. We believe that the Cheviot Savings Bank Charitable Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act. Cheviot Savings Bank received an "Satisfactory" rating in its last Community Reinvestment Act examination by the Office of Thrift Supervision.

      We further believe that the funding of the Cheviot Savings Bank Charitable Foundation with cash and Cheviot Financial Corp. common stock will allow our community to share in the potential growth and success of Cheviot Savings Bank long after the conversion. The Cheviot Savings Bank Charitable Foundation will accomplish that goal by providing for continued ties between it and Cheviot Savings Bank, thereby forming a partnership within the communities in Hamilton County, Ohio.

      We do not expect the contribution to Cheviot Savings Bank Charitable Foundation to take the place of our traditional community lending and charitable activities. We expect to continue making charitable contributions within our community. In connection with the closing of the conversion, Cheviot Savings Bank intends to contribute to the Cheviot Savings Bank Charitable Foundation $750,000. Also, Cheviot Financial Corp. intends to contribute to the Cheviot Savings Bank Charitable Foundation 75,000 shares of Cheviot Financial Corp.'s common stock, or stock valued at $750,000 based on the offering price of $10.00 per share. Under applicable provisions of the Code, the foundation is prohibited from owing more than 2.0% of the issued and outstanding common stock of Cheviot Financial Corp. and more than 2.0% of the issued and outstanding shares of all classes of stock of Cheviot Financial Corp.

Legislation has been introduced that, if enacted, could increase the amount of Cheviot Financial Corp.'s shares the foundation is permitted to own from up to 2.0% to up to 5.0%.

Structure of the Charitable Foundation.

      The Cheviot Savings Bank Charitable Foundation will be incorporated under Ohio law as a non-stock, nonprofit corporation. The charter of the Cheviot Savings Bank Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Cheviot Savings Bank Charitable Foundation's charter will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

      Cheviot Financial Corp. will be the "member" of Cheviot Savings Bank Charitable Foundation and will elect and reelect the foundation's board of directors. Other responsibilities of the foundation's member include approval of amendment to the foundation's Article of Incorporation and Regulations and approval of the foundation's dissolution, should that action be taken.

      We will select three of our current officers and one of our current directors to serve on the initial board of directors of the foundation. As required by OTS regulations, we also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the conversion, following the first anniversary of the conversion, the foundation may alter the size of and composition of its board of directors. For five years after the conversion, one seat on the foundation's board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant-making and who is not one of our officers, directors or employees, and one seat on the foundation's board of directors will be reserved for one of our directors.

      The board of directors of the Cheviot Savings Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which its was established. As directors of a nonprofit corporation, directors of the Cheviot Savings Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of the Cheviot Savings Bank Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of the common stock of Cheviot Financial Corp. held by the foundation. However, as required by OTS regulations, all shares of common stock held by the Cheviot Savings Bank Charitable Foundation must (except to the extent permitted by the OTS) be voted in the same ratio as all other shares of the common stock on all proposals considered by shareholders of Cheviot Financial Corp., excluding shares of Cheviot Financial Corp. owned by Cheviot Mutual Holding Company.

      The Cheviot Savings Bank Charitable Foundation's place of business will be located at our administrative offices. The board of directors of Cheviot Savings Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the OTS regulations governing transactions between Cheviot Savings Bank (and its affiliates) and the foundation.

      The Cheviot Savings Bank Charitable Foundation will receive working capital from: (1) the initial contribution of cash and common stock; (2) any dividends that may be paid on Cheviot Financial Corp.'s common stock in the future; (3) the proceeds of the sale of any of the common stock in the open market from time to time; and (4) earnings on the $750,000 cash contribution. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Cheviot Savings Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. Legislation has been introduced that, if enacted, could have the impact of increasing the foundation's required annual distribution in grants or donations.

Tax Considerations.

      Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Cheviot Savings Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Cheviot Savings Bank Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Cheviot Savings Bank Charitable Foundation's tax exempt status will be affected by the regulatory requirement that all shares of common stock of Cheviot Financial Corp. held by the Cheviot Savings Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of Cheviot Financial Corp. on all proposals considered by shareholders of Cheviot Financial Corp.

      Cheviot Savings Bank and Cheviot Financial Corp. are each authorized by the Ohio General Corporation Law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to the Cheviot Savings Bank Charitable Foundation on the amount of common stock to be sold in the conversion. We believe that the contribution to the Cheviot Savings Bank Charitable Foundation in excess of the 10% annual limitation on charitable deductions described below is justified given Cheviot Savings Bank's and Cheviot Financial Corp.'s capital position and earnings, the substantial additional capital being raised in the conversion and the potential benefits of the Cheviot Savings Bank Charitable Foundation within our community. See "Capitalization," "Historical and Pro Forma Regulatory Capital Compliance, and "Comparison of Valuation and Pro Forma Information With and Without the Foundation." The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

      We have received an opinion from our independent tax advisor that Cheviot Financial Corp.'s contribution of its stock to the Cheviot Savings Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to the Cheviot Savings Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Cheviot Savings Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

      Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Cheviot Savings Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Cheviot Savings Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

      As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Legislation has been introduced that, if enacted, would reduce this rate to 1.0%. The Cheviot Savings Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Cheviot Savings Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation.

      Establishment of the Cheviot Savings Bank Charitable Foundation will be subject to the following conditions imposed pursuant to the regulations of the Office of Thrift Supervision:

      o     the Office of Thrift Supervision can examine the foundation;

      o the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

      o the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

      o the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

      o the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

      o except as permitted by the Office of Thrift Supervision, the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the shareholders of Cheviot Financial Corp., excluding shares of Cheviot Financial Corp. owned by Cheviot Mutual Holding Company.

      In addition, within six months of completing the conversion, the Cheviot Savings Bank Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

      Additionally, the establishment and funding of the Cheviot Savings Bank Charitable Foundation must be separately approved by: (1) at least a majority of the total number of votes eligible to be cast by members of Cheviot Savings Bank at the special meeting of members and (2) holders of at least a majority of the votes cast, in person or by proxy, by the current shareholders of Cheviot Savings Bank, excluding Cheviot Savings Bank, at the special meeting of shareholders.

      Consummation of the conversion and the offering of common stock is not conditioned upon member and shareholder approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase the pro forma market value of Cheviot Savings Bank. See "Comparison of Valuation and Pro Forma Information With and Without the Foundation."

                          DESCRIPTION OF CAPITAL STOCK

General

      Cheviot Financial Corp. is authorized to issue 30 million shares of common stock having a par value of $0.01 per share and five million shares of serial preferred stock having a par value of $0.01 per share. Cheviot Financial Corp. currently expects to issue up to 2,357,250 shares, subject to adjustment, of common stock and no shares of preferred stock in the offering. Each share of the common stock will have the same relative rights as, and will be identical in all respects with, each other share of the common stock. Upon payment of the purchase price for the common stock, in accordance with the plan of reorganization, all such stock will be duly authorized, fully paid, validly issued, and non-assessable.

      The common stock of Cheviot Financial Corp. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

      Voting Rights. The holders of the common stock will possess voting power in Cheviot Financial Corp. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, except as discussed in "Restrictions on Acquisition of Cheviot Financial Corp.--Cheviot Financial Corp.'s Charter and Bylaws--Limitation of Voting Rights." There will be no right to cumulate votes in the election of directors. If Cheviot Financial Corp. issues preferred stock, subsequent to the reorganization, holders of the preferred stock may also possess voting rights.

      Dividends. The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Cheviot Financial Corp. out of funds legally available therefore. If Cheviot Financial Corp. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. See "Dividend Policy."

      Liquidation or Dissolution. In the unlikely event of the liquidation or dissolution of Cheviot Financial Corp., the holders of the common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of Cheviot Financial Corp. (including all deposits in Cheviot Savings Bank and accrued interest thereon) and after distribution of the liquidation account established upon completion of the offering for the benefit of eligible account holders and supplemental eligible account holders who continue their deposit accounts at Cheviot Savings Bank, all assets of Cheviot Financial Corp. available for distribution, in cash or in kind. See "The Reorganization and Offering--Liquidation Rights." If preferred stock is issued subsequent to the offering, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.

      No Preemptive Rights. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock will not be subject to call for redemption, and, upon receipt by Cheviot Financial Corp. of the full purchase price therefor, each share of the common stock will be fully paid and nonassessable.

      Preferred Stock. None of the five million authorized shares of preferred stock of Cheviot Financial Corp. will be issued in the reorganization. Cheviot Financial Corp.'s board of directors is authorized, without stockholder approval, to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares. If and when issued, the serial preferred stock may rank senior to the common stock as to dividend rights, liquidation preferences, or both, and may have full, limited or no voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

                          TRANSFER AGENT AND REGISTRAR

      ___________________________ will act as the transfer agent and registrar for the common stock.

                              LEGAL AND TAX MATTERS

      Frost Brown Todd LLC will issue its opinion to us regarding the legality of the issuance of the common stock and the federal income tax consequences of the reorganization and the establishment of the charitable foundation. The Ohio income tax consequences of the reorganization will be passed upon for us by Grant Thornton LLP. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

                                     EXPERTS

      The financial statements of Cheviot Savings Bank as of March 31, 2003 and for each of the three years in the period ended March 31, 2003, included in this prospectus have been so included in reliance on the report of Grant Thornton, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      RP Financial LC., has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the common stock upon reorganization.

                            REGISTRATION REQUIREMENTS

      Our common stock will be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

      We have filed a registration statement with the SEC under the Securities Act of 1933 with respect to the common stock offered through this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain copies of the material from the SEC at prescribed rates. The registration statement also is available through the SEC's world wide web site on the internet at http://www.sec.gov.

      This document contains a description of the material features of certain contracts and other documents filed as exhibits to the registration statement. The statements as to the contents of such exhibits are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified by reference to the contract or document.

      Cheviot Savings Bank has filed a Combined Application MHC-1/MHC-2 with the Office of Thrift Supervision with respect to the reorganization and offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

      A copy of the charter and bylaws of Cheviot Financial Corp. is available without charge from our Stock Information Center at (513) ___________________.

Financial statements and report of independent certified public accountants

Cheviot Savings Bank

March 31, 2003, 2002 and 2001

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                           F-2

FINANCIAL STATEMENTS

  STATEMENTS OF FINANCIAL CONDITION                                          F-3

  STATEMENTS OF EARNINGS                                                     F-4

  STATEMENTS OF RETAINED EARNINGS                                            F-5

  STATEMENTS OF CASH FLOWS                                                   F-6

  NOTES TO FINANCIAL STATEMENTS                                              F-8

All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

               Report of Independent Certified Public Accountants

Board of Directors
Cheviot Savings Bank

We have audited the accompanying statements of financial condition of Cheviot Savings Bank as of March 31, 2003 and 2002, and the related statements of earnings, retained earnings and cash flows for each of the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cheviot Savings Bank as of March 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/GRANT THORNTON LLP

Cincinnati, Ohio
May 1, 2003 (except for Note K, as to which the date is June 24, 2003)

                              CHEVIOT SAVINGS BANK

                        STATEMENTS OF FINANCIAL CONDITION

                             March 31, 2003 and 2002
                                 (In thousands)

         ASSETS                                                                  2003        2002
Cash and due from banks                                                      $  3,665    $  3,191
Federal funds sold                                                             11,401       9,189
Interest-bearing deposits in other financial institutions                       9,342       8,815
                                                                             --------    --------
         Cash and cash equivalents                                             24,408      21,195

Investment securities held to maturity:
  U.S. Government and agency obligations - at cost, approximate
    market value of $6,062 in 2003 and $11,225 in 2002                          6,046      11,144
  Municipal obligations - at cost, approximate market value of
    $103 in 2003 and $97 in 2002                                                  100         100
Mortgage-backed securities held to maturity - at cost, approximate
  market value of $23,982 in 2003 and $23,164 in 2002                          23,593      22,961
Loans receivable - net                                                        182,209     166,550
Loans held for sale - at lower of cost or market                                  235          --
Real estate acquired through foreclosure - net                                    141         154
Office premises and equipment - at depreciated cost                             3,018       3,046
Federal Home Loan Bank stock - at cost                                          2,710       2,591
Accrued interest receivable on loans                                              655         559
Accrued interest receivable on mortgage-backed securities                          91         116
Accrued interest receivable on investments and  interest-bearing deposits         134         291
Prepaid expenses and other assets                                                 444         294
                                                                             --------    --------
         Total assets                                                        $243,784    $229,001
                                                                             ========    ========

         LIABILITIES AND RETAINED EARNINGS

Deposits                                                                     $195,312    $190,172
Advances from the Federal Home Loan Bank                                       10,765       3,948
Advances by borrowers for taxes and insurance                                     570         517
Accounts payable and other liabilities                                            534         274
Accrued federal income taxes                                                      402          59
Deferred federal income taxes                                                     269         488
                                                                             --------    --------
         Total liabilities                                                    207,852     195,458

Commitments                                                                        --          --

Retained earnings - restricted                                                 35,932      33,543
                                                                             --------    --------
         Total liabilities and retained earnings                             $243,784    $229,001
                                                                             ========    ========


The accompanying notes are an integral part of these statements.

                              CHEVIOT SAVINGS BANK

                             STATEMENTS OF EARNINGS

                    Years ended March 31, 2003, 2002 and 2001
                                 (In thousands)

                                                                         2003         2002         2001
Interest income
  Loans                                                              $ 11,995     $ 11,539     $ 10,982
  Mortgage-backed securities                                            1,139        1,487        2,208
  Investment securities                                                   588          670        1,261
  Interest-bearing deposits and other                                     346          798          970
                                                                     --------     --------     --------
         Total interest income                                         14,068       14,494       15,421

Interest expense
  Deposits                                                              5,473        8,319        9,546
  Borrowings                                                              453           36           --
                                                                     --------     --------     --------
         Total interest expense                                         5,926        8,355        9,546
                                                                     --------     --------     --------

         Net interest income                                            8,142        6,139        5,875

Provision for losses on loans                                             250          312           --
                                                                     --------     --------     --------

         Net interest income after provision for losses on loans        7,892        5,827        5,875

Other income
  Rental                                                                   38           38           41
  Rental income on real estate acquired through foreclosure                 2          256          276
  Gain (loss) on sale of real estate acquired through foreclosure         (36)          90           65
  Gain on sale of loans                                                    14           --           --
  Other operating                                                         245          122          120
                                                                     --------     --------     --------
         Total other income                                               263          506          502

General, administrative and other expense
  Employee compensation and benefits                                    2,601        1,970        1,854
  Occupancy and equipment                                                 385          340          369
  Property, payroll and other taxes                                       576          544          529
  Expenses of real estate acquired through foreclosure                     --          182          206
  Data processing                                                         234          198          187
  Legal and professional                                                  202          209          377
  Advertising                                                             135          123          130
  Other operating                                                         397          370          348
                                                                     --------     --------     --------
         Total general, administrative and other expense                4,530        3,936        4,000
                                                                     --------     --------     --------

         Earnings before income taxes                                   3,625        2,397        2,377

Federal income taxes
  Current                                                               1,455        1,147          384
  Deferred                                                               (219)        (331)         425
                                                                     --------     --------     --------
         Total federal income taxes                                     1,236          816          809
                                                                     --------     --------     --------

         NET EARNINGS                                                $  2,389     $  1,581     $  1,568
                                                                     ========     ========     ========

The accompanying notes are an integral part of these statements.

                              CHEVIOT SAVINGS BANK

                         STATEMENTS OF RETAINED EARNINGS

                For the years ended March 31, 2003, 2002 and 2001
                                 (In thousands)

Balance at April 1, 2000                                                 $30,394

Net earnings for the year ended March 31, 2001                             1,568
                                                                         -------

Balance at March 31, 2001                                                 31,962

Net earnings for the year ended March 31, 2002                             1,581
                                                                         -------

Balance at March 31, 2002                                                 33,543

Net earnings for the year ended March 31, 2003                             2,389
                                                                         -------

Balance at March 31, 2003                                                $35,932
                                                                         =======

                              CHEVIOT SAVINGS BANK

                            STATEMENTS OF CASH FLOWS

                    Years ended March 31, 2003, 2002 and 2001
                                 (In thousands)

                                                                                      2003         2002         2001
Cash flows from operating activities:
  Net earnings for the year                                                       $  2,389     $  1,581     $  1,568
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of premiums and discounts on
      investment and mortgage-backed securities, net                                   292          194           36
    Depreciation                                                                       260          212          194
    Amortization of deferred loan origination fees                                     (98)         (65)         (65)
    Proceeds from sale of loans in the secondary market                                491           --           --
    Loans originated for sale in the secondary market                                 (716)          --           --
    Gain on sale of loans                                                              (14)          --           --
    (Gain) loss on sale of real estate acquired through foreclosure                     36          (90)         (65)
    Federal Home Loan Bank stock dividends                                            (119)        (151)        (172)
    Provision for losses on loans                                                      250          312           --
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable on loans                                             (96)        (233)        (100)
      Accrued interest receivable on mortgage-backed securities                         25           70           30
      Accrued interest receivable on investments and interest-bearing deposits         157          143          (85)
      Prepaid expenses and other assets                                               (150)         (55)         (39)
      Accounts payable and other liabilities                                           260           52          (12)
      Federal income taxes
        Current                                                                        343          457         (289)
        Deferred                                                                      (219)        (331)         425
                                                                                  --------     --------     --------
         Net cash flows provided by operating activities                             3,091        2,096        1,426

Cash flows provided by (used in) investing activities:
  Principal repayments on loans                                                     56,260       33,872       23,953
  Loan disbursements                                                               (70,781)     (57,318)     (28,466)
  Loan participations purchased                                                     (1,443)          --           --
  Purchase of U.S. Government and agency obligations                                (6,114)     (14,372)      (7,926)
  Proceeds from maturity of U. S. Government and agency obligations                 11,000       11,000       20,945
  Purchase of mortgage-backed securities                                            (8,143)      (6,000)          --
  Principal repayments on mortgage-backed securities                                 7,431       11,899        9,903
  Additions to real estate acquired through foreclosure                                (16)          --           (5)
  Proceeds from sale of real estate acquired through foreclosure                       150        1,869        1,623
  Purchase of office premises and equipment                                           (232)        (206)         (54)
                                                                                  --------     --------     --------
         Net cash flows provided by (used in) investing activities                 (11,888)     (19,256)      19,973

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposits                                                5,140       (3,440)       8,150
  Proceeds from Federal Home Loan Bank advances                                      8,000        4,000           --
  Repayments on Federal Home Loan Bank advances                                     (1,183)         (52)          --
  Advances by borrowers for taxes and insurance                                         53          100           60
                                                                                  --------     --------     --------
         Net cash flows provided by financing activities                            12,010          608        8,210
                                                                                  --------     --------     --------

Net increase (decrease) in cash and cash equivalents                                 3,213      (16,552)      29,609

Cash and cash equivalents at beginning of year                                      21,195       37,747        8,138
                                                                                  --------     --------     --------

Cash and cash equivalents at end of year                                          $ 24,408     $ 21,195     $ 37,747
                                                                                  ========     ========     ========

                              CHEVIOT SAVINGS BANK

                    Years ended March 31, 2003, 2002 and 2001
                                 (In thousands)

                                                                        2003      2002      2001
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes                                              $1,113    $  983    $  672
                                                                      ======    ======    ======

    Interest on deposits and borrowings                               $5,926    $8,355    $9,571
                                                                      ======    ======    ======

Supplemental disclosure of noncash investing activities:
  Transfers from loans to real estate acquired through foreclosure    $  157    $  196    $  107
                                                                      ======    ======    ======

  Recognition of mortgage servicing rights in accordance with
    SFAS No. 140                                                      $    4    $   --    $   --
                                                                      ======    ======    ======

                              CHEVIOT SAVINGS BANK

                          NOTES TO FINANCIAL STATEMENTS

                          March 31, 2003, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES

      On April 2, 2003, The Cheviot Building and Loan Company effectively changed its name to Cheviot Savings Bank (the "Savings Bank"). The Savings Bank is a state-chartered mutual financial institution with four offices located in Hamilton County, Ohio. The Savings Bank conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, commercial and consumer purposes. The Savings Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Savings Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

      The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

      The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

      1. Investment and Mortgage-backed Securities

      The Savings Bank accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Savings Bank has the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized gains or losses charged to operations or retained earnings, respectively. At March 31, 2003 and 2002, the Savings Bank designated all investment and mortgage-backed securities as held-to-maturity. Realized gains or losses on sales of securities are recognized using the specific identification method.

      2. Loans Receivable

      Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due more than 150 days is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

      2. Loans Receivable (continued)

      Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis. At March 31, 2003, loans held for sale were carried at cost. At March 31, 2002, the Savings Bank had no loans held for sale.

      During fiscal 2003, the Savings Bank sold loans in transactions with the Federal Home Loan Bank totaling approximately $481,000.

      The Savings Bank accounts for mortgage servicing rights in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that the Savings Bank recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

      SFAS No. 140 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Savings Bank, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. The present value of future earnings is the "economic" value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

      The Savings Bank recorded a nominal amount of amortization related to mortgage servicing rights during fiscal 2003, as loans sold to the Federal Home Loan Bank did not take place until the latter part of the fiscal year. The carrying value of the Savings Bank's mortgage servicing rights, which approximated their fair value, totaled approximately $4,000 at March 31, 2003.

      At March 31, 2003, the Savings Bank was servicing mortgage loans of approximately $479,000 that had been sold to the Federal Home Loan Bank.

      3. Loan Origination Fees and Costs

      The Savings Bank accounts for loan origination fees and costs in accordance with the provisions of SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Savings Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

      4. Allowance for Loan Losses

      It is the Savings Bank's policy to provide valuation allowances for estimated losses on loans based on past loan loss experience, changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Savings Bank records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

      The Savings Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent.

      A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Savings Bank considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Savings Bank's investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

      Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

      At March 31, 2003 and 2002, the Savings Bank had not identified any loans as impaired under the provisions of SFAS No. 114.

      5. Real Estate Acquired through Foreclosure

      Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. A loan loss provision is recorded for any write down in the loan's carrying value to fair value at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

      6. Office Premises and Equipment

      Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets. An accelerated method is used for tax reporting purposes.

      7. Federal Income Taxes

      The Savings Bank accounts for federal income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

      The Savings Bank's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance and the directors deferred compensation plan. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

      8. Benefit Plans

      The Savings Bank has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service. Each year the Savings Bank is required to contribute 3% of eligible employees' salaries, plus the lesser of 3% of each participant's salary or 50% of each participant's contributions, to the plan. Additional employer contributions are made at the discretion of the Board of Directors. Employer contributions totaled $123,000, $102,000 and $77,000 for the years ended March 31, 2003, 2002 and 2001, respectively.

      The Savings Bank implemented a nonqualified directors deferred compensation plan (the "compensation plan") during fiscal 2003, which provides for the payment of benefits to its directors upon termination of service with the Savings Bank and vesting in the compensation plan after ten years of service. The deferred compensation liability reflects the current value of the plan obligation based on a present value of providing a sum certain of $11,400 per year to each participant for ten years after retirement. The present value was determined using an interest rate of 7.00% and the relative time to retirement for each participant. The Savings Bank recorded expense of approximately $229,000 for the directors deferred compensation plan in fiscal 2003.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

      9. Fair Value of Financial Instruments

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value of financial instruments, both assets and liabilities, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

      The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

      The following methods and assumptions were used by the Savings Bank in estimating its fair value disclosures for financial instruments at March 31, 2003 and 2002:

            Cash and cash equivalents: The carrying amounts presented in the statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

            Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

            Loans receivable: The loan portfolio was segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and commercial real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

            Federal Home Loan Bank stock: The carrying amount presented in the statements of financial condition is deemed to approximate fair value.

            Deposits: The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at March 31, 2003 and 2002. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

            Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

            Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

      9. Fair Value of Financial Instruments (continued)

            Commitments to extend credit: For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At March 31, 2003 and 2002, the difference between the fair value and notional amount of loan commitments was not material.

      Based on the foregoing methods and assumptions, the carrying value and fair value of the Savings Bank's financial instruments were as follows at March 31:

                                                2003                      2002
                                      Carrying         Fair     Carrying          Fair
                                         value        value        value         value
                                                       (In thousands)
Financial assets
  Cash and cash equivalents           $ 24,408     $ 24,408     $ 21,195     $ 21,195
  Investment securities                  6,146        6,165       11,244       11,322
  Mortgage-backed securities            23,593       23,982       22,961       23,164
  Loans receivable                     182,444      188,050      166,550      165,579
  Federal Home Loan Bank stock           2,710        2,710        2,591        2,591
                                      --------     --------     --------     --------
                                      $239,301     $245,315     $224,541     $223,851
                                      ========     ========     ========     ========

Financial liabilities
  Deposits                            $195,312     $197,266     $190,172     $192,761
  Advances from the Federal Home
    Loan Bank                           10,765       10,597        3,948        3,899
  Advances by borrowers for taxes
    and insurance                          570          570          517          517
                                      --------     --------     --------     --------
                                      $206,647     $208,433     $194,637     $197,177
                                      ========     ========     ========     ========

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

      10. Advertising

      Advertising costs are expensed when incurred.

      11. Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

      12. Reclassifications

      Certain prior year amounts have been reclassified to conform to the 2003 financial statement presentation.

      13. Recent Accounting Developments

      In June 2002, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 is not expected to have a material effect on the Savings Bank's financial condition or results of operations.

      In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Savings Bank has not established any variable interest entities subsequent to January 31, 2003. Management is continuing to evaluate the impact of FIN 46 and expects no material effect on its financial statements.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES

      At March 31, 2003, the market value of the Savings Bank's investment securities exceeded the cost carrying value by approximately $19,000, consisting solely of gross unrealized gains. At March 31, 2002, the market value of the Savings Bank's investment securities exceeded the cost carrying value by approximately $78,000, consisting of gross unrealized gains totaling $83,000 and gross unrealized losses totaling $5,000. The Savings Bank's investments in municipal obligations mature in fiscal 2026. The Savings Bank's investment in U. S. Government and agency obligations were scheduled to mature within one year at both March 31, 2003 and 2002.

      The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities held to maturity at March 31, 2003 and 2002 are shown below.

                                                          2003
                                                    Gross         Gross     Estimated
                                  Amortized    unrealized    unrealized          fair
                                       cost         gains        losses         value
                                                     (In thousands)
Federal Home Loan Mortgage
  Corporation adjustable-rate
  participation certificates        $ 2,398       $    11       $    15       $ 2,394
Federal National Mortgage
  Association adjustable-rate
  participation certificates          2,658             6            10         2,654
Government National Mortgage
  Association adjustable-rate
  participation certificates         18,537           397            --        18,934
                                    -------       -------       -------       -------
                                    $23,593       $   414       $    25       $23,982
                                    =======       =======       =======       =======
                                                          2002
                                                    Gross         Gross     Estimated
                                  Amortized    unrealized    unrealized          fair
                                       cost         gains        losses         value
                                                     (In thousands)
Federal Home Loan Mortgage
  Corporation adjustable-rate
  participation certificates        $ 3,113       $    12       $    23       $ 3,102
Federal National Mortgage
  Association adjustable-rate
  participation certificates          3,325            10            15         3,320
Government National Mortgage
  Association adjustable-rate
  participation certificates         16,523           236            17        16,742
                                    -------       -------       -------       -------
                                    $22,961       $   258       $    55       $23,164
                                    =======       =======       =======       =======

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

      The amortized cost and estimated fair value of mortgage-backed securities at March 31, 2003, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                                       Estimated
                                                      Amortized             fair
                                                           cost            value
                                                              (In thousands)

Due in one year or less                                 $   562          $   571
Due in one year through five years                        2,622            2,665
Due in five years through ten years                       4,325            4,396
Due in more than ten years                               16,084           16,350
                                                        -------          -------
                                                        $23,593          $23,982
                                                        =======          =======

NOTE C - LOANS RECEIVABLE

      The composition of the loan portfolio at March 31 is as follows:

                                                           2003             2002
                                                              (In thousands)

One- to four-family residential                        $163,232         $146,747
Multi-family residential                                  7,787            7,281
Construction                                             12,368           10,773
Commercial                                                6,305            6,569
Consumer                                                    303              240
                                                       --------         --------
                                                        189,995          171,610
Less:
  Undisbursed portion of loans in process                 6,584            4,452
  Deferred loan origination fees                            232              125
  Allowance for loan losses                                 735              483
                                                       --------         --------
                                                       $182,444         $166,550
                                                       ========         ========

      The Savings Bank's lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $176.8 million, or 97%, of the total loan portfolio at March 31, 2003, and approximately $160.3 million, or 96%, of the total loan portfolio at March 31, 2002. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Savings Bank's primary lending area are presently stable.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE C - LOANS RECEIVABLE (continued)

      In the ordinary course of business, the Savings Bank has made loans to its officers and directors. Loans to officers and directors, as well as employees, are made at reduced interest rates and closing costs. These loans do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans to officers and directors totaled approximately $1.1 million and $1.2 million at March 31, 2003 and 2002, respectively.

NOTE D - ALLOWANCE FOR LOAN LOSSES

      The activity in the allowance for loan losses is as follows for the years ended March 31:

                                               2003        2002           2001
                                                      (In thousands)

Beginning balance                              $483       $ 239        $ 1,103
Provision for losses on loans                   250         312             --
Charge-offs of loans                             --         (85)          (885)
Recoveries                                        2          17             21
                                               ----       -----        -------

Ending balance                                 $735       $ 483        $   239
                                               ====       =====        =======

      At March 31, 2003, the Savings Bank's allowance for loan losses was comprised of a general loan loss allowance of $707,000, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance of $28,000.

      Nonperforming loans totaled approximately $215,000, $596,000 and $528,000 at March 31, 2003, 2002 and 2001, respectively. During the fiscal years ended March 31, 2003, 2002 and 2001, interest income of approximately $9,000, $11,000 and $44,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

NOTE E - OFFICE PREMISES AND EQUIPMENT

      Office premises and equipment are comprised of the following at March 31:

                                                             2003         2002
                                                              (In thousands)

Land                                                       $  360       $  360
Buildings and improvements                                  3,738        3,738
Furniture and equipment                                     1,285        1,387
Automobiles                                                    29           29
                                                           ------       ------
                                                            5,412        5,514
Less accumulated depreciation                               2,394        2,468
                                                           ------       ------
                                                           $3,018       $3,046
                                                           ======       ======

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE F - DEPOSITS

    Deposits consist of the following major classifications at March 31:

Deposit type and weighted-average
interest rate                                                2003           2002
                                                              (In thousands)

NOW accounts - .43% in 2003 and
  1.01% in 2002                                          $ 10,676       $ 10,070
Passbook accounts - 1.07% in 2003 and
  1.73% in 2002                                            20,457         18,308
Money market demand deposit -
  1.67% in 2003 and 2.37% in 2002                          43,600         37,408
                                                         --------       --------
     Total demand, transaction and
       passbook deposits                                   74,733         65,786

Certificates of deposit
  Original maturities of:
    Six months
      1.73% in 2003                                        23,663
      2.59% in 2002                                                       25,717
    12 to 18 months
      2.37% in 2003                                        44,422
      3.62% in 2002                                                       51,663
    24 months
      3.33% in 2003                                        33,026
      5.03% in 2002                                                       30,146
    Over 36 months
      5.04% in 2003                                        19,468
      5.92% in 2002                                                       16,860
                                                         --------       --------
     Total certificates of deposit                        120,579        124,386
                                                         --------       --------

     Total deposits                                      $195,312       $190,172
                                                         ========       ========

      The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $28.4 million and $25.7 million at March 31, 2003 and 2002, respectively.

      Interest expense on deposits for the years ended March 31 is summarized as follows:

                                                  2003         2002         2001
                                                          (In thousands)

Passbook savings                                $  277       $  370       $  442
NOW and money market demand deposits               894          942          847
Certificates of deposit                          4,302        7,007        8,257
                                                ------       ------       ------

                                                $5,473       $8,319       $9,546
                                                ======       ======       ======

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE F - DEPOSITS (continued)

      Maturities of outstanding certificates of deposit at March 31 are summarized as follows:

                                                         2003               2002
                                                            (In thousands)

Less than six months                                 $ 51,383           $ 23,316
Six months to one year                                 44,768             68,485
Over one year to three years                           22,917             25,543
Over three years                                        1,511              7,042
                                                     --------           --------

                                                     $120,579           $124,386
                                                     ========           ========

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

      Advances from the Federal Home Loan Bank, collateralized at March 31, 2003 by pledges of certain residential mortgage loans totaling $13.6 million and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                         Maturing
                        year ending                     March 31,
Interest rate            March 31,              2003                2002
                                                 (Dollars in thousands)

4.16% - 5.44%             2012               $ 3,289              $3,948
3.89% - 5.17%             2013                 7,476                  --
                                             -------              ------
                                             $10,765              $3,948
                                             =======              ======
       Weighted-average interest rate           4.56%               4.78%
                                             =======              ======

NOTE H - FEDERAL INCOME TAXES

      The provision for federal income taxes on earnings does not differ materially from that computed at the statutory corporate tax rate for the years ended March 31 2003, 2002 and 2001.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE H - FEDERAL INCOME TAXES (continued)

      The composition of the Savings Bank's net deferred tax liability at March 31 is as follows:

Taxes (payable) refundable on temporary                     2003           2002
differences at statutory rate:                                 (In thousands)

Deferred tax assets:
  General loan loss allowance                              $ 240          $ 155
  Deferred compensation                                       78             --
  Other                                                       38             32
                                                           -----          -----
     Total deferred tax assets                               356            187

Deferred tax liabilities:
  Deferred loan origination costs                            (25)          (128)
  Federal Home Loan Bank stock dividends                    (560)          (519)
  Book/tax depreciation                                      (40)           (28)
                                                           -----          -----
     Total deferred tax liabilities                         (625)          (675)
                                                           -----          -----

  Net deferred tax liability                               $(269)         $(488)
                                                           =====          =====

      The Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at March 31, 2003 include approximately $4.0 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at March 31, 2003 was approximately $1.1 million.

NOTE I - LOAN COMMITMENTS

      The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

      The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE I - LOAN COMMITMENTS (continued)

      At March 31, 2003, the Savings Bank had outstanding commitments of $4.1 million to originate loans secured by fixed-rate, one- to four-family residential real estate. Additionally, the Savings Bank had unused lines of credit under home equity loans totaling $7.1 million at March 31, 2003. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of March 31, 2003, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

NOTE J - REGULATORY CAPITAL

      The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on its financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

      During the year, the Savings Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the following table.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE J - REGULATORY CAPITAL (continued)

      As of March 31, 2003 and 2002, management believed that the Savings Bank met all capital adequacy requirements to which it was subject.

                                                            As of March 31, 2003
                                                                                             To be "well-
                                                                                          capitalized" under
                                                                 For capital               prompt corrective
                                         Actual                adequacy purposes          action provisions
                                    ----------------         --------------------       ----------------------
                                     Amount    Ratio           Amount    Ratio             Amount     Ratio
                                                           (Dollars in thousands)
Tangible capital                    $35,932    14.7%         =>$3,657    =>1.5%         =>$12,189     => 5.0%

Core capital                        $35,932    14.7%         =>$9,751    =>4.0%         =>$14,627     => 6.0%

Risk-based capital                  $36,639    32.5%         =>$9,013    =>8.0%         =>$11,266     =>10.0%

                                                            As of March 31, 2002
                                                                                             To be "well-
                                                                                          capitalized" under
                                                                 For capital               prompt corrective
                                         Actual                adequacy purposes          action provisions
                                    ----------------         --------------------       ----------------------
                                     Amount    Ratio           Amount    Ratio             Amount     Ratio
                                                           (Dollars in thousands)
Tangible capital                    $33,543    14.6%         =>$3,435    =>1.5%         =>$11,450     => 5.0%

Core capital                        $33,543    14.6%         =>$9,160    =>4.0%         =>$13,740     => 6.0%

Risk-based capital                  $33,999    30.6%         =>$8,894    =>8.0%         =>$11,118     =>10.0%

      The Savings Bank's management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the Savings Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

                              CHEVIOT SAVINGS BANK

                          March 31, 2003, 2002 and 2001

NOTE K - REORGANIZATION AND CHANGE OF CORPORATE FORM

      On June 24, 2003, the Board of Directors of the Savings Bank adopted a Plan of Reorganization (the "Plan" or the "Reorganization") pursuant to which the Savings Bank proposes to reorganize into a two-tier mutual holding company structure with the establishment of a stock holding company, Cheviot Financial Corp., as parent of the Savings Bank, and the Savings Bank will convert to the stock form of ownership, followed by the issuance of all the Savings Bank's outstanding stock to Cheviot Financial Corp. Pursuant to the Plan, Cheviot Financial Corp. will offer for sale between 1,722,750 and 2,357,250 common shares representing 43.3% of the outstanding common stock, at $10.00 per share to the Savings Bank's depositors and a newly formed Employee Stock Ownership Plan ("ESOP"). In addition, up to 75,000 shares, or 1.7% of the shares to be outstanding, will be issued to a charitable foundation established by Cheviot Savings Bank. Cheviot Mutual Holding Company is being organized as a federally chartered mutual holding company and will own 55.0% of the outstanding common stock of Cheviot Financial Corp. upon completion of the reorganization. The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At March 31, 2003, the Savings Bank had not incurred any deferred conversion costs. The transaction is subject to approval by regulatory authorities and members of the Savings Bank. At the completion of the conversion to stock form, the Savings Bank will establish a liquidation account in the amount of retained earnings contained in the final offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Savings Bank after conversion.

      The Reorganization will be accounted for as a change in corporate form with the historic basis of the Savings Bank's assets, liabilities and equity unchanged as a result. Subsequent to the Reorganization, the existing rights of the Savings Bank's depositors upon liquidation as of the effective date will be transferred with records maintained to ensure such rights receive statutory priority in the event of a future mutual to stock conversion, or in the more unlikely event of the Savings Bank's liquidation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the expenses payable by Cheviot Financial Corp. in connection with this registration statement. All of such expenses are estimates, other than the filing and quotation fees payable to the Securities and Exchange Commission.

SEC filing fee ..................................................          2,270
OTS filing fee ..................................................         14,400
NASD filing fee .................................................          3,500
Stock Market listing fee ........................................         25,000
Blue Sky fees and expenses ......................................         30,000
EDGAR, printing, postage and mailing ............................        150,000
Legal fees and expenses (including underwriter's counsel ........        350,000
fees)
Accounting fees and expenses ....................................         85,000
Appraiser's fees and expenses (including business plan) .........         50,000
Marketing fees and expenses .....................................        236,000
Reorganization agent fees and expenses ..........................         26,250
Transfer agent and registrar fees and expenses ..................         10,000
Certificate printing ............................................          5,000
Miscellaneous ...................................................         25,000
Total ...........................................................     $1,012,420

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article VI of the Bylaws of Cheviot Financial Corp. (the "Company") sets forth circumstances under which directors, officers, employees and agents of the Company may be indemnified against liability which they incur in their capacities as such:

ARTICLE VI - Indemnification, Expenses and Insurance

Section 1. Indemnification. The Company shall indemnify its officers and directors to the full extent permitted by the regulations of the OTS. The Company may, to such extent and in such manner as is determined by the Board of Directors, but in no event to an extent greater than is permitted by the regulations of the OTS, indemnify any employees or agents of the Company permitted to be indemnified by provisions of the regulations of the OTS.

Section 2. Expenses. The right to indemnification conferred herein shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, to the fullest extent authorized by the regulations of the OTS. The rights to indemnification and to the advancement of expenses conferred herein shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

Section 3. Insurance. The Company may maintain insurance to the full extent permitted by the regulations of the OTS, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Not Applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) Exhibits

Exhibit No.       Item

1.1 Engagement Letters between Cheviot Savings Bank and Keefe, Bruyette & Woods, Inc.

1.2 Form of Agency Agreement among Cheviot Financial Corp., Cheviot Savings Bank and Keefe, Bruyette & Woods, Inc.

2     Plan of Reorganization and Stock Issuance Plan

3.1   Charter of Cheviot Financial Corp.

3.2   Bylaws of Cheviot Financial Corp.

4     Form of Common Stock Certificate of Cheviot Financial Corp.*

5 Opinion of Frost Brown Todd LLC regarding legality of securities being registered

8.1   Federal Tax Opinion of Frost Brown Todd LLC

8.2   Ohio Tax Opinion of Grant Thornton LLP

10.1  Form of Cheviot Savings Bank Employment Agreement for Thomas J. Linneman

10.2 Form of Cheviot Savings Bank Change in Control Severance Agreement for Kevin Kappa

10.3 Form of Cheviot Savings Bank Change in Control Severance Agreement for Jeffrey Lenzer

10.4  Directors Deferred Compensation Plan

21    Subsidiaries of Registrant

23.1 Consent of Frost Brown Todd LLC (contained in Opinions included on Exhibits 5 and 8.1)

23.2  Consent of Grant Thornton LLP (contained in Opinion included on Exhibit
      8.2)

23.3  Consent of RP Financial LC

24    Powers of Attorney

99.1 Letter Agreement between Cheviot Savings Bank and RP Financial LC. for appraisal services

99.2 Letter Agreement between Cheviot Savings Bank and RP Financial LC. for business plan services

99.3  Appraisal Report of RP Financial LC.(P)

99.4  Marketing Materials

99.5  Stock Order and Certification Form

----------
  * To be filed by amendment.

(P) The supporting exhibits of financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

(b) Financial Statement Schedules

All schedules are omitted because the information required to be set forth therein is not applicable or is contained in the Financial Statements or Notes.

ITEM 17. UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cheviot, Ohio, on the ____ day of June 2003.

                                    CHEVIOT FINANCIAL CORP.

                                    By:
                                          President and Chief Executive Officer
                                           (Duly Authorized Representative)

      Pursuant to the requirements of the Securities Act of 1933 has been signed below by the following persons in the capacities and on the dates indicated below.

Name                            Title                                   Date
/s/ Thomas J. Linneman          Chief Executive Officer, President      June 27, 2003
------------------------        and director
Thomas J. Linneman              (principal executive officer)

/s/ Scott T. Smith              Chief Executive Officer (principal      June 27, 2003
------------------------        financial and accounting officer)
Scott T. Smith

/s/ Gerhard H. Hillmann*        Director                                June 27, 2003
------------------------
Gerhard H. Hillmann

/s/ Edward L. Kleemeier*        Director                                June 27, 2003
------------------------
Edward L. Kleemeier

/s/ John T. Smith*              Director                                June 27, 2003
------------------------
John T. Smith

/s/ Robert Thomas*              Director                                June 27, 2003
------------------------
Robert Thomas

/s/ James E. Williamson*        Director                                June 27, 2003
------------------------
James E. Williamson

* /s/ Thomas J. Linneman
  ----------------------
  Thomas J. Linneman,
  as attorney-in-fact